INFORMATION STATEMENT

                      R.J. REYNOLDS TOBACCO HOLDINGS, INC.
                      (formerly named "RJR Nabisco, Inc.")

                                  COMMON STOCK
                          (par value $0.01 per share)

                            ------------------------

    This document relates to the distribution of 100% of the common stock of R.J. Reynolds Tobacco Holdings, Inc. (which was formerly named "RJR Nabisco, Inc." and which this document refers to as RJR) by RJR Nabisco Holdings Corp. (which will be renamed "Nabisco Group Holdings Corp." and which this document refers to as NGH). NGH will make the distribution to record holders of NGH common stock as of May 27, 1999. In the distribution, those NGH stockholders will receive one share of RJR common stock for every three shares of NGH common stock that they hold on that date. If you are a record holder of NGH common stock on May 27, 1999, you will receive your RJR common shares automatically. You do not need to take any further action. Currently, RJR expects the distribution to occur on or about June 14, 1999.

                            ------------------------

    Before the distribution, RJR expects The New York Stock Exchange to approve shares of its common stock for listing under the symbol "RJR", subject to official notice of issuance. NGH has advised RJR that it will not complete the distribution before RJR receives this approval.

                            ------------------------

    IN REVIEWING THIS DOCUMENT, YOU SHOULD CAREFULLY CONSIDER THE MATTERS AFFECTING RJR'S FINANCIAL CONDITION AND RESULTS OF OPERATIONS AND THE VALUE OF ITS COMMON SHARES THAT THIS DOCUMENT DESCRIBES IN DETAIL UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 13.

                            ------------------------

    STOCKHOLDER APPROVAL IS NOT REQUIRED FOR THE DISTRIBUTION OR ANY OF THE OTHER TRANSACTIONS THAT THIS DOCUMENT DESCRIBES. RJR IS NOT ASKING YOU FOR A PROXY AND REQUESTS THAT YOU NOT SEND ONE TO IT.

    This document is not an offer to sell or solicitation of an offer to buy any securities.

    The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this document is truthful or complete. Any representation to the contrary is a criminal offense.

    The date of this document is May 19, 1999, and RJR first mailed this document to stockholders on May 20, 1999.

                               TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE DISTRIBUTION...........................................          1
SUMMARY................................................................................          5
RISK FACTORS...........................................................................         13
THE REORGANIZATION.....................................................................         17
THE DISTRIBUTION.......................................................................         19
RELATIONSHIP BETWEEN RJR AND NGH.......................................................         22
TRADING MARKET.........................................................................         29
DIVIDENDS..............................................................................         29
CAPITALIZATION.........................................................................         31
UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS........................         32
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.....................................         39
BUSINESS...............................................................................         48
MANAGEMENT.............................................................................         59
SECURITY OWNERSHIP OF SIGNIFICANT BENEFICIAL OWNERS AND MANAGEMENT.....................         71
DESCRIPTION OF CAPITAL STOCK...........................................................         72
STATUTORY, CHARTER AND BYLAW PROVISIONS................................................         73
STOCKHOLDER RIGHTS PLAN................................................................         78
INDEPENDENT AUDITORS...................................................................         80
ADDITIONAL INFORMATION.................................................................         80
REPORT OF INDEPENDENT AUDITORS.........................................................        F-1
AUDITED CONSOLIDATED FINANCIAL STATEMENTS FOR RJR'S THREE MOST RECENT FISCAL YEARS.....        F-2
UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS FOR RJR'S MOST RECENTLY ENDED
  FISCAL QUARTER.......................................................................       F-28

                  QUESTIONS AND ANSWERS ABOUT THE DISTRIBUTION

    The following questions and answers highlight important information about the distribution. For a more complete description of the terms of the distribution, please read this entire document and the other materials to which it refers.

    Q: WHAT WILL HAPPEN IN THE DISTRIBUTION AND OTHER REORGANIZATION
       TRANSACTIONS?

    A: NGH is separating the tobacco business of RJR's subsidiary, R.J. Reynolds
       Tobacco Company, from the food business conducted by RJR's 80.5%-owned subsidiary, Nabisco Holdings Corp., in a two-step transaction. First, on May 18, 1999, RJR transferred its entire interest in Nabisco to NGH through a merger transaction. Second, in the distribution, NGH will distribute all of the outstanding common stock of RJR to NGH stockholders of record as of May 27, 1999.
       Upon completion of these transactions, you will own shares in two separately traded public companies, R.J. Reynolds Tobacco Holdings, Inc., formerly named RJR Nabisco, Inc., and Nabisco Group Holdings Corp., formerly named RJR Nabisco Holdings Corp. This document refers to R.J. Reynolds Tobacco Company as Reynolds Tobacco and to Nabisco Holdings Corp. as Nabisco.

    Q: WHAT WILL I RECEIVE IN THE DISTRIBUTION?

    A: You will receive one share of RJR common stock for every three shares of NGH common stock that you own of record on May 27, 1999, the record date for the distribution. After the distribution, you will also continue to own your shares of NGH common stock.

    Q: WHAT WILL RJR'S BUSINESS BE AFTER THE DISTRIBUTION?

    A: After the distribution, RJR will continue to own 100% of the common stock of Reynolds Tobacco, the second largest cigarette manufacturer in the United States. On May 12, 1999, RJR and Reynolds Tobacco completed the sale of the international tobacco business to Japan Tobacco Inc. for approximately $8 billion, including the assumption of $200 million of net debt. As a result of the international sale, Reynolds Tobacco's only cigarette market is in the United States and its territories, commonwealths, protectorates and possessions.

    Q: WHAT WILL NGH'S BUSINESS BE AFTER THE DISTRIBUTION?

    A: After the distribution, NGH will own all of the Class B common stock of Nabisco, which represents approximately 80.5% of the economic interest and approximately 97.7% of the total voting power of Nabisco. Nabisco, through its wholly owned subsidiary, Nabisco, Inc., is one of the largest food businesses in the world and is the largest manufacturer and marketer of cookies and crackers in the United States.

    Q: WHAT DO I HAVE TO DO TO PARTICIPATE IN THE DISTRIBUTION?

    A: Nothing. No proxy or vote is necessary for the distribution or the other transactions described in this document to occur. You do not need to, and should not, mail in any certificates of NGH common stock to receive shares of RJR common stock in the distribution.

    Q: HOW WILL NGH DISTRIBUTE RJR COMMON STOCK TO ME?

    A: If you are a record holder of NGH common stock as of the close of business on the record date, NGH's distribution agent will automatically credit your shares of RJR common stock to a book-entry account established to hold your RJR common stock. This credit will occur on or around June 14, 1999. At that time, the distribution agent will mail you a statement of your RJR common stock ownership. Following the distribution, you may retain your shares of RJR common stock in your book-entry account, sell them or transfer them to a brokerage or other account.

       You will not receive new RJR stock certificates in the distribution. However, if you wish, you may request a physical stock certificate for whole shares after you receive your statement of RJR common stock ownership. The statement will contain instructions on how to do this.

    Q: WHAT IF I HOLD MY SHARES OF NGH COMMON STOCK THROUGH MY STOCKBROKER, BANK
       OR OTHER NOMINEE?

    A: If you hold your shares of NGH common stock through your stockbroker, bank or other nominee, you are probably not a registered stockholder of record and your receipt of RJR common stock depends on your arrangements with the broker, bank or nominee that holds your shares of NGH common stock for you. RJR anticipates that stockbrokers and banks generally will credit their customers' accounts with RJR common stock on or about June 14, 1999, but you should confirm that with your stockbroker, bank or other nominee.

       After the distribution, you may instruct your stockbroker, bank or other nominee to transfer your shares of RJR common stock into your own name to be held in book-entry form through the direct registration system operated by the distribution agent.

    Q: WHAT ABOUT FRACTIONAL SHARES?

    A: If you own three or more shares of NGH common stock, your book-entry account will be credited with all whole and any fractional shares of RJR common stock that you are entitled to receive in the distribution. After you receive your statement of RJR common stock ownership, you may request a physical certificate for all whole shares of RJR common stock that you receive in the distribution, and cash for any fractional share interest. Fractional shares to be cashed out will be aggregated and sold by the distribution agent. If you own fewer than three shares of NGH common stock, you will receive cash instead of your fractional share of RJR common stock. Promptly after the distribution, the distribution agent will distribute to those registered stockholders the portion of the cash proceeds that those holders are entitled to receive. No interest will be paid on any cash distributed in lieu of fractional shares.

    Q: ON WHICH EXCHANGE WILL SHARES OF RJR COMMON STOCK TRADE?

    A: RJR expects that shares of its common stock will trade on The New York
       Stock Exchange. Before the distribution, RJR expects that The New York Stock Exchange will approve shares of RJR common stock for listing under the symbol "RJR", subject to official notice of issuance. NGH has advised RJR that it will not complete the distribution before RJR receives this approval.

    Q: WHEN WILL I BE ABLE TO BUY AND SELL RJR COMMON SHARES?

    A: Regular trading in RJR common stock will begin on The New York Stock
       Exchange on or about June 15, 1999. RJR expects, however, that "when-issued" trading for RJR common stock will develop before the distribution date, which is expected to be on or about June 14, 1999.

       "When-issued" trading means that you may trade RJR common shares before the distribution date. "When-issued" trading reflects the value at which the market expects the RJR common shares to trade after the distribution. If "when-issued" trading develops in RJR common shares, you may buy and sell those shares before the distribution date. None of these trades, however, will settle until after the distribution date, when regular trading in RJR common stock has begun. If the distribution does not occur, all "when-issued" trading will be null and void. If "when-issued" trading in RJR common stock occurs, the symbol on The New York Stock Exchange will be "RJRwi".

    Q: WHAT WILL HAPPEN TO THE LISTING OF NGH COMMON SHARES ON THE NEW YORK
       STOCK EXCHANGE AFTER THE DISTRIBUTION?

    A: Following the distribution, The New York Stock Exchange will list the NGH common stock under the symbol "NGH", rather than under the current symbol "RN". You will not receive new share certificates for NGH common stock, nor will the distribution change the number of NGH common shares that you own.

    Q: HOW WILL I BE ABLE TO BUY AND SELL NGH COMMON STOCK BEFORE THE
       DISTRIBUTION DATE?

    A: NGH has advised RJR that it expects that its common stock will continue to trade on a regular basis through the distribution date under the current symbol "RN". Any shares of NGH common stock sold on a regular basis in the period between the date that is two days before the record date and the distribution date (I.E., between May 25 and June 14, 1999) will be accompanied by an attached "due bill" representing RJR common stock to be distributed in the distribution.

       Additionally, NGH has advised RJR that it expects that "ex-distribution" trading for NGH common stock will develop before the distribution date. "Ex-distribution" trading means that you may trade NGH common shares before the completion of the distribution, but on a basis that reflects the value at which the market expects the NGH common shares to trade after the distribution.

       If "ex-distribution" trading develops in NGH common shares, you may buy and sell those shares before the distribution date on The New York Stock Exchange under the symbol "NGHwi". None of these trades, however, will settle until after the distribution date, when regular trading in NGH common stock has begun. If the distribution does not occur, all "ex-distribution" trading will be null and void.

    Q: WILL MY DIVIDENDS CHANGE?

    A: Before the distribution, NGH has been paying a regular quarterly cash dividend at the quarterly rate of $0.5125 per share of its common stock, which is equivalent to an annual rate of $2.05 per share. On May 12, 1999, NGH declared its regular quarterly cash dividend of $0.5125 per NGH common share. This cash dividend will be payable on June 9, 1999 to record holders of NGH common shares as of May 27, 1999.

       The board of directors of each of RJR and NGH will be responsible for determining the applicable company's dividend policy after the distribution. RJR's board of directors has not yet established RJR's initial regular quarterly dividend policy for the period after the distribution, and will not do so until after the distribution. NGH has advised RJR that, after the distribution, it currently anticipates that it will pay a regular quarterly cash dividend that passes through, on an adjusted per share basis, the regular quarterly cash dividend that NGH expects to receive from Nabisco after the distribution. For a further description of the dividend policies of, and any related restrictions on, NGH and RJR, see pages 23-24 and 29-30 of this document.

    Q: WILL I BE TAXED AS A RESULT OF THE DISTRIBUTION?

    A: No. Your receipt of RJR common stock should be tax-free for United States federal income tax purposes, except that you will be taxed on any gain attributable to cash that you receive in lieu of a fractional share.

    Q: WHAT WILL BE THE RELATIONSHIP BETWEEN NGH AND RJR AFTER THE DISTRIBUTION?

    A: NGH and RJR will be independent, separate, publicly owned companies.
       After the distribution, NGH will not own any of RJR's common stock. One of RJR's initial directors will also be an NGH director after the distribution. In connection with the distribution, NGH and RJR are entering into agreements to govern their relationship after the distribution. This document describes these agreements and ongoing relationships in detail on pages 22-28.

    Q: WHOM SHOULD I CALL WITH QUESTIONS ABOUT THE DISTRIBUTION?

    A: If you have questions about the distribution or the reorganization transactions or if you would like additional copies of this document or any other materials to which this document refers, you should contact:

                             [LOGO OF MACKENZIE PARTNERS]

                                  156 Fifth Avenue
                                  New York, NY 10010
                             Phone Number: (212) 929-5500
                          (collect for international callers)
                                          or
                              (800) 322-2885 (toll-free)

                                    SUMMARY

    THE FOLLOWING IS A BRIEF SUMMARY OF THE MATTERS THAT THIS DOCUMENT ADDRESSES. THIS SUMMARY DOES NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. FOR A MORE COMPLETE DESCRIPTION OF THE DISTRIBUTION, YOU SHOULD READ THIS ENTIRE DOCUMENT AND THE OTHER MATERIALS TO WHICH IT REFERS.

                               THE REORGANIZATION

    NGH and RJR have recently completed a series of reorganization transactions constituting a fundamental restructuring of their businesses and capital structures. The principal transactions in this reorganization are the following:

    - On May 12, 1999, RJR and Reynolds Tobacco completed the sale of the international tobacco business to Japan Tobacco Inc. for $8 billion, including the assumption of approximately $200 million of net debt. As a result of this sale, Reynolds Tobacco's only cigarette market is the United States and its territories, commonwealths, protectorates and possessions;

    - On May 18, 1999, RJR used a portion of the net proceeds from the international tobacco sale to repurchase approximately $3.96 billion of public debt;

    - On May 18, 1999, RJR transferred its 80.5% interest in Nabisco, together with approximately $1.6 billion in cash proceeds from the international tobacco sale, to NGH through a merger transaction that is intended to be tax-free. In the merger transaction, RJR adopted the name "R.J. Reynolds Tobacco Holdings, Inc."; and

    - On May 7 and May 18, 1999, respectively, RJR entered into a $1.235 billion revolving credit agreement with a syndicate of commercial banks and completed a private placement of $1.25 billion in debt securities. Reynolds Tobacco has guaranteed RJR's obligations under those debt securities and that credit agreement.

    In the distribution, NGH will distribute on or about June 14, 1999 all of the outstanding RJR common stock to NGH common stockholders in a transaction that is intended to be tax-free. Before the distribution, NGH will be renamed "Nabisco Group Holdings Corp.". This document describes the reorganization transactions in greater detail on page 17 and includes two diagrams on page 18 that illustrate the corporate structure of NGH and RJR before and after these transactions and the distribution. You should read those sections of this document carefully.

                                      RJR

    RJR is a holding company that owns 100% of the stock of Reynolds Tobacco, the second largest cigarette manufacturer in the United States. Reynolds Tobacco had an approximate 25.17% overall share of retail domestic consumer cigarette sales in 1998 and an approximate 24.41% share in the first quarter of 1999. Reynolds Tobacco's largest selling cigarette brands include DORAL, WINSTON, CAMEL, SALEM and VANTAGE. WINSTON, CAMEL and SALEM are its largest selling premium brands, while DORAL is its largest selling savings brand. Reynolds Tobacco markets its other brands, including MONARCH, MORE, NOW, BEST VALUE and CENTURY, to meet a variety of smoker preferences.

    RJR's principal executive offices will be located at 401 North Main Street, Winston-Salem, NC 27102, and its telephone number will be (336) 741-5000.

                                    INDUSTRY

    U.S. cigarette shipments have decreased at a compound annual rate of 1.9% over the past 10 years. From 1995 through 1997, U.S. cigarette sales volume increased slightly, from 481.4 billion to 482.9 billion units. In the first quarter of 1999, the industry experienced a 9.6% decline in shipments to 97.8 billion units from 108.2 billion units in the first quarter of 1998. In 1998, the industry experienced a 4.6% decline in shipments to 460.8 billion units with substantial price increases, reflecting litigation settlement costs and higher state sales and excise taxes, responsible for a portion of this volume decline. Since August 1997, wholesale cigarette prices have increased six times, totaling approximately $0.70 per pack. Reynolds Tobacco implemented the most recent $0.45 per pack increase in November 1998 to satisfy its payment obligations under the Master Settlement Agreement with various state attorneys general. For a detailed discussion of the tobacco litigation and the Master Settlement Agreement, see the portions of this document found under the headings "Business--Litigation and Regulation--Litigation", note 4 to the consolidated condensed financial statements as of March 31, 1999 and note 10 to the consolidated financial statements of RJR as of December 31, 1998, included on pages 53-55, F-34 - F-40 and F-13 - F-20, respectively.

    The breakdown between premium and savings brands of the U.S. cigarette industry's sales volume is as follows:

                                                                         THREE MONTHS ENDED
                                                                                                  YEARS ENDED
                                                                              MARCH 31            DECEMBER 31
                                                                        --------------------  --------------------
BRAND TYPE                                                                1999       1998       1998       1997
----------------------------------------------------------------------  ---------  ---------  ---------  ---------
Premium...............................................................      73.9%      72.6%      73.0%      72.3%
Savings...............................................................      26.1%      27.4%      27.0%      27.7%

    The breakdown between premium and savings brands of Reynolds Tobacco's sales volume is as follows:

                                                                         THREE MONTHS ENDED
                                                                                                  YEARS ENDED
                                                                              MARCH 31            DECEMBER 31
                                                                        --------------------  --------------------
BRAND TYPE                                                                1999       1998       1998       1997
----------------------------------------------------------------------  ---------  ---------  ---------  ---------
Premium...............................................................      61.9%      61.9%      62.6%      63.4%
Savings...............................................................      38.1%      38.1%      37.4%      36.6%

    Profit margins on savings brands tend to be lower than profit margins on premium brands. Reynolds Tobacco cannot predict the potential adverse impact of price increases on industry volume or Reynolds Tobacco volume, on the mix between premium and savings sales or on Reynolds Tobacco's market share.

                                    STRATEGY

    Reynolds Tobacco's primary long-term business objective is to increase earnings and cash flow through selective marketing investments in key brands and continual improvements in its cost structure and operating efficiency.

    Reynolds Tobacco has several new products, product-line extensions and brand repositionings in process, including:

    - revision of the WINSTON blend and packaging as part of the "No Bull" campaign;

    - revision of the SALEM blend and packaging as well as implementation of the "It's Not What You Expect" advertising campaign; and

    - ECLIPSE, a cigarette currently in test market that reduces second-hand smoke and ash by primarily heating, rather than burning, tobacco.

    Reynolds Tobacco is in the course of important strategic cost-reduction projects undertaken in response to the changing business conditions that Reynolds Tobacco expects to result from the Master Settlement Agreement with state attorneys general and other existing settlement agreements. These projects include:

    - a 15% work force reduction; and

    - a write-down of one of Reynolds Tobacco's production facilities and other equipment to fair value.

    Reynolds Tobacco expects the cost-reduction projects to generate significant annual cost savings in future years.

                                THE DISTRIBUTION

    The following is a brief summary of the principal terms of the distribution.

DISTRIBUTING COMPANY.........................  RJR Nabisco Holdings Corp. Before the
                                               distribution, RJR Nabisco Holdings Corp. will
                                               be renamed "Nabisco Group Holdings Corp." and
                                               its common stock will trade on The New York
                                               Stock Exchange under the symbol "RN". After
                                               the distribution, the distributing company's
                                               common stock will trade under the symbol
                                               "NGH" and it will not own any shares of RJR
                                               common stock.

PRIMARY PURPOSES OF THE DISTRIBUTION.........  The board of directors and management of NGH have concluded that separating the food and
                                               tobacco businesses by means of RJR's transfer
                                               of its 80.5% interest in Nabisco to NGH and
                                               the distribution of shares of RJR common
                                               stock to NGH stockholders is in the best
                                               interests of NGH, RJR and NGH stockholders.
                                               In reaching this conclusion, NGH's board and
                                               management considered that, among other
                                               things, as a result of these transactions:

                                                   - each of the food and tobacco businesses
                                                     will be better able to respond to the
                                                     opportunities and challenges in its
                                                     industry and thereby achieve its full
                                                     potential under separate ownership;

                                                   - management of each business will be
                                                   able to focus solely on that business;

                                                   - RJR will be able to align management's
                                                     incentives more closely with
                                                     stockholders' interests;

                                                   - the companies will achieve substantial
                                                   cost savings; and

                                                   - investors and financial markets will be
                                                     better able to understand and evaluate
                                                     the food business and the tobacco
                                                     business.

SECURITIES TO BE DISTRIBUTED.................  All of the outstanding shares of RJR common stock will be distributed to NGH stockholders
                                               of record as of May 27, 1999. Based on the
                                               number of shares of NGH common stock
                                               outstanding as of May 12, 1999 and the
                                               distribution ratio of one RJR common share
                                               for every three NGH common shares, NGH will
                                               distribute approximately 108,570,573 shares
                                               of RJR common stock to NGH stockholders.
                                               After the distribution, RJR will have
                                               approximately 55,000 stockholders of record.

DISTRIBUTION RATIO...........................  You will receive one share of RJR common stock for every three shares of NGH common
                                               stock that you own as of the close of
                                               business on May 27, 1999.

RECORD DATE..................................  May 27, 1999 (5:00 p.m., New York time).

DISTRIBUTION DATE............................  June 14, 1999 (4:59 p.m., New York time). On the distribution date, NGH's distribution
                                               agent will credit the shares of RJR common
                                               stock that you will receive in the
                                               distribution to your new book-entry account
                                               or to your stockbroker, bank or other nominee
                                               if you are not a registered stockholder of
                                               record.

DISTRIBUTION AGENT...........................  Before the distribution date, NGH will appoint First Chicago Trust Company of New
                                               York, a division of EquiServe, as its
                                               distribution agent for the distribution.

TRADING MARKET AND SYMBOL....................  There has been no trading market for RJR common stock. RJR expects that a
                                               "when-issued" trading market will develop
                                               before the distribution date. RJR also
                                               anticipates that, before the distribution,
                                               The New York Stock Exchange will approve its
                                               common stock for listing under the symbol
                                               "RJR", subject to official notice of
                                               issuance. NGH has advised RJR that it will
                                               not complete the distribution until RJR
                                               receives this approval.

FEDERAL INCOME TAX CONSEQUENCES..............  On May 12, 1999, RJR and NGH received an opinion of Davis Polk & Wardwell that RJR's
                                               transfer of its 80.5% interest in Nabisco to
                                               NGH and the distribution of RJR common stock
                                               to you should each qualify as tax-free to
                                               you, NGH and RJR for United States federal
                                               income tax purposes, except to the extent of
                                               any gain attributable to cash you receive
                                               instead of a fractional RJR common share in
                                               the distribution. An opinion of counsel does
                                               not bind the IRS or the courts.

RISK FACTORS.................................  You should carefully consider the matters discussed under the section of this document
                                               entitled "Risk Factors".

FRACTIONAL SHARE TREATMENT...................  If you own three or more shares of NGH common stock, your book-entry account will be
                                               credited with all whole and any fractional
                                               shares of RJR common stock that you are
                                               entitled to receive in the distribution.
                                               After you receive your statement of RJR
                                               common stock ownership, you may, if you so
                                               choose, request a physical certificate for
                                               all whole shares of RJR common stock that you
                                               receive in the distribution and cash for any
                                               fractional share interest. Fractional shares
                                               to be cashed out will be aggregated and sold
                                               by the distribution agent. If you own fewer
                                               than three shares of NGH common stock, you
                                               will receive cash instead of your fractional
                                               share of RJR common stock. The distribution
                                               agent will distribute to each of those
                                               registered stockholders the portion of the
                                               cash proceeds that those holders are entitled
                                               to receive, less any brokerage commissions,
                                               promptly after the distribution. No interest
                                               will be paid on any cash distributed in lieu
                                               of fractional shares.

RELATIONSHIP WITH NGH
  AFTER THE DISTRIBUTION.....................  RJR has entered into a distribution agreement with NGH and Reynolds Tobacco dated as of May
                                               12, 1999. RJR will also enter into a tax
                                               sharing agreement and other arrangements with
                                               NGH, Nabisco and Reynolds Tobacco on or
                                               before the distribution date.

SELECTED HISTORICAL FINANCIAL DATA

                                      THREE MONTHS ENDED
                                           MARCH 31                       YEARS ENDED DECEMBER 31
                                     --------------------  -----------------------------------------------------
                                       1999       1998       1998       1997       1996       1995       1994
                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                         (DOLLARS IN
                                          MILLIONS)                        (DOLLARS IN MILLIONS)
RESULTS OF OPERATIONS
  Net sales........................  $   1,693  $   1,213  $   5,716  $   5,044  $   4,702  $   4,612  $   4,730
  Income (loss) from continuing
    operations.....................         30       (141)      (519)        19        226         65        111
BALANCE SHEET DATA
  (AT END OF PERIODS)
  Total assets.....................  $  19,476  $  20,184  $  19,401  $  20,251  $  20,747  $  21,391  $  22,138
  Long-term debt...................      4,743      5,013      4,861      4,944      4,928      4,944      4,878
  Stockholder's equity.............      9,874     11,067      9,886     11,079     11,669     12,153     11,410

------------------------

    During the three months ended March 31, 1998, Reynolds Tobacco recorded $312 million, $199 million after-tax, for initial, up-front tobacco settlement costs relating to agreements between Reynolds Tobacco and the Minnesota state attorney general and Blue Cross and Blue Shield of Minnesota.

    During the year ended December 31, 1998, Reynolds Tobacco recorded $1.442 billion, $928 million after-tax, for initial, up-front tobacco settlement and other related expenses, including the $312 million referred to above, $620 million related to the Master Settlement Agreement with various state attorneys general, $145 million for the most favored nation adjustments for previously settled states and $365 million for the rationalization of manufacturing operations and workforce reductions resulting from the Master Settlement Agreement.

    During the year ended December 31, 1997, Reynolds Tobacco recorded $359 million, $218 million after-tax, for initial, up-front tobacco settlement costs relating to agreements reached with the Florida, Mississippi and Texas state attorneys general and in certain class action cases. Also, Reynolds Tobacco recorded a restructuring charge of $80 million, $52 million after-tax, to reorganize its operations.

    During the year ended December 31, 1995, Reynolds Tobacco recorded a restructuring charge of $100 million, $65 million after-tax, in connection with a program to streamline its operations. Also, RJR and Nabisco completed a debt exchange in that year that resulted in a pre-tax charge by RJR of approximately $103 million for fees and expenses.

    Net sales and costs of products sold exclude excise taxes of $260 million and $304 million for the three months ended March 31, 1999 and 1998, respectively, and $1.292 billion, $1.369 billion, $1.401 billion, $1.447 billion and $1.526 billion for the years ended December 31, 1998, 1997, 1996, 1995 and 1994, respectively.

                        SUMMARY PRO FORMA FINANCIAL DATA

    The unaudited pro forma financial data set forth below are derived from the unaudited pro forma consolidated condensed financial statements of RJR at March 31, 1999 and for the three months ended March 31, 1999 and 1998 and for the year ended December 31, 1998 set forth under the heading "Unaudited Pro Forma Consolidated Condensed Financial Statements" and give effect to the transactions described in that section of the document as if those transactions occurred, in the case of the pro forma balance sheet, on the date of that balance sheet and, in the case of each pro forma statement of income, on January 1, 1998.

    RJR has provided the unaudited pro forma financial data to you for informational purposes only. You should not construe them to be indicative of the results of operations or financial position of RJR had the transactions referred to above been consummated on the dates given. Those financial statements also do not project the results of operations or financial position for any future period or date. You should read this pro forma data in conjunction with the information found under the heading "Unaudited Pro Forma Consolidated Condensed Financial Statements" and also the consolidated financial statements of RJR and the related notes as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 and the consolidated condensed financial statements of RJR and related notes as of March 31, 1999 and for the three months ended March 31, 1999 and 1998, included on pages 32-38 and F-2 - F-42, respectively.

                                                                AT OR FOR THE QUARTER ENDED
                                                                         MARCH 31,               FOR THE YEAR
                                                               ------------------------------        ENDED
                                                                    1999            1998       DECEMBER 31, 1998
                                                               --------------  --------------  -----------------
                                                                 (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
PRO FORMA INCOME STATEMENT DATA:
  Net sales..................................................  $        1,693  $        1,213   $         5,716
  Cost of products sold (1)..................................             750             318             1,353
  Selling, advertising, administrative and general
    expenses.................................................             658             550             2,719

  Tobacco settlement and related expenses (1)................              --             312             1,442
  Amortization of intangibles................................              92              91               366
                                                               --------------  --------------  -----------------
  Operating income (loss)....................................  $          193  $          (58)  $          (164)
                                                               --------------  --------------  -----------------
                                                               --------------  --------------  -----------------
  Income (loss) from continuing operations...................  $           84  $          (90)  $          (299)
                                                               --------------  --------------  -----------------
                                                               --------------  --------------  -----------------
  Basic income (loss) per share from continuing operations...  $          .77  $         (.83)  $         (2.75)
                                                               --------------  --------------  -----------------
                                                               --------------  --------------  -----------------
  Diluted income (loss) per share from continuing
    operations...............................................  $          .77  $         (.83)  $         (2.75)
                                                               --------------  --------------  -----------------
                                                               --------------  --------------  -----------------
  Average number of shares of common stock outstanding.......     108,570,573     108,570,573       108,570,573
                                                               --------------  --------------  -----------------
                                                               --------------  --------------  -----------------
PRO FORMA BALANCE SHEET DATA:
  Total assets...............................................  $       16,301
  Long-term debt (less current maturities)...................           2,065
  Stockholders' equity.......................................           7,555
  Book value per share of common stock.......................              70

------------------------

(1) For the quarters ended March 31, 1999 and 1998 and the year ended December 31, 1998, $505 million, $37 million and $148 million, respectively, of ongoing settlement expense are included within cost of products sold. Tobacco settlement and related expenses include only initial, up-front tobacco settlement and other related expenses.

                                  RISK FACTORS

    In addition to the other information in this document, you should carefully review the following factors which may affect RJR's financial condition or results of operations and/or the value of its common stock.

RJR WILL BE ENTIRELY DEPENDENT ON THE DOMESTIC TOBACCO BUSINESS.

    After the distribution, RJR will no longer derive revenues from or have any affiliation with the food businesses of Nabisco. Additionally, as a result of the international tobacco sale, Reynolds Tobacco's only cigarette market is in the United States and its territories, commonwealths, protectorates and possessions. Reynolds Tobacco's domestic tobacco business has experienced declining cigarette sales volumes and market share in recent years and is subject to extensive litigation settlement payment obligations. If the U.S. cigarette market continues to contract, RJR will not be able to offset these effects with food sales by Nabisco, and Reynolds Tobacco will be unable to do so with international tobacco sales. This trend could adversely impact RJR's and/or Reynolds Tobacco's financial condition and/or results of operations.

EXPOSURE TO TOBACCO-RELATED LITIGATION COULD NEGATIVELY AFFECT RJR'S PROSPECTS.

    Various legal actions, proceedings and claims arising out of the sale, distribution, manufacture, development, advertising, marketing and health effects of, exposure to, or research, statements or warnings regarding, cigarettes are pending or may be instituted against RJR, Reynolds Tobacco and their affiliates and indemnitees. There has been a noteworthy increase in the number of these cases pending. As of May 14, 1999, 653 active cases were pending against RJR, Reynolds Tobacco and/or its affiliates or indemnitees in the United States. Plaintiffs have specifically pleaded punitive damages, often in amounts ranging into the hundreds of millions, or even billions of dollars, in a number of cases, in addition to compensatory and other damages. In January of 1999, President Clinton announced that the U.S. Department of Justice is preparing a litigation plan for a lawsuit by the federal government to recover federal healthcare costs associated with cigarette smoking.

REYNOLDS TOBACCO HAS SUBSTANTIAL PAYMENT OBLIGATIONS UNDER LITIGATION SETTLEMENT
  AGREEMENTS.

    Under various settlement agreements with state attorneys general, including the Master Settlement Agreement, Reynolds Tobacco estimates that it must pay $1.6 billion in 1999--$316 million of which was paid as of March 31, 1999--and more than $2 billion in each subsequent year. To satisfy its obligations under these settlements, Reynolds Tobacco has raised prices on cigarettes, and the price increases have adversely affected its sales volumes. These obligations could materially adversely affect Reynolds Tobacco's financial condition and/or results of operations.

THE MASTER SETTLEMENT AGREEMENT AND OTHER EXISTING SETTLEMENT AGREEMENTS IMPOSE
  NEW LIMITATIONS ON ADVERTISING AND MARKETING CIGARETTES THAT COULD HARM REYNOLDS TOBACCO'S COMPETITIVE POSITION.

    Under the Master Settlement Agreement with various state attorneys general and other existing settlement agreements, Reynolds Tobacco is no longer able to use, or is restricted in using, billboard advertising, cartoon characters, sponsorship of concerts, non-tobacco merchandise bearing its brand names and various other advertising and marketing techniques that Reynolds Tobacco has used in the past. These limitations may adversely affect Reynolds Tobacco's competitive position, sales volumes, operating income and cash flows.

THE CIGARETTE INDUSTRY IS SUBJECT TO SUBSTANTIAL AND INCREASING REGULATION AND
  TAXATION.

    A wide variety of federal, state and local laws limits the advertising, sale and use of cigarettes. These laws have proliferated in recent years. If this trend continues, it may have material adverse effects on Reynolds Tobacco's competitive position, sales volumes, operating income and cash flows.

    In addition, cigarettes are subject to substantial and increasing excise taxes. The federal excise tax on cigarettes will rise from $0.24 per pack to $0.34 in 2000, and to $0.39 in 2002. President Clinton has proposed a further increase of $0.55 per pack. Additional state excise taxes range from $0.025 per pack in Virginia to $1.00 per pack in Alaska. Increased excise taxes may result in declines in overall sales volume and shifts by consumers to less expensive brands. Each of these outcomes could adversely affect Reynolds Tobacco's financial condition and/or results of operations.

    The U.S. Food and Drug Administration has asserted jurisdiction over cigarettes and adopted regulations that would, among other things, limit advertising in print to black and white text. The U.S. Court of Appeals for the Fourth Circuit held in 1998 that the FDA had exceeded its authority by regulating tobacco products. On April 26, 1999, the U.S. Supreme Court agreed to hear the FDA's appeal of the Fourth Circuit's ruling. If the Supreme Court holds that the FDA has authority to regulate cigarettes, the FDA's exercise of jurisdiction could lead to more expansive FDA-imposed restrictions on cigarette operations than those set forth in the regulations and could materially adversely affect Reynolds Tobacco's sales volumes, financial condition and/or results of operations.

REYNOLDS TOBACCO'S MARKET SHARE HAS DECLINED IN RECENT PERIODS.

    In 1998, Reynolds Tobacco's share of the U.S. cigarette market declined to approximately 25.17% from approximately 25.41% in 1997. For the first quarter of 1999, Reynolds Tobacco's share declined to approximately 24.41%. If this trend continues, it could adversely affect Reynolds Tobacco's sales volumes, financial condition and/or results of operations.

THE DOMESTIC CIGARETTE INDUSTRY HAS EXPERIENCED DECLINING SALES VOLUMES IN
  RECENT PERIODS.

    Sales of cigarettes by volume in the United States declined by 4.6% in 1998 and by 9.6% in the first quarter of 1999 compared to the first quarter of 1998. At least in part because Reynolds Tobacco's brands are more price sensitive than those of specific competitors, Reynolds Tobacco's sales volume decreased more significantly--5.5% in 1998 and 14.4% in the first quarter of 1999--than the industry average. In addition, price increases may encourage smokers to switch from premium to savings brands. Reynolds Tobacco's profit margins on savings brands are generally less than its profit margins on premium brands. If these trends continue or accelerate and Reynolds Tobacco is unable to capture market share from its competitors, Reynolds Tobacco's sales volumes, financial condition and/or results of operations could be materially adversely affected.

COMPETITION FROM OTHER CIGARETTE MAKERS COULD ADVERSELY AFFECT REYNOLDS TOBACCO.

    The cigarette industry is highly competitive. Certain of Reynolds Tobacco's competitors have substantially greater financial, marketing, personnel and other resources than Reynolds Tobacco does. This may enable Reynolds Tobacco's competitors to compete more aggressively in offering retail discounts. Aggressive discounting can adversely affect operating income and cash flows.

RJR MAY BE RESPONSIBLE FOR SPECIFIED HISTORICAL TAX AND PENSION LIABILITIES OF
  NGH, ITS AFFILIATES AND ITS INDEMNITEES.

    Until the distribution occurs, RJR will be a member of NGH's consolidated group for federal income tax purposes. Each member of a consolidated group is liable for the federal income tax liability of the other members of the group, as well as for pension and benefit funding liabilities of the other group members. After the distribution, RJR will continue to be liable for these NGH liabilities incurred for periods before the distribution.

    RJR, NGH and Nabisco will enter into (1) a tax sharing agreement which generally will seek to allocate tax liabilities based upon the tax liabilities of NGH, Nabisco and its subsidiaries and RJR and its subsidiaries had those corporations or groups of corporations been separate taxpayers, and (2) a distribution agreement which will seek to allocate pension and benefit funding liabilities between NGH and RJR. Under these agreements, NGH will generally retain the authority to file returns, respond to inquiries and conduct proceedings on RJR's behalf with respect to consolidated returns for years beginning before the distribution. These arrangements may result in conflicts of interest among NGH, Nabisco, RJR and Reynolds Tobacco. In addition, if NGH or Nabisco were unable to satisfy their liabilities, RJR could be responsible for satisfying them, despite the tax sharing agreement and the distribution agreement.

    RJR and NGH have received an opinion of Davis Polk & Wardwell that the transfer of RJR's interest in Nabisco to NGH and the distribution of the RJR common stock to you should each be tax-free. Neither RJR nor NGH intends to seek a ruling from the IRS that these transactions will be tax-free. An opinion of counsel is not binding on the IRS or the courts, and it is possible that the IRS could seek to assert claims that could be material in amount in connection with the transfer of the Nabisco interest and the distribution of the RJR common stock to you. Davis Polk & Wardwell has opined that RJR and NGH should prevail if the IRS asserted any claims. In the tax sharing agreement, NGH will agree to indemnify RJR for taxes arising from the transfer of the Nabisco interest and the distribution of the RJR common stock to you, although RJR would be responsible for those taxes if, among other things, its own act, omission or misrepresentation caused that tax liability to arise.

RJR HAS NO RECENT OPERATING HISTORY AS AN INDEPENDENT PUBLIC COMPANY.

    Before the distribution, RJR operated as a wholly owned subsidiary of NGH, and it was not an independent public company. RJR has historically relied upon corporate headquarters for administrative services in areas including finance planning, SEC reporting, employee benefits, stockholder services, insurance, treasury and tax. After the distribution, RJR will be responsible for maintaining its own administrative functions. There can be no assurance as to RJR's future operating results as an independent public company.

THERE HAS BEEN NO PRIOR MARKET FOR RJR COMMON STOCK.

    There is no current public trading market for RJR common stock, and there can be no assurance that an active trading market will develop or be sustained in the future, although RJR expects that, before the distribution, The New York Stock Exchange will approve its common stock for listing under the symbol "RJR", subject to official notice of issuance. RJR cannot predict the prices at which its common stock may trade, either before the distribution on a "when-issued" basis or after the distribution. Until an orderly market develops, the trading prices of that stock may fluctuate significantly. The marketplace will determine the trading prices of RJR common stock. Many factors may influence those prices, including the depth and liquidity of the market for the RJR shares, investor perceptions of the tobacco industry and/or RJR, RJR's dividend policy and general economic and market conditions.

    RJR common stock will be freely transferable, except for shares received by persons deemed to be its "affiliates" under the Securities Act of 1933. For a discussion of the trading markets for, and transferability restrictions on, RJR common stock after the distribution, you should review the section of this document located under the heading "--Trading Market".

REYNOLDS TOBACCO'S SYSTEMS MAY BE AFFECTED BY THE YEAR 2000 COMPUTER PROBLEM.

    Reynolds Tobacco uses software and related computer technologies essential to its operations that use two digits rather than four to specify the year, which could result in a date recognition problem with the transition to the year 2000. Reynolds Tobacco is currently addressing the year 2000 problem as it affects the software and business systems that are critical to its business. If Reynolds Tobacco is not successful in this effort, or third parties with whom it interfaces are unsuccessful, Reynolds Tobacco could experience business interruptions that could have a material adverse effect on its operations. As of March 31, 1999, Reynolds Tobacco had incurred $28 million to be year 2000 compliant. The current estimated cost to complete Reynolds Tobacco's year 2000 program is an additional $9 million.

VARIOUS RESTRICTIONS AND AGREEMENTS COULD HINDER TAKEOVERS NOT SUPPORTED BY
  RJR'S BOARD AND LEVERAGED ACQUISITIONS OF RJR.

    RJR's certificate of incorporation and bylaws, the Delaware General Corporation Law, the preferred stock rights agreement and the agreements that RJR and Reynolds Tobacco have entered into with NGH as part of the distribution contain provisions that could delay or prevent a change in control of RJR in a transaction that is not approved by its board of directors or that is on a leveraged basis or otherwise. These include provisions creating a classified board, limiting the stockholders' powers to remove directors, and prohibiting stockholders from calling a special meeting or taking action by written consent in lieu of a stockholders' meeting. In addition, RJR's board of directors has the authority, without further action by the stockholders, to set the terms of and to issue preferred stock. Issuing preferred stock could adversely affect the voting power of the owners of RJR common stock, including the loss of voting control to others. Additionally, RJR is entering into a rights agreement providing for the issuance of rights that will cause substantial dilution to a person or group of persons that acquires 15% or more of the outstanding RJR common shares without the rights having been redeemed. The distribution agreement that RJR and Reynolds Tobacco have entered into with NGH in connection with the distribution and the credit arrangements also include restrictions on the ability of RJR and its subsidiaries to pay dividends, make share repurchases and engage in specified leveraged transactions in limited circumstances. These provisions could deter or prevent an acquiror that is interested in acquiring RJR on a leveraged basis or otherwise from doing so. You can find more information on these provisions under the portions of this documents found under the headings "Statutory Charter and Bylaw Provisions", "Distribution Agreement" and "Stockholder Rights Plan".

FORWARD-LOOKING STATEMENTS MAY NOT BE ACCURATE.

    This document contains forward-looking statements about RJR, Reynolds Tobacco and NGH that RJR believes are within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this document that are not historical facts are identified by this risk factor as "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. When used in this document, the words "anticipates", "believes", "expects", "intends", "projects", "forecasts", and similar expressions as they relate to RJR, Reynolds Tobacco and/or NGH or the management or board of directors of any of those companies are intended to identify the statements in which they are used in this document as forward-looking statements. In making any of those forward-looking statements, RJR believes that the expectations are based on reasonable assumptions. However, any of those statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. Those forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from that projected in any of those forward-looking statements, some of which are beyond the control of RJR, Reynolds Tobacco and/or NGH.

    The actual results, performance or achievement by RJR, Reynolds Tobacco and/or NGH could differ materially from those expressed in, or implied by, those forward-looking statements. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations and financial condition of RJR, Reynolds Tobacco and/or NGH. None of RJR, Reynolds Tobacco or NGH undertakes any obligation to revise any forward-looking statement to reflect events or circumstances after the date of this document or to reflect the occurrence or nonoccurrence of anticipated or unanticipated events.

                               THE REORGANIZATION

    NGH and RJR have recently completed a series of reorganization transactions constituting a fundamental restructuring of their businesses and capital structures. The principal transactions in this reorganization are the following:

    - On May 7, 1999, RJR entered into a 30-month $1.235 billion floating rate revolving credit agreement with a syndicate of commercial banks. Reynolds Tobacco has guaranteed RJR's obligations under this credit agreement.

    - On May 12, 1999, RJR and Reynolds Tobacco completed the sale of the international tobacco business to Japan Tobacco for $8 billion, including the assumption of approximately $200 million of net debt. As a result of this sale, Reynolds Tobacco's only cigarette market will be the United States and its territories, commonwealths, protectorates and possessions.

    - On May 18, 1999, RJR completed tender offers and consent solicitations relating to its then outstanding public debt obligations. In these transactions,

       TRIANGLE the bondholders agreed to amend the indentures relating to these debt obligations to remove substantially all of the restrictive covenants. Removing these restrictions facilitated the completion of the international tobacco sale, the distribution and RJR's new financing arrangements, which are described below; and

       TRIANGLE RJR used a portion of the net proceeds from the international tobacco sale to repurchase approximately $3.96 billion of its public debt.

    - On May 18, 1999, RJR completed an offering of $1.25 billion in debt securities. Reynolds Tobacco has guaranteed RJR's obligations under the indenture relating to these debt securities. These securities were not registered under the Securities Act of 1933 and may not be offered or sold in the United States, absent registration or an applicable exemption from the registration requirements.

    - On May 18, 1999, RJR transferred its approximately 80.5% interest in Nabisco, together with approximately $1.6 billion in net cash proceeds from the international tobacco sale, to NGH through a merger transaction. In the merger transaction, RJR was renamed "R.J. Reynolds Tobacco Holdings, Inc.".

    - On May 18, 1999, NGH repurchased approximately $276 million in Trust Originated Preferred Securities issued by one of its affiliates. Also, on or about May 18, 1999, NGH called for redemption an additional $950 million in those securities and approximately $200 million of its ESOP Convertible Preferred Stock.

    In the distribution, NGH will distribute on or about June 14, 1999 all of the outstanding shares of RJR common stock to NGH common stockholders of record as of May 27, 1999. The distribution is intended to be tax-free for United States federal income tax purposes.

    The diagram below presents the corporate structure of NGH, RJR and their principal subsidiaries before the reorganization transactions and the distribution that this document describes immediately above.

                                    [CHART]

    The diagrams below present the corporate structure of RJR and its principal subsidiary and NGH and its principal subsidiary following the reorganization transactions and the distribution that this document describes immediately above.

                               [CHART]

                                THE DISTRIBUTION

BACKGROUND TO AND REASONS FOR THE DISTRIBUTION

    The board of directors and management of NGH have determined that separating the food and tobacco businesses, by means of (1) RJR's transfer of its approximately 80.5% interest in Nabisco to NGH and (2) the distribution of RJR common stock to NGH stockholders, is in the best interest of NGH, RJR and NGH stockholders. In reaching this conclusion, NGH's board of directors and management considered, among other things, that:

    - the food and tobacco businesses are large, complex businesses with different challenges, strategies and means of doing business and that, under a separate ownership structure, each business will be better able to respond to the opportunities and challenges in its industry and thereby achieve its full potential;

    - the separation will permit the management of each business to focus solely on the opportunities and challenges specific to that business;

    - the separation will allow RJR to offer management incentives that are more directly linked to the performance of the tobacco business so that these incentives are better aligned with the interests of the holders of RJR common stock;

    - the separation will result in substantial cost savings, primarily by eliminating corporate headquarters and most of its corporate staff functions;

    - the use of the proceeds from the international tobacco sale to reduce debt obligations will strengthen the financial position of the domestic tobacco business before the separation;

    - the separation will permit investors to choose whether to invest in stock in the food business, the tobacco business or both; and

    - the separation will result in two distinct publicly traded equity securities that will enable financial markets to better understand and evaluate the food and tobacco businesses.

DESCRIPTION OF THE DISTRIBUTION

    The distribution agreement among NGH, RJR and Reynolds Tobacco sets forth the general terms and conditions relating to, and their relationship after, the distribution. For an extensive description of the distribution agreement, see the section of this document found under the heading "Relationship Between RJR and NGH--Distribution Agreement".

    NGH will effect the distribution on or about June 14, 1999 by distributing all of the issued and outstanding shares of RJR common stock to the record holders of NGH common stock on the record date for this transaction, which is May 27, 1999. NGH will distribute one share of RJR common stock to each of those holders for every three shares of NGH common stock owned of record by that holder. The actual total number of shares of RJR common stock that NGH will distribute will depend on the number of shares of NGH common stock outstanding on the record date. Based upon the one-for-three distribution ratio and the number of shares of NGH common stock outstanding on May 12, 1999, NGH will distribute approximately 108,570,573 shares of RJR common stock to holders of NGH common stock, which will constitute all of the outstanding shares of RJR common stock. RJR common shares will be fully paid and nonassessable, and the holders of those shares will not be entitled to preemptive rights. For a further description of RJR common stock and the rights of its holders, see the portion of this document located under the heading "Description of Capital Stock".

    As part of the distribution, RJR will be adopting a book-entry stock transfer and registration system for its common stock. NGH's distribution agent, First Chicago Trust Company of New York, a division of EquiServe, will credit the shares of RJR common stock distributed on the distribution date, including any fractional interests for those registered holders of NGH common stock who receive more than one whole share of RJR common stock in the aggregate, to book-entry accounts established for all

RJR common stock holders. The distribution agent will mail an account statement to each of those holders stating the number of shares of RJR common stock, including any fractional interests, received by that holder in the distribution. After the distribution, registered holders of RJR common stock may request a transfer of their shares to a brokerage or other account or physical stock certificates for their whole shares of RJR common stock.

    For those holders of NGH common stock who hold their shares of NGH common stock through a stockbroker, bank or other nominee, the distribution agent will transfer the shares of RJR common stock to the registered holders of record who will make arrangements to credit their customers' accounts with RJR common stock. NGH anticipates that stockbrokers and banks generally will credit their customers' accounts with RJR common stock on or about June 14, 1999. If a holder of NGH common stock owns fewer than three shares of NGH common stock and therefore is entitled to receive less than one whole share of RJR common stock, that holder will receive cash instead of a fractional share of RJR common stock. If a holder of RJR common stock requests physical certificates after the distribution for that holder's shares of RJR common stock, the holder will receive physical certificates for all whole shares of RJR common stock and cash for any fractional share interest.

    The distribution agent will aggregate the fractional shares to be cashed out into whole shares and sell them in the open market at then prevailing prices on behalf of those registered holders who will receive instead a cash payment in the amount of their PRO RATA share of the total proceeds of those sales, less any brokerage commissions. The distribution agent will pay the net proceeds from sales of fractional shares based upon the average selling price per share of RJR common stock of all of those sales, less any brokerage commissions. RJR expects the distribution agent to make sales on behalf of holders who will receive less than one whole RJR common share in the aggregate in the distribution as soon as practicable after the distribution date. None of NGH, RJR or the distribution agent will guarantee any minimum sale price for those fractional shares of RJR common stock, and no interest will be paid on the proceeds of those shares.

FEDERAL INCOME TAX CONSEQUENCES

    In the opinion of Davis Polk & Wardwell, RJR's transfer of the approximately 80.5% interest in Nabisco to NGH and the distribution by NGH of RJR common stock to NGH stockholders should each qualify as tax-free spin-offs under Section 355 of the Internal Revenue Code of 1986, as amended.

    Assuming that the transfer of the Nabisco interest to NGH and the distribution by NGH of RJR common stock to NGH stockholders each qualify as tax-free spin-offs for United States federal income tax purposes, it is the opinion of Davis Polk & Wardwell that:

    - A holder of NGH common stock will not recognize gain or loss as a result of the distribution by NGH of RJR common stock, except as described immediately below with respect to fractional shares. Cash, if any, received by an NGH stockholder instead of a fractional share of RJR common stock will be treated as received in exchange for that fractional share. That stockholder will recognize gain or loss to the extent of the difference between its tax basis in that fractional share and the amount received for that fractional share, and, provided that fractional share is held as a capital asset, the gain or loss will be capital gain or loss.

    - An NGH stockholder will apportion its tax basis in its NGH common stock between the NGH common stock and the RJR common stock received in the distribution in proportion to the relative fair market values of the NGH common stock and the RJR common stock on the distribution date.

    - If an NGH stockholder holds its NGH common stock as a capital asset, that stockholder's holding period for the RJR common stock received in the distribution will include the period during which that stockholder held the NGH common stock with respect to which the distribution was made.

    - RJR and NGH will not recognize any gain or loss as a result of either the transfer of the Nabisco interest to NGH or the distribution by NGH of RJR common stock, except to the extent of any excess loss accounts or deferred intercompany gains.

    An opinion of counsel does not bind the IRS or the courts. The IRS may challenge positions taken based on an opinion of counsel, and could assert claims, which could be material in amount, in connection with the transfer of the Nabisco interest to NGH and/or the distribution by NGH of RJR common stock to NGH stockholders. Davis Polk & Wardwell, however, is of the opinion that, if the matter were litigated as a result of an assertion by the IRS that RJR's transfer of the Nabisco interest to NGH and/or the distribution by NGH of RJR common stock should be taxable, the taxpayer should prevail.

    If the distribution by NGH of RJR common stock to NGH stockholders did not qualify as tax-free, the fair market value of RJR's common stock received by a holder of NGH common stock would be taxable as a dividend to the extent of NGH's current-year and accumulated earnings and profits. If the distribution were fully taxable as a dividend, that stockholder's tax basis in its NGH common stock would not change as a result of the distribution, and its tax basis in RJR common stock would equal the fair market value of the RJR common stock it received on the distribution date. If the transfer of the Nabisco interest to NGH did not qualify as a tax-free distribution, RJR would recognize a capital gain equal to the difference between the fair market value of the Nabisco interest and RJR's tax basis in that interest.

    Each holder of NGH common stock that receives RJR common stock in the distribution must attach a descriptive statement about the distribution to its federal income tax return for the year in which the distribution occurs. NGH, or RJR on its behalf, will provide the required information to each holder of NGH common stock as of the record date for the distribution.

    ALL NGH STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS ON THE PARTICULAR FEDERAL, FOREIGN, STATE AND LOCAL TAX CONSEQUENCES OF THE DISTRIBUTION TO THEM.

    The tax sharing agreement describes the arrangements among NGH, RJR, Nabisco and Reynolds Tobacco relating to tax sharing, tax indemnification and other tax matters. For a description of these tax arrangements, see the section of this document under the heading "Relationship Between RJR and NGH--Tax Sharing Agreement".

                        RELATIONSHIP BETWEEN RJR AND NGH

    THIS SECTION DESCRIBES THE PRIMARY AGREEMENTS BETWEEN RJR AND NGH THAT WILL DEFINE THE ONGOING RELATIONSHIP BETWEEN THEM AND THEIR SUBSIDIARIES AND AFFILIATES AFTER THE DISTRIBUTION AND WILL PROVIDE FOR AN ORDERLY SEPARATION OF THE TWO COMPANIES. THE FOLLOWING DESCRIPTION OF THE DISTRIBUTION AGREEMENT AND THE TAX SHARING AGREEMENT SUMMARIZES THE MATERIAL TERMS OF THOSE AGREEMENTS. IF THERE IS A DISCREPANCY BETWEEN THIS SUMMARY AND THOSE AGREEMENTS, YOU SHOULD RELY ON THE INFORMATION IN THOSE AGREEMENTS. ALL STOCKHOLDERS SHOULD READ THOSE AGREEMENTS WHICH RJR FILED AS EXHIBITS TO ITS REGISTRATION STATEMENT ON FORM 8-A FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THIS DOCUMENT IS A PART OF THAT REGISTRATION STATEMENT.

DISTRIBUTION AGREEMENT

    RJR has entered into a distribution agreement with NGH as of May 12, 1999. The distribution agreement provides for the principal corporate transactions and procedures for separating the food and tobacco businesses and the distribution. The distribution agreement also defines the relationship between RJR and NGH after the distribution with respect to, among other things, indemnification arrangements, restrictions on RJR's ability to engage in specified transactions, and employee benefit arrangements.

    INDEMNIFICATION

    In the distribution agreement, each of RJR and Reynolds Tobacco has agreed, jointly and severally, to indemnify NGH, Nabisco, Nabisco's subsidiaries and those entities' directors, officers and employees fully against the following liabilities:

    - All liabilities, other than for taxes, that arise out of any claim which may at any time be made that:

       TRIANGLE is, in whole or in part, based on the use, sale, distribution, manufacture, development, advertising, marketing or health effects of, exposure to, or research, statements or warnings regarding, any tobacco products; or

       TRIANGLE seeks to impose liability on RJR or NGH on the grounds that any liability of Reynolds Tobacco or any of its subsidiaries that is based on an action described immediately above is enforceable against or recoverable from RJR or NGH;

    - All liabilities, other than for taxes and those tobacco-related liabilities described above, that in any way relate to (1) RJR, its subsidiaries or NGH, but only as to NGH with respect to matters and conduct occurring or arising on or before the distribution or (2) the tobacco business, or the ownership or use of property in connection with that business;

    - All liabilities for the fees, costs, expenses and transfer taxes to be borne by RJR in connection with the transfer of its approximately 80.5% interest in Nabisco to NGH and the distribution;

    - All liabilities arising from any breach by RJR or its subsidiaries of any obligation under the distribution agreement or the other agreements relating to the distribution, other than the tax sharing agreement; and

    - Various liabilities under the federal securities laws, including those arising in connection with the information contained in filings made under the federal securities laws by NGH or Nabisco, to the extent that the information is (1) related primarily to the tobacco business, if before the distribution date or (2) based upon information furnished to NGH or Nabisco by RJR or its subsidiaries or incorporated by reference by either of those parties from any SEC filings made by RJR or its subsidiaries, if after the distribution date.

    In the distribution agreement, NGH has agreed to indemnify RJR, its subsidiaries and those entities' directors, officers and employees fully against the following liabilities:

    - All liabilities, other than any for taxes, whenever arising, that in any way relate to (1) any of Nabisco, Nabisco's subsidiaries or NGH, but only as to NGH with respect to matters and conduct occurring or arising at any time after the distribution or (2) the food business, or the ownership or use of property in connection with that business;

    - All liabilities arising from any breach by NGH, Nabisco or Nabisco's subsidiaries of any obligation under the distribution agreement or any of the other agreements relating to the distribution, other than the tax sharing agreement; and

    - Various liabilities under the federal securities laws, including those arising in connection with the information contained in filings made under the federal securities laws by RJR, to the extent that the information is
      (1) related primarily to the food business, if before the distribution date or (2) based upon information furnished to RJR by NGH, Nabisco or any of its subsidiaries or incorporated by reference by RJR or its subsidiaries from any SEC filings made by NGH, Nabisco or any of Nabisco's subsidiaries, if after the distribution date.

    The distribution agreement also includes procedures for notice and payment of indemnification claims. Any indemnification under the indemnities described above is to be paid net of any tax benefit to the indemnified party. Additionally, the distribution agreement provides that NGH will have the right to assume and control the defense of itself, RJR (but not Reynolds Tobacco and Reynolds Tobacco's subsidiaries) and any member of the Nabisco group of companies against any tobacco-related litigation and claims, which assumption and control will not affect the indemnity obligations of RJR and Reynolds Tobacco that are described above. For information regarding indemnification against tax liabilities, see the portion of this document found under the heading "--Tax Sharing Agreement" below.

    BECAUSE RJR AND REYNOLDS TOBACCO MAY BE REQUIRED TO PERFORM THEIR INDEMNITY OBLIGATIONS THAT ARE DESCRIBED ABOVE, THE DISTRIBUTION AGREEMENT IMPOSES LIMITATIONS ON THE ABILITY OF RJR AND ITS SUBSIDIARIES TO ENGAGE IN SPECIFIC TRANSACTIONS. IN GENERAL, THESE PROVISIONS WILL NOT AFFECT RJR'S FINANCIAL FLEXIBILITY SO LONG AS (1) ITS LONG-TERM SENIOR, UNSECURED DEBT THAT IS GUARANTEED BY REYNOLDS TOBACCO IS INVESTMENT GRADE (AS THE DISTRIBUTION AGREEMENT DEFINES THAT TERM AS DESCRIBED BELOW), AND (2) RJR IS NOT ABOUT TO DECLARE A DIVIDEND, MAKE SHARE REPURCHASES OR ENGAGE IN A BUSINESS COMBINATION THAT WILL CAUSE THAT DEBT TO LOSE ITS INVESTMENT GRADE STATUS. HOWEVER, THESE PROVISIONS COULD DETER OR PREVENT AN ACQUIROR FROM ACQUIRING RJR, PARTICULARLY ON A LEVERAGED BASIS. THIS DOCUMENT DESCRIBES THESE RESTRICTIONS IN GENERAL IMMEDIATELY BELOW.

    LIMITATION ON DIVIDENDS AND SHARE REPURCHASES

    So long as RJR's long-term senior unsecured public debt that is guaranteed by Reynolds Tobacco on an unsecured basis is rated at least BBB- by Standard & Poor's Ratings Services and at least Baa3 by Moody's Investors Service, Inc., the distribution agreement will not restrict RJR's ability to pay dividends or make share repurchases. However, at any time that RJR debt with those characteristics is rated below either of those levels, or would be reasonably likely, after the payment of any dividend or making of any share repurchase, to fall below either of those levels, then RJR has agreed that it will not make any Restricted Payment, as defined below (generally, dividends and share repurchases), unless:

    (1) the Restricted Payment is RJR's regularly scheduled quarterly cash dividend and the amount per share of that Restricted Payment does not exceed the amount per share of its last regularly scheduled quarterly cash dividend; or

    (2) the sum of the aggregate amount of that Restricted Payment, together with the aggregate amounts of all other Restricted Payments made by RJR and its subsidiaries, does not exceed the sum of:

       (a) $300 million; PLUS

       (b) 60% of Cash Net Income, as defined below, during the period from the beginning of RJR's first full fiscal quarter ending after the distribution date to the end of RJR's last fiscal quarter (or, if Cash Net Income is negative, LESS 100% of the deficit); PLUS

       (c) 100% of the net cash proceeds from the issuance of RJR equity interests; or

    (3) the Restricted Payment is the payment of a dividend within 60 days of its declaration, if the dividend was permitted at the time of declaration.

    The distribution agreement defines a "Restricted Payment", subject to specified exceptions, as (1) any dividend or distribution on account of the equity interests of RJR or any of its subsidiaries; and (2) the purchase, redemption or other acquisition or retirement for value of any of RJR's equity interests or those of any of its subsidiaries, including by way of a merger, consolidation, business combination, restructuring, recapitalization or similar transaction.

    The distribution agreement defines "Cash Net Income" for any period to mean the consolidated net income or loss of RJR and its consolidated subsidiaries for that period, excluding:

    - all amortization and depreciation on trademarks and goodwill for that period;

    - all extraordinary or restructuring non-cash losses incurred in that period;

    - all extraordinary non-cash gains realized in that period;

    - all earnings attributable to equity interests in persons that are not RJR subsidiaries, except to the extent that RJR or one of its subsidiaries actually receives dividends or distributions with respect to those equity interests; and

    - the cumulative effect on consolidated net income of any change in U.S. generally accepted accounting principles or any change in the method of accounting of RJR or its consolidated subsidiaries.

    All cash restructuring charges and all charges, losses and expenses incurred in connection with the settlement of any tobacco-related litigation or claims that are otherwise required to be accrued under U.S. generally accepted accounting principles on or before the date of the agreement to settle those claims shall, in each case, be amortized on a straight-line basis using a six-year amortization schedule.

    The distribution agreement provides that these limitations on the making of Restricted Payments shall cease on and after the twelfth anniversary of the distribution date.

    LIMITATIONS ON LEVERAGED TRANSACTIONS AND OTHER MERGERS

    RJR has agreed that it will not, and will not permit any of its subsidiaries to:

    - assume or guarantee the indebtedness of, or invest in, any entity;

    - enter into any transaction in connection with which RJR or any of its subsidiaries will, directly or indirectly, assume or guarantee the indebtedness of, or invest in, any entity; or

    - enter into a merger, consolidation or other business combination with any entity that has indebtedness or investments in another person, in each case, if the guarantee or the proceeds of the indebtedness or investments have been used or will be used, directly or indirectly, to acquire or finance the acquisition of any of RJR's equity interests or those of any of its subsidiaries.

    The distribution agreement provides, however, that the foregoing limitations on leveraged transactions and other mergers shall not apply:

    - to the use by RJR or any of its subsidiaries of the proceeds of any guarantee, indebtedness or investment to finance the acquisition of capital stock of RJR or of any of its subsidiaries by RJR or any of its subsidiaries, so long as that use is not prohibited by the limitations on Restricted Payments described above; or

    - if RJR delivers to NGH an opinion from a nationally recognized investment banking firm, which opinion and firm are reasonably acceptable to NGH, that neither S&P nor Moody's has reduced, or is likely to reduce, the credit rating of RJR's long-term senior unsecured public debt that is guaranteed by Reynolds Tobacco on an unsecured basis below BBB- by S&P and Baa3 by Moody's, or if before the announcement of that transaction the credit rating of that debt is already below those levels, reduce the rating further below those levels, as a result of the proposed or any related transactions; or

    - on and after the twelfth anniversary of the distribution date.

    RJR and Reynolds Tobacco have also each agreed not to merge, combine, consolidate or enter into a business combination with, or sell all or substantially all of its assets to, the other.

    EMPLOYEE BENEFIT MATTERS

    The distribution agreement provides, generally, that RJR will be responsible for all employee benefits relating to current and former RJR employees and that NGH will be responsible for all employee benefits relating to current and former NGH employees. Under the distribution agreement, NGH stock options will be equitably adjusted to take into account the distribution as follows:

    - The exercise price and number of shares subject to NGH options held by current and former NGH employees will be adjusted to preserve the value of the NGH options before the distribution.

    - NGH options held by current and former employees of RJR and Reynolds Tobacco will be equitably converted into two options, one relating to RJR's common stock and one relating to NGH common stock, with adjustments to preserve the value of the NGH options before the distribution.

    INTERCOMPANY ACCOUNTS

    Upon completion of the distribution, there will be no intercompany accounts or indebtedness between NGH and any of its subsidiaries, on the one hand, and RJR and any of its subsidiaries, on the other, except that Nabisco and RJR will settle any accounts between them that are outstanding on the distribution date in the ordinary course of business.

    TRANSACTION EXPENSES

    RJR is responsible for all material transaction expenses incurred in connection with the distribution and the other transactions described in this document, except that NGH will be responsible for all fees and expenses incurred to redeem or refinance NGH's Trust Originated Preferred Securities and ESOP Convertible Preferred Stock.

    RJR is responsible for all liabilities arising out of the closing of the corporate headquarters, severance and benefits payment obligations to corporate headquarters employees and related transaction and ongoing administrative expenses. Before the distribution, RJR will transfer funds to NGH in an amount that is sufficient to satisfy these obligations in full.

INTERCOMPANY SERVICES

    Before the distribution, RJR will agree to terminate an intercompany services agreement dated as of January 26, 1995 between RJR and Nabisco. After the distribution, there will be no material services received or provided by NGH and any of its subsidiaries at that time, on the one hand, and RJR and any of its subsidiaries, on the other, except for cooperation in the ordinary course between these groups on litigation matters.

TAX SHARING AGREEMENT

    RJR will enter into a tax sharing agreement with NGH, Nabisco and Reynolds Tobacco that will describe, among other things, each company's rights and obligations relating to tax payments and refunds for periods before and after the distribution and related matters like the filing of tax returns and the handling of audits and other tax proceedings. The tax sharing agreement also describes the indemnification arrangements among RJR and its subsidiaries (which this document refers to as the RJR tax group), Nabisco and its subsidiaries (which this document refers to as the Nabisco tax group) and NGH. The tax sharing agreement contains the representations and covenants that the RJR tax group, the Nabisco tax group and NGH will make relating to RJR's transfer of the Nabisco interest to NGH, the distribution of the RJR common stock to you and those parties' conduct after those transactions.

    RETURN FILING, TAX PAYMENT AND CONDUCT OF TAX PROCEEDINGS

    In general, NGH will be responsible for filing consolidated federal and consolidated, combined or unitary state income tax returns that include the RJR tax group and the Nabisco tax group for periods through the distribution date and that include the Nabisco tax group for post-distribution tax periods, and paying the associated taxes. RJR and Nabisco will reimburse NGH for the portion of those taxes that relate to the tobacco business, in RJR's case, or the food business, in Nabisco's case. The tax sharing agreement will generally seek to allocate tax liabilities based upon the respective tax liabilities of the RJR tax group, the Nabisco tax group and NGH, as if each group or company had filed its own tax return. NGH will generally pay to RJR the net benefit received by the NGH consolidated group from the carryback of various tax attributes of the RJR tax group arising in post-distribution tax periods to pre-distribution tax periods.

    Under the tax sharing agreement, the RJR tax group and the Nabisco tax group have irrevocably designated NGH as their agent for purposes of taking a broad range of actions in connection with taxes for pre-distribution periods. Those actions include the settlement of tax audits, other tax proceedings, and disputes arising out of the interpretation of the tax sharing agreement. These arrangements may result in conflicts of interest among NGH, Nabisco, RJR and Reynolds Tobacco.

    TAX REPRESENTATIONS, COVENANTS AND INDEMNIFICATION ARRANGEMENTS

    Under the tax sharing agreement, each of RJR and Reynolds Tobacco will covenant to NGH and the Nabisco tax group, and each of NGH and Nabisco will covenant to the RJR tax group, that it will not engage in various transactions for two years after the distribution, unless it obtains an IRS ruling or an opinion of acceptable tax counsel that the contemplated transaction will not cause the transfer of the Nabisco interest to NGH or the distribution of the RJR common stock to NGH stockholders to be taxable. Transactions subject to these restrictions include, subject to specified exceptions:

    - the liquidation, merger or consolidation with another company of that corporation or of various subsidiaries;

    - the sale, exchange, distribution or other disposition of assets of that corporation or of various subsidiaries outside of the ordinary course of business;

    - the discontinuation of the active conduct of the tobacco business or the food business, as the case may be;

    - the repurchase of stock of that corporation, other than through transactions meeting a set of IRS guidelines; and

    - any transaction or change in equity structure that may cause the transfer of the Nabisco interest to NGH and/or the distribution of RJR common stock to NGH stockholders to be treated as part of a plan pursuant to which one or more persons acquire, directly or indirectly, stock of NGH, Nabisco or RJR, as the case may be, representing 50% or more of the vote or of the value of any of those corporations.

    Under the tax sharing agreement, the RJR tax group, NGH and the Nabisco tax group have agreed to indemnify one another against various tax liabilities. The chart immediately below summarizes these tax indemnification arrangements.

                                TAX SHARING AGREEMENT INDEMNITIES
The RJR tax group   NGH will indemnify  NGH will indemnify  The Nabisco tax     The Nabisco tax
will indemnify NGH  the RJR tax group   the Nabisco tax     group will          group will
and the Nabisco     against, among      group against,      indemnify the RJR   indemnify NGH
tax group against,  other things,       among other         tax group against,  against, among
among other                             things,             among other         other things,
things,                                                     things,

- tax liabilities   - tax liabilities   - tax liabilities   - tax liabilities   - tax liabilities
  attributable to     attributable to     attributable to     attributable to     attributable to
  the RJR tax         NGH relating to     NGH relating to     the Nabisco tax     the Nabisco tax
  group relating      tax periods         tax periods         group relating      group relating
  to any tax          after December      after December      to tax periods      to tax periods
  period;             1989;               1989;               after December      after December
                                                              1989; and           1989; and

- tax liabilities   - tax liabilities   - tax liabilities   - tax liabilities   - tax liabilities
  attributable to     relating to any     relating to any     relating to any     relating to any
  NGH or the          tax period          tax period          tax period          tax period
  Nabisco tax         resulting from a    resulting from a    resulting from a    resulting from a
  group relating      breach by NGH of    breach by NGH of    breach by the       breach by the
  to tax periods      any                 any                 Nabisco tax         Nabisco tax
  before January      representation      representation      group of any        group of any
  1990; and           or covenant made    or covenant made    representation      representation
                      in the tax          in the tax          or covenant made    or covenant made
                      sharing             sharing             in the tax          in the tax
                      agreement; and      agreement; and      sharing             sharing
                                                              agreement.          agreement.

- tax liabilities   - any tax           - any tax
  relating to any   liabilities         liabilities
  tax period          resulting from      resulting from
  resulting from a    RJR's transfer      RJR's transfer
  breach by the       of the Nabisco      of the Nabisco
  RJR tax group of    interest to NGH     interest to NGH
  any                 or the              or the
  representation      distribution,       distribution,
  or covenant made    except, among       except, among
  by the RJR tax      other things, to    other things, to
  group in the tax    the extent those    the extent those
  sharing             liabilities         liabilities
  agreement.          arise from a        arise from a
                      breach by the       breach by the
                      RJR tax group of    RJR tax group or
                      any                 the Nabisco tax
                      representation      group of any
                      or covenant made    representation
                      in the tax          or covenant made
                      sharing             by the relevant
                      agreement.          group in the tax
                                          sharing
                                          agreement.

    The amount of taxes against which each of the RJR tax group, NGH and the Nabisco tax group will be required to indemnify the other parties is uncertain, and could be material.

                                 TRADING MARKET

    Before the distribution, there has been no trading market for RJR common stock, and there can be no assurances on establishing or continuing a trading market. However, RJR expects that, before the distribution, The New York Stock Exchange will approve the RJR common stock for listing under the symbol "RJR", subject to official notice of issuance. NGH has advised RJR that it will not complete the distribution until RJR has received that approval. RJR also anticipates that a "when-issued" trading market will develop in its common stock before the distribution date.

    RJR cannot predict at what price(s) its common stock may trade either before the distribution, on a "when-issued" basis, or after the distribution. The marketplace will determine the prices at which the RJR common stock will trade, and these prices may fluctuate significantly. Many factors could affect these prices, including, among others, government regulation or litigation affecting RJR or Reynolds Tobacco or the tobacco industry generally and quarter-to-quarter variations in RJR's actual or anticipated financial results or those of other companies in the markets served by Reynolds Tobacco. These and other factors may adversely affect the market price of RJR common stock. For a description of some of the factors that may impact the prices at which shares of RJR common stock may trade on a "when-issued" basis or after the distribution, see the section of this document found under the heading "Risk Factors".

    RJR common stock received in the distribution will be freely transferable, except for those shares received by any person who may be deemed to be an RJR "affiliate" within the meaning of Rule 144 under the Securities Act of 1933, as amended. Persons who may be deemed to be RJR affiliates after the distribution generally include individuals or entities that directly, or indirectly through one or more intermediaries, control, are controlled by, or are under common control with, RJR. RJR affiliates may sell their RJR common stock received in the distribution only under an effective registration statement under the Securities Act of 1933 or under another exemption from registration under that Act.

    The only outstanding equity securities of RJR, other than the approximately
108.57 million shares being distributed, are options and restricted stock issued under NGH and RJR compensation plans. Options to purchase RJR common stock will be issued to RJR employees upon equitable adjustment of their NGH options to reflect the distribution. RJR cannot predict the number of RJR options that it will issue upon the equitable adjustment of the NGH options. In addition, options to purchase approximately 900,000 shares of RJR common stock will be outstanding immediately following the distribution under RJR's 1999 Long Term Incentive Plan. RJR granted the 900,000 options in tandem with awards of 225,000 restricted RJR shares, and holders of the awards must elect, prior to vesting, which award to receive. The holder will forfeit the tandem award not selected. Shares of RJR common stock issued upon exercise of all options referred to above and upon vesting of tandem restricted stock will be registered on a Registration Statement on Form S-8 under the Securities Act and will therefore generally be freely transferable under the securities laws, except by affiliates as described above. Except as described above and except for the rights agreement which is discussed below under the heading "Stockholder Rights Plan", RJR will not have any other securities outstanding as of or immediately after the distribution, and RJR has not entered into any agreement or otherwise committed to register any shares of the RJR common stock under the Securities Act for sale by security holders.

                                   DIVIDENDS

    Before the distribution, NGH has been paying a regular quarterly cash dividend at an annual rate of $2.05 per share of common stock. On May 12, 1999, NGH declared its regularly scheduled quarterly cash dividend of $0.5125 per NGH common share. This cash dividend will be payable on June 9, 1999 to holders of NGH common shares as of May 27, 1999.

    The board of directors of each of NGH and RJR will be responsible for determining the applicable company's dividend policy after the distribution. RJR's board of directors has not yet established RJR's initial, regular quarterly cash dividend policy for the period after the distribution. NGH has advised RJR that it currently anticipates that, after the distribution, it will pay a regular quarterly cash dividend that is approximately equal to the amount of the regular Nabisco quarterly cash dividend that NGH expects to receive after the distribution. However, the dividend payable on each NGH common share will be less than the dividend payable on each Nabisco common share because the number of outstanding NGH common shares exceeds the number of Nabisco shares owned by NGH. Passing through Nabisco's current annual dividend of $0.75 per share on NGH's 213,250,000 shares of Nabisco stock would, according to NGH, yield an annual dividend of approximately $0.49 per share on the 325,711,720 shares of NGH stock outstanding on May 12, 1999.

    RESTRICTIONS ON DIVIDENDS. The $1.235 billion revolving credit agreement that RJR and Reynolds Tobacco have entered into with a syndicate of commercial banks restricts RJR's payment of dividends and its repurchase of stock. Under that agreement, RJR's total dividends and stock repurchases after July 1, 1999 may, in general, not exceed $500 million, plus 50% of cumulative adjusted cash net income thereafter. However, RJR can pay dividends and repurchase stock only to the extent that the sum of its surplus cash and availability under the credit agreement exceeds $225 million after the dividend payment or stock repurchase. These payments are also subject to a minimum net worth requirement and a fixed charge coverage ratio that treats all dividends and stock repurchases as fixed charges.

    In the distribution agreement, RJR has also agreed to limitations on its ability to pay dividends and make share repurchases. This document describes these limitations in greater detail on pages 23-24 under the heading "Distribution Agreement--Limitations on Restricted Payments". These limitations do not restrict RJR from paying its regularly scheduled quarterly dividend at any given time. Additionally, there are no restrictions on RJR's ability to pay dividends or make share repurchases if the credit rating of RJR debt with certain characteristics is investment grade. When the credit rating of that debt is below investment grade, however, the restrictions could limit RJR's ability to increase its regularly quarterly dividend, to pay extraordinary dividends or to make share repurchases.

    Additionally, after the distribution, RJR's only asset will be its equity interest in Reynolds Tobacco. RJR will rely on cash dividends and other permitted payments from Reynolds Tobacco to pay cash dividends to RJR stockholders.

                                 CAPITALIZATION

    The following table sets forth the consolidated short-term debt and capitalization of RJR at March 31, 1999 (1) on an historical basis and (2) as adjusted to give effect to the transactions described under the portion of this document found under the heading "The Reorganization". You should read this table in conjunction with the information located under the heading "Unaudited Pro Forma Consolidated Condensed Financial Statements" and the consolidated condensed financial statements of RJR and related notes as of March 31, 1999 and for the three months ended March 31, 1999 and 1998, included on pages 32-38 and F-28 - F-42, respectively, of this document.

                                                                                                  AT MARCH 31, 1999
                                                                                               ------------------------
                                                                                               HISTORICAL    PRO FORMA
                                                                                               -----------  -----------

                                                                                                (DOLLARS IN MILLIONS)
Short-term debt and current maturities of long-term debt.....................................   $     123    $      12
                                                                                               -----------  -----------
                                                                                               -----------  -----------
Long-term debt (excluding current maturities):
  Pre-reorganization debt....................................................................   $   4,743    $     815
  Issuance of notes..........................................................................          --        1,250
                                                                                               -----------  -----------
    Total long-term debt (excluding current maturities)......................................       4,743        2,065
                                                                                               -----------  -----------
Stockholder's equity:
  Common stock...............................................................................           3            1
  Paid-in capital............................................................................      10,858       10,672
  Retained earnings (accumulated deficit)....................................................        (421)      (3,118)
  Accumulated other comprehensive income (loss)..............................................        (566)          --
                                                                                               -----------  -----------
    Total stockholder's equity...............................................................       9,874        7,555
                                                                                               -----------  -----------
      Total capitalization(1)................................................................   $  14,617    $   9,620
                                                                                               -----------  -----------
                                                                                               -----------  -----------

------------------------

(1) Total capitalization excludes short-term debt and current maturities of long-term debt.

        UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

    The unaudited pro forma consolidated condensed financial statements reflect the effects of adjustments to the historical results of operations and financial condition of RJR. You should read the unaudited pro forma consolidated condensed financial statements in conjunction with the consolidated financial statements of RJR as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 and the consolidated condensed financial statements of RJR as of March 31, 1999 and for the three months ended March 31, 1999 and 1998, included on pages F-2 - F-42 of this document.

    The unaudited pro forma consolidated condensed statements of income give effect to the following transactions as if they had occurred on January 1, 1998:

    - the issuance by RJR of $1.25 billion in debt securities at an effective annual interest rate of 7.829%;

    - the application of a portion of the net proceeds from the international tobacco sale to reduce debt and for general corporate purposes;

    - the transfer of RJR's interest in Nabisco to NGH;

    - the distribution of RJR common stock to NGH stockholders;

    - the adjustment to selling, advertising, administrative and general expenses to reflect the estimated level of administrative expense of RJR after the completion of the transfer of RJR's interest in Nabisco to NGH and the distribution;

    - the elimination of miscellaneous expenses that will not be incurred after the distribution; and

    - the tax effects of the foregoing transactions or items.

    The unaudited pro forma consolidated condensed balance sheet gives effect to the pro forma transactions and events described in the first four bullet points, as well as the transfer to NGH of approximately $1.6 billion of the net cash proceeds from the international tobacco sale, as if they occurred on March 31, 1999.

    Management believes that the assumptions used provide a reasonable basis on which to present the unaudited pro forma consolidated condensed financial statements. RJR is providing the unaudited pro forma consolidated condensed financial statements to you for informational purposes only. You should not construe them to be indicative of RJR's results of operations or financial position had the transactions and events described above been consummated on the dates assumed. These pro forma financial statements also do not project the results of operations or financial position for any future period or date.

                      R.J. REYNOLDS TOBACCO HOLDINGS, INC.

         UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF INCOME

                   FOR THE THREE MONTHS ENDED MARCH 31, 1999

                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                                    RJR                         APPLICATION       ADJUSTMENT OF       RJR PRO
                                                HISTORICAL      NOTES(1)      OF PROCEEDS(1)       EXPENSES(1)        FORMA(2)
                                               -------------  -------------  -----------------  -----------------  --------------
NET SALES....................................    $   1,693      $      --        $      --          $      --      $        1,693

COSTS AND EXPENSES
  Cost of products sold......................          750             --               --                 --                 750
  Selling, advertising, administrative and
    general expenses.........................          673             --               --                (15)                658
  Amortization of intangibles................           92             --               --                 --                  92
                                                    ------            ---            -----                ---      --------------
Operating income.............................          178             --               --                 15                 193

Interest and debt expense....................         (105)           (25)              87                 --                 (43)
Other income (expense), net..................           (7)            --               --                  7                  --
                                                    ------            ---            -----                ---      --------------

Income (loss) before taxes...................           66            (25)              87                 22                 150

Provision (benefit) for income taxes (1).....           36             (9)              31                  8                  66
                                                    ------            ---            -----                ---      --------------

Income (loss) from continuing operations.....    $      30      $     (16)       $      56          $      14      $           84
                                                    ------            ---            -----                ---      --------------
                                                    ------            ---            -----                ---      --------------

Basic income per share from continuing
  operations.................................                                                                      $          .77
                                                                                                                   --------------
                                                                                                                   --------------

Diluted income per share from continuing
  operations.................................                                                                      $          .77
                                                                                                                   --------------
                                                                                                                   --------------

Average number of shares of common stock
  outstanding................................                                                                         108,570,573
                                                                                                                   --------------
                                                                                                                   --------------

SEE NOTES TO UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENTS OF INCOME SET
                            FORTH IN THIS DOCUMENT.

                      R.J. REYNOLDS TOBACCO HOLDINGS, INC.

         UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF INCOME

                   FOR THE THREE MONTHS ENDED MARCH 31, 1998

                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                                     RJR                       APPLICATION       ADJUSTMENT OF       RJR PRO
                                                  HISTORICAL    NOTES(1)     OF PROCEEDS(1)       EXPENSES(1)        FORMA(2)
                                                 ------------  -----------  -----------------  -----------------  --------------
NET SALES......................................   $    1,213    $      --       $      --          $      --      $        1,213

COSTS AND EXPENSES
  Cost of products sold........................          318           --              --                 --                 318
  Selling, advertising, administrative and
    general expenses...........................          564           --              --                (14)                550
  Tobacco settlement and related expenses......          312           --              --                 --                 312
  Amortization of intangibles..................           91           --              --                 --                  91
                                                 ------------         ---           -----                ---      --------------
Operating income (loss)........................          (72)          --              --                 14                 (58)

Interest and debt expense......................         (107)         (25)             87                 --                 (45)
Other income (expense), net....................           (5)          --              --                  3                  (2)
                                                 ------------         ---           -----                ---      --------------

Income (loss) before taxes.....................         (184)         (25)             87                 17                (105)

Provision (benefit) for income taxes (1).......          (43)          (9)             31                  6                 (15)
                                                 ------------         ---           -----                ---      --------------

Income (loss) from continuing operations.......   $     (141)   $     (16)      $      56          $      11      $          (90)
                                                 ------------         ---           -----                ---      --------------
                                                 ------------         ---           -----                ---      --------------

Basic income (loss) per share from continuing
  operations...................................                                                                   $         (.83)
                                                                                                                  --------------
                                                                                                                  --------------

Diluted income (loss) per share from continuing
  operations...................................                                                                   $         (.83)
                                                                                                                  --------------
                                                                                                                  --------------

Average number of shares of common stock
  outstanding..................................                                                                      108,570,573
                                                                                                                  --------------
                                                                                                                  --------------

SEE NOTES TO UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENTS OF INCOME SET
                            FORTH IN THIS DOCUMENT.

                      R.J. REYNOLDS TOBACCO HOLDINGS, INC.

         UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1998

                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                                     RJR                       APPLICATION       ADJUSTMENT OF       RJR PRO
                                                  HISTORICAL    NOTES(1)     OF PROCEEDS(1)       EXPENSES(1)        FORMA(2)
                                                 ------------  -----------  -----------------  -----------------  --------------
NET SALES......................................   $    5,716    $      --       $      --          $      --      $        5,716

COSTS AND EXPENSES
  Cost of products sold........................        1,353           --              --                 --               1,353
  Selling, advertising, administrative and
    general expenses...........................        2,780           --              --                (61)              2,719
  Tobacco settlement and related expenses......        1,442           --              --                 --               1,442
  Amortization of intangibles..................          366           --              --                 --                 366
                                                 ------------         ---           -----                ---      --------------
Operating income (loss)........................         (225)          --              --                 61                (164)

Interest and debt expense......................         (426)         (98)            348                 --                (176)
Other income (expense), net....................          (28)          --              --                 28                  --
                                                 ------------         ---           -----                ---      --------------

Income (loss) before taxes.....................         (679)         (98)            348                 89                (340)

Provision (benefit) for income taxes (1).......         (160)         (34)            122                 31                 (41)
                                                 ------------         ---           -----                ---      --------------

Income (loss) from continuing operations.......   $     (519)   $     (64)      $     226          $      58      $         (299)
                                                 ------------         ---           -----                ---      --------------
                                                 ------------         ---           -----                ---      --------------

Basic income (loss) per share from continuing
  operations...................................                                                                   $        (2.75)
                                                                                                                  --------------
                                                                                                                  --------------

Diluted income (loss) per share from continuing
  operations...................................                                                                   $        (2.75)
                                                                                                                  --------------
                                                                                                                  --------------

Average number of shares of common stock
  outstanding..................................                                                                      108,570,573
                                                                                                                  --------------
                                                                                                                  --------------

SEE NOTES TO UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENTS OF INCOME SET
                            FORTH IN THIS DOCUMENT.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENTS OF INCOME

(1) The following is a summary of the adjustments reflected in the unaudited pro forma consolidated condensed statements of income:

    - Adjust historical interest and debt expense, as applicable, based on the issuance by RJR of $1.25 billion in debt securities at an effective annual interest rate of 7.829%;

    - Adjust historical interest and debt expense, as applicable, based on the application of a portion of the net proceeds from the international tobacco sale to repay $4.04 billion of outstanding RJR borrowings, including 90% of the debt securities that RJR offered to purchase on April 13, 1999;

    - Adjust historical selling, advertising, administrative and general expenses to reflect the estimated level of administrative expense of RJR after the completion of the transfer of RJR's interest in Nabisco to NGH and the distribution of RJR common stock to NGH stockholders;

    - Adjust historical other income (expense), net to eliminate miscellaneous expenses that would not be incurred after the completion of the distribution; and

    - Recognize income taxes on the pro forma adjustments at the U.S. statutory rate of 35%.

(2) The unaudited pro forma consolidated condensed statements of income do not give effect to:

    - the one-time net gain recognized upon completion of the international tobacco sale of approximately $3.1 billion for the three months ended March 31, 1999 and 1998 and for the year ended December 31, 1998, subject to any post-closing adjustments;

    - the extraordinary loss of $311 million, net of tax, that would be recognized for each of the quarters ended March 31, 1999 and 1998 and for the year ended December 31, 1998 upon the repayment of a portion of the outstanding borrowings of RJR on a pro forma basis;

    - the one-time costs and expenses of $186 million after-tax to eliminate corporate headquarters;

    - interest income on the net proceeds from the issuance by RJR of $1.25 billion in debt securities; and

    - the recognition of the cumulative translation account of Nabisco resulting from the transfer of RJR's interest in Nabisco to NGH. The amounts recognized for this cumulative translation account were as follows: first quarter of 1999: $333 million loss; first quarter of 1998: $187 million loss; 1998 year: $225 million loss.

                      R.J. REYNOLDS TOBACCO HOLDINGS, INC.

            UNAUDITED PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET

                                 MARCH 31, 1999

                             (DOLLARS IN MILLIONS)

                                                  INTERNATIONAL
                                        RJR          TOBACCO                   APPLICATION OF                  REORGANIZATION
                                    HISTORICAL       SALE(1)       NOTES(1)      PROCEEDS(1)     AS ADJUSTED     MERGER(1)
                                    -----------  ---------------  -----------  ---------------  -------------  --------------
ASSETS
Current assets:
  Cash and cash equivalents(2)....   $       5      $   7,800      $   1,250      $  (5,918)      $   3,137      $     (101)
  Accounts and other receivables,
    net...........................          46             --             --             --              46             105
  Inventories.....................         527             --             --             --             527              --
  Prepaid expenses and excise
    tax...........................         751             --             --             --             751            (327)
  Net assets of discontinued
    businesses....................       5,930         (2,838)            --             --           3,092          (3,092)
                                    -----------        ------     -----------       -------     -------------  --------------
      Total current assets........       7,259          4,962          1,250         (5,918)          7,553          (3,415)

Property, plant and equipment,
  net.............................       1,101             --             --             --           1,101              --

Trademarks........................       3,150             --             --             --           3,150              --
Goodwill..........................       7,759             --             --             --           7,759              --
Other assets and deferred
  charges.........................         207             --             --            (14)            193             (40)
                                    -----------        ------     -----------       -------     -------------  --------------
      Total assets................   $  19,476      $   4,962      $   1,250      $  (5,932)      $  19,756      $   (3,455)
                                    -----------        ------     -----------       -------     -------------  --------------
                                    -----------        ------     -----------       -------     -------------  --------------

LIABILITIES AND STOCKHOLDER'S
  EQUITY
Current liabilities:
  Short term borrowings...........   $      --      $      --      $      --      $      --       $      --      $       --
  Accounts payable and accrued
    liabilities...................       1,646             --             --             --           1,646             (40)
  Current maturities of long-term
    debt..........................         123             --             --           (111)             12              --
  Income taxes accrued............         267          2,000             --             --           2,267              --
                                    -----------        ------     -----------       -------     -------------  --------------
      Total current liabilities...       2,036          2,000             --           (111)          3,925             (40)

  Long-term debt (less current
    maturities)...................       4,743             --          1,250         (3,928)          2,065              --
  Other noncurrent liabilities....         925             --             --             --             925             418
  Deferred income taxes...........       1,898           (300)            --             (5)          1,593            (140)
                                    -----------        ------     -----------       -------     -------------  --------------
      Total liabilities...........       9,602          1,700          1,250         (4,044)          8,508             238

Commitments and contingencies

Stockholder's equity:
  Common stock....................           3             --             --             --               3              (2)
  Paid in capital.................      10,858             --             --             --          10,858            (186)
  Retained earnings (accumulated
    deficit)......................        (421)         3,029             --         (1,888)            720          (3,838)
  Accumulated other comprehensive
    income........................        (566)           233             --             --            (333)            333
                                    -----------        ------     -----------       -------     -------------  --------------
      Total stockholder's
        equity....................       9,874          3,262             --         (1,888)         11,248          (3,693)
                                    -----------        ------     -----------       -------     -------------  --------------
      Total liabilities and
        stockholder's equity......   $  19,476      $   4,962      $   1,250      $  (5,932)      $  19,756      $   (3,455)
                                    -----------        ------     -----------       -------     -------------  --------------
                                    -----------        ------     -----------       -------     -------------  --------------


                                        RJR
                                     PRO FORMA
                                    -----------
ASSETS
Current assets:
  Cash and cash equivalents(2)....   $   3,036
  Accounts and other receivables,
    net...........................         151
  Inventories.....................         527
  Prepaid expenses and excise
    tax...........................         424
  Net assets of discontinued
    businesses....................          --
                                    -----------
      Total current assets........       4,138
Property, plant and equipment,
  net.............................       1,101
Trademarks........................       3,150
Goodwill..........................       7,759
Other assets and deferred
  charges.........................         153
                                    -----------
      Total assets................   $  16,301
                                    -----------
                                    -----------
LIABILITIES AND STOCKHOLDER'S
  EQUITY
Current liabilities:
  Short term borrowings...........   $      --
  Accounts payable and accrued
    liabilities...................       1,606
  Current maturities of long-term
    debt..........................          12
  Income taxes accrued............       2,267
                                    -----------
      Total current liabilities...       3,885
  Long-term debt (less current
    maturities)...................       2,065
  Other noncurrent liabilities....       1,343
  Deferred income taxes...........       1,453
                                    -----------
      Total liabilities...........       8,746
Commitments and contingencies
Stockholder's equity:
  Common stock....................           1
  Paid in capital.................      10,672
  Retained earnings (accumulated
    deficit)......................      (3,118)
  Accumulated other comprehensive
    income........................          --
                                    -----------
      Total stockholder's
        equity....................       7,555
                                    -----------
      Total liabilities and
        stockholder's equity......   $  16,301
                                    -----------
                                    -----------

SEE NOTES TO UNAUDITED PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET SET FORTH
                               IN THIS DOCUMENT.

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET

(1) The following is a summary of the adjustments reflected in the unaudited pro forma consolidated condensed balance sheet:

    - Receipt of the proceeds from the international tobacco sale and recognition of the cumulative translation account applicable to the international tobacco business. The international tobacco sale results in a one-time net gain of approximately $3.1 billion, subject to post-closing adjustments, after the recognition of a $233 million loss pertaining to the cumulative translation account;

    - Receipt of the net proceeds from the issuance by RJR of $1.25 billion in debt securities;

    - Application of a portion of the net proceeds from the international tobacco sale to (1) repay $4.04 billion of outstanding RJR borrowings, including 90% of the debt securities that RJR offered to purchase on April 13, 1999, and (2) transfer to NGH approximately $1.6 billion of the net cash proceeds through a merger transaction. As a result of the difference between the cash paid to repay a portion of outstanding RJR borrowings and the net carrying value of those borrowings, and after giving effect to the write-off of related deferred issuance costs of $14 million, those transactions would result in a one-time charge on a pro forma basis of approximately $311 million after-tax;

    - The recognition of a $333 million loss pertaining to the cumulative translation account of Nabisco in connection with the transfer of RJR's interest in Nabisco to NGH, one-time costs and expenses of $186 million after-tax to eliminate corporate headquarters and the capitalization of $258 million of intercompany accounts; and

    - The distribution of RJR common stock to NGH stockholders.

(2) The line item "Cash and cash equivalents" does not reflect the additional proceeds that RJR expects to receive from the international tobacco sale as a result of the adjustment to the purchase price for any earnings generated by the international tobacco business after December 31, 1998 through May 12, 1999, the closing date of the international tobacco sale. Also not reflected in cash and cash equivalents are the proceeds to be received by RJR from the international tobacco business for the settlement of intercompany indebtedness in the ordinary course of business. RJR expects that approximately $200 million of additional proceeds will result from these transactions.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    YOU SHOULD READ THE FOLLOWING DISCUSSION IN CONJUNCTION WITH RJR'S HISTORICAL FINANCIAL STATEMENTS AND THE NOTES TO THOSE STATEMENTS BOTH INCLUDED ELSEWHERE IN THIS DOCUMENT.

OVERVIEW

    Reynolds Tobacco is the second largest cigarette manufacturer in the United States. For the first quarter of 1999, Reynolds Tobacco had an approximate 24.41% overall share of retail domestic consumer cigarette sales and an approximate 25.17% overall share for 1998. Reynolds Tobacco's largest selling cigarette brands include DORAL, WINSTON, CAMEL, SALEM and VANTAGE. WINSTON, CAMEL and SALEM are its largest selling premium brands, while DORAL is its largest selling savings brand. Reynolds Tobacco markets its other brands, including MONARCH, MORE, NOW, BEST VALUE and CENTURY, to meet a variety of smoker preferences.

  LITIGATION AND SETTLEMENTS

    Numerous legal actions, proceedings and claims are pending or may be instituted against RJR, Reynolds Tobacco and their affiliates or indemnitees that allege damages arising out of the use of or exposure to Reynolds Tobacco's products. This document describes this litigation under "Risk Factors" and "Business--Litigation and Regulation--Litigation" and in note 4 to RJR's consolidated condensed financial statements as of March 31, 1999 and note 10 to RJR's consolidated financial statements as of December 31, 1998, included on pages 13-14, 53-55, F-34 - F-40 and F-13 - F-20, respectively. Until 1997, settlement expenses associated with this litigation did not have a material effect on results of operations. RJR and Reynolds Tobacco believe that, notwithstanding the quality of defenses available to RJR, Reynolds Tobacco and RJR's other affiliates in litigation matters, it is possible that the results of operations or cash flows of RJR and Reynolds Tobacco in particular quarterly or annual periods could be materially affected by the ultimate outcome of various pending or future litigation matters, including litigation costs. Management is unable to predict the outcome of the litigation or to derive a meaningful estimate of the amount or range of any possible loss in any particular quarterly or annual period or in the aggregate.

    In November 1998, Reynolds Tobacco and the other major U.S. cigarette manufacturers entered into the Master Settlement Agreement with attorneys general representing most U.S. states, territories and possessions. As described under "Business--Litigation and Regulation--Litigation", the Master Settlement Agreement imposes a stream of future payment obligations on Reynolds Tobacco and the other major U.S. cigarette manufacturers and places significant restrictions on their ability to market and sell cigarettes in the future. The Master Settlement Agreement may have a significant negative impact on RJR's consolidated results of operations or cash flows in particular quarterly or annual periods. RJR expects the cash payments to be made by Reynolds Tobacco under the Master Settlement Agreement and other existing settlement agreements in 1999 to be approximately $1.6 billion, $316 million of which Reynolds Tobacco paid as of March 31, 1999. In future years, Reynolds Tobacco estimates those payments to exceed $2.0 billion per year. However, these payments will be subject to, among other things, the volume of cigarettes sold by Reynolds Tobacco, Reynolds Tobacco's market share and inflation adjustments. Reynolds Tobacco cannot predict the impact of the Master Settlement Agreement and the other existing settlement agreements on its business, competitive position and results of operations of the business activity restrictions to which it is subject, and the price increases that it may be required to make as a result of those agreements.

  PRICING AND VOLUME

    In order to fund its obligations under the Master Settlement Agreement and the other existing settlement agreements, Reynolds Tobacco implemented a series of cigarette price increases in 1997 and

1998. As a result, Reynolds Tobacco's manufacturer's list price increased by an average of $0.70 per pack from August 1997 to December 1998. Other cigarette manufacturers took similar steps. In absolute terms, this series of price increases exceeded the net amount of price increases taken by Reynolds Tobacco over the period from 1981 through July 1997. These price increases, coupled with excise tax increases, have resulted in lower overall cigarette demand, leading to lower volumes. Reynolds Tobacco expects these effects to be more pronounced in the premium market, where operating margins have tended to be higher, compared to the savings market. The price increases have also stimulated competition among manufacturers to discount prices at the consumer level. Because Reynolds Tobacco's brands are more price sensitive than those of some of its competitors, Reynolds Tobacco's sales volume decreased more significantly--5.5% in 1998 compared to 1997 and 14.4% in the first quarter of 1999 compared to the first quarter of 1998--than the industry average of 4.6% in 1998 and 9.6% in the first quarter of 1999. Reynolds Tobacco cannot predict how its results of operations and financial condition in future periods will be affected by price increases, demand and volume reduction, a shift in mix from premium consumption to savings consumption and competitive discounting. In addition, to the extent some manufacturers, including Reynolds Tobacco, have significantly discounted prices to offset the impact of rapid price increases, the full impact of price increases may not be seen until the second half of 1999 or beyond.

RESULTS OF OPERATIONS

    The following table sets forth specific items from the historical financial statements of income appearing on pages F-2 and F-29 of this document and shows percentage changes in those items.

                                            QUARTER ENDED                                                       PERCENTAGE CHANGE
                                              MARCH 31,         PERCENTAGE        YEAR ENDED DECEMBER 31,        FROM PRIOR YEAR
                                         --------------------   CHANGE FROM   -------------------------------  --------------------
                                           1999       1998     PRIOR QUARTER    1998       1997       1996       1998       1997
                                         ---------  ---------  -------------  ---------  ---------  ---------  ---------  ---------
                                             (DOLLARS IN
                                              MILLIONS)                            (DOLLARS IN MILLIONS)
Net sales..............................  $   1,693  $   1,213         39.6%   $   5,716  $   5,044  $   4,702       13.3%     7.3%
Cost of products sold (1)..............        750        318        135.8        1,353      1,209      1,186       11.9      1.9
Selling, advertising, administrative
  and general expenses.................        673        564         19.3        2,780      2,361      2,095       17.7     12.7
                                         ---------  ---------                 ---------  ---------  ---------
Operating company contribution (based
  on ongoing results)..................        270        331        (18.4)       1,583      1,474      1,421        7.4      3.7
Tobacco settlement and related expenses
  (1)..................................         --        312       (100.0)       1,442        359         --      301.7       n/a
                                         ---------  ---------                 ---------  ---------  ---------
Operating company contribution.........        270         19      1,321.1          141      1,115      1,421      (87.4)   (21.5)
Amortization of intangibles............         92         91          1.1          366        366        366         --     --
Restructuring expense..................         --         --           --           --         80         --     (100.0)      n/a
                                         ---------  ---------                 ---------  ---------  ---------
Operating income (loss)................  $     178  $     (72)       347.2    $    (225) $     669  $   1,055     (133.6)   (36.6)
                                         ---------  ---------                 ---------  ---------  ---------
                                         ---------  ---------                 ---------  ---------  ---------

------------------------------

(1) $505 million and $37 million of ongoing settlement expense was recorded in cost of products sold in the first quarter of 1999 and 1998, respectively, and $148 million was recorded during the year ended December 31, 1998. Tobacco settlement and related expenses include only initial, up-front tobacco settlement and other related expenses.

  FIRST QUARTER OF 1999 COMPARED TO FIRST QUARTER OF 1998

    NET SALES. Net sales of $1.7 billion in the first quarter of 1999 increased 39.6% from $1.2 billion in the comparable 1998 period. The increase was driven by higher prices offset in part by lower volumes.

    Unit sales volumes for premium brands decreased an average of 14.4%, while average volume for savings brands decreased 14.5%. Overall industry volume decreased by 9.6% from the first quarter of 1998 compared to the first quarter of 1999. Volumes for premium brands could decline at a faster rate than volumes for savings brands. The mix between Reynolds Tobacco's premium and savings brands remained steady, with premium shipments representing 61.9% of total shipments in both the first quarter of 1999 and 1998.

    Reynolds Tobacco's overall retail share of market for the first quarter of 1999 decreased to 24.41% from 25.44% in the first quarter of 1998. Reynolds Tobacco's premium share for the first quarter of 1999 decreased to 15.54% from 16.47% in the first quarter of 1998, while its savings share for the first quarter of 1999 decreased to 8.87% from 8.97% in the first quarter of 1998.

    COST OF PRODUCTS SOLD. Cost of products sold of $750 million in the first quarter of 1999 more than doubled from $318 million in the first quarter of 1998. The increase was due primarily to an increase of $468 million in ongoing settlement costs in the first quarter of 1999.

    SELLING, ADVERTISING, ADMINISTRATIVE AND GENERAL EXPENSES. Selling, advertising, administrative and general expenses of $673 million in the first quarter of 1999 increased 19.3% from $564 million in the first quarter of 1998. The increase was due primarily to a 35.3% increase in promotional expense, chiefly competitive discounts provided directly to retailers and passed through to the consumer.

    TOBACCO SETTLEMENT AND RELATED EXPENSES. In the first quarter of 1998, Reynolds Tobacco recorded $312 million, $199 million after-tax, for initial, up-front tobacco settlement costs relating to the agreements between Reynolds Tobacco and the Minnesota state attorney general and Blue Cross and Blue Shield of Minnesota. Ongoing tobacco settlement costs recorded in the first quarter of 1999 are included in cost of products sold.

    PROVISION (BENEFIT) FOR INCOME TAXES. Reynolds Tobacco recorded a tax provision of $36 million, or a 54.5% effective rate, in the first quarter of 1999 compared to a tax benefit of $43 million, or a 23.4% effective rate, recorded in the first quarter of 1998. The rate increase is primarily due to the relative impact of nondeductible goodwill amortization on income (loss) before income taxes.

  1998 COMPARED TO 1997

    NET SALES. Net sales of $5.7 billion in 1998 increased 13.3% from $5.0 billion in 1997. The increase was driven by higher prices offset in part by lower volumes. Reynolds Tobacco's manufacturer's list prices increased in 1998 by approximately $0.64 per pack.

    Unit sales volumes for premium brands decreased an average of 6.7%, compared to an average volume decrease of 3.4% for savings brands. Overall industry volume decreased by 4.6% from 1997 to 1998. Volumes for premium brands could decline at a faster rate than volumes for savings brands. Although the mix between Reynolds Tobacco's premium and savings brands changed only slightly, with premium shipments representing 62.6% of total shipments in 1998 compared to 63.4% in 1997, the trend away from premium towards savings brands may accelerate in future periods as price increases are absorbed and premium volumes are affected to a greater extent than savings volumes.

    Reynolds Tobacco's overall retail share of market for 1998 decreased to 25.17% from 25.41% in 1997. Reynolds Tobacco's premium share for 1998 decreased to 16.27% from 16.65% in 1997, while its savings share for 1998 increased to 8.90% from 8.76% in 1997.

    COST OF PRODUCTS SOLD. Cost of products sold of $1.4 billion in 1998 increased 11.9% from $1.2 billion in 1997. The increase was due primarily to the inclusion of $148 million in ongoing settlement costs in 1998, with no corresponding charge in 1997.

    SELLING, ADVERTISING, ADMINISTRATIVE AND GENERAL EXPENSES. Selling, advertising, administrative and general expenses of $2.8 billion in 1998 increased 17.7% from $2.4 billion in 1997. The increase was due primarily to a 26.8% increase in promotional expense, chiefly competitive discounts provided directly to retailers and passed through to the consumer.

    TOBACCO SETTLEMENT AND RELATED EXPENSES. Reynolds Tobacco recorded $1.4 billion in tobacco settlement and related expenses in 1998 compared to $359 million in 1997. The 1998 expenses relate primarily to amounts payable under the Master Settlement Agreement with state attorneys general representing most U.S. states, territories and possessions and other existing settlement agreements. The 1998 expenses also include (1) $214 million for rationalizing manufacturing operations, primarily representing a charge to write down the book value of one of Reynolds Tobacco's production facilities and various equipment to fair value and (2) $151 million in employee severance and related benefits, representing a charge for work force reductions totaling approximately 1,300 employees. Reynolds Tobacco took both of these charges in response to the changing business conditions it expects to result from the Master Settlement Agreement and other existing settlement agreements. Reynolds Tobacco anticipates that the 1998 price increases, which were necessary to satisfy its ongoing obligations under the Master Settlement Agreement and other existing settlement agreements, may adversely affect volumes and results of operations. A breakdown of initial, up-front tobacco settlement and other related expenses recorded in 1998 is as follows:

                                                                                (DOLLARS IN
                                                                                 MILLIONS)
                                                                            -------------------
Master Settlement Agreement...............................................       $     620
Minnesota settlement agreement............................................             312
"Most favored nation" adjustments for previously settled states...........             145
Rationalization of manufacturing operations...............................             214
Employee severance and related benefits...................................             151
                                                                                    ------
                                                                                 $   1,442
                                                                                    ------
                                                                                    ------

    RJR anticipates that cash expenditures related to the termination of employees will be approximately $100 million, which will be paid from operations into the year 2000. RJR expects pre-tax savings in 1999 and 2000 relating to employee terminations and rationalizing manufacturing operations to be approximately $75 million and $110 million, respectively. As of December 31, 1998, Reynolds Tobacco used $268 million of the accrual as follows: $54 million for severance and related benefits and $214 million for rationalizing manufacturing operations.

    As noted above, Reynolds Tobacco recorded ongoing settlement expenses of $148 million in 1998 relating to other tobacco litigation, principally settlements involving the attorneys general of Florida, Mississippi and Texas, in cost of products sold.

    RESTRUCTURING EXPENSE. Reynolds Tobacco recorded $80 million in restructuring expense in 1997, with no corresponding expense in 1998. This expense consisted of $30 million in employee severance and related benefits, $30 million for rationalizing manufacturing operations and $20 million for contract termination and other costs. Reynolds Tobacco undertook the 1997 restructuring program to enhance its competitive position and improve its long-term earnings growth prospects.

    The charge for employee severance and related benefits related to work force reductions of 192 full-time positions and 217 seasonal positions at a manufacturing facility and in staff-related areas. Reynolds Tobacco employed the severed employees primarily at its now-closed Brook Cove, North Carolina stemmery.

    The charge for rationalizing manufacturing operations was primarily related to the closing of the Brook Cove stemmery, which took place in February 1998 after Reynolds Tobacco finished processing tobacco purchased from the 1997 burley crop. Beginning with the 1998 flue-cured crop, Reynolds Tobacco began contracting with a third party to perform leaf processing. The costs expensed in connection with exiting this activity included the write-down to fair value of the building and equipment held for sale, and the write-off of equipment to be abandoned.

    The charge for contract termination and other costs represented the loss on termination of a contract obligation. During 1997, management decided and committed to a plan of termination of a leaf supply contract. The loss represented the shortfall between the contract cost and the amount that was recovered upon sale of the leaf inventory. Reynolds Tobacco, acting as a broker, exercised all of its remaining obligations under the leaf supply contract and transferred title to a third party without taking possession of the tobacco.

    Of the $80 million total restructuring charge, cash outlays will aggregate approximately $40 million. RJR expects the program to be substantially completed in 1999. Pre-tax savings in 1998 were $33 million and, after completion of the program, RJR expects them to be approximately $18 million annually. For the year ended December 31, 1998, Reynolds Tobacco used $63 million of the 1997 tobacco restructuring accruals as follows: $15 million for employee severance and related benefits, $28 million for rationalizing manufacturing operations, and $20 million for contract terminations and other costs. Of the charges applied against the restructuring reserve in 1998, cash expenditures amounted to $35 million, which were provided from operations.

    PROVISION (BENEFIT) FOR INCOME TAXES. A tax benefit of $160 million, at a 23.6% effective rate, was recorded in 1998 compared to a tax provision of $185 million, or a 90.7% effective rate, that was recorded in 1997. The rate decrease is primarily due to the relative impact of nondeductible goodwill amortization on income (loss) before income taxes.

  1997 COMPARED TO 1996

    NET SALES. Net sales of $5.0 billion in 1997 increased 7.3% from $4.7 billion in 1996. The increase was driven by higher prices offset in part by lower volumes. Reynolds Tobacco's manufacturer's list prices increased in 1997 by approximately $0.12 per pack.

    Unit sales volumes for premium brands decreased an average of 1.1%, compared to an average volume decrease of 3.0% for savings brands. The mix between Reynolds Tobacco's premium and savings brands changed slightly, with premium shipments representing 63.4% of total shipments in 1997 compared to 63.0% in 1996. Overall industry volume decreased by 0.6% from 1996 to 1997. Reynolds Tobacco believes that both its rate and the industry rate of volume decline were slowed by wholesale trading activity that took place by the end of 1997 in anticipation of settlement-driven price increases in 1998.

    Reynolds Tobacco's overall retail market share for 1997 decreased to 25.41% from 25.90% in 1996. Reynolds Tobacco's premium share for 1997 decreased to 16.65% from 16.81% in 1996, while its savings share for 1997 decreased to 8.76% from 9.09% in 1996.

    COST OF PRODUCTS SOLD. Cost of products sold remained flat at $1.2 billion in 1997 and 1996.

    SELLING, ADVERTISING, ADMINISTRATIVE AND GENERAL EXPENSES. Selling, advertising, administrative and general expenses of $2.4 billion in 1997 increased 12.7% from $2.1 billion in 1996. The increase was due primarily to a 22.0% increase in promotional expense, chiefly competitive discounts.

    TOBACCO SETTLEMENT AND RELATED EXPENSES. Reynolds Tobacco recorded $359 million in initial, up-front tobacco settlement and related expenses in 1997, with no corresponding expense in 1996. The 1997 expense related primarily to settlements arising from litigation involving the attorneys general of Florida, Mississippi and Texas.

    RESTRUCTURING EXPENSE. Reynolds Tobacco recorded $80 million in restructuring expense in 1997, with no corresponding expense in 1996. For discussion of the 1997 expense, see "--1998 Compared to 1997--Restructuring expense".

    PROVISION FOR INCOME TAXES. A tax provision of $185 million, reflecting a 90.7% effective rate, was recorded in 1997 compared to a tax provision of $337 million or a 59.9% effective rate in 1996. The increase in the rate is primarily due to the relative impact of nondeductible goodwill amortization on income before income taxes.

PRO FORMA RESULTS OF OPERATIONS

    Based on the transactions assumed in the pro forma consolidated financial statements, operating income for three months ended March 31, 1999 and 1998 and for the year ended December 31, 1998 would be higher than the corresponding amounts reflected in the historical results of operations as a result of the adjustment to reflect the estimated level of administrative expense of RJR after the completion of the transfer of RJR's interest in Nabisco and the distribution of RJR common stock.

    Interest and debt expense for each period would be substantially lower compared to the amount included in the historical results of operations primarily as a result of the application of a portion of the net proceeds from the international tobacco sale to repay outstanding borrowings assumed in the pro forma consolidated financial statements.

LIQUIDITY AND CAPITAL RESOURCES

    Reynolds Tobacco believes that cash flows from operating activities will be sufficient for the foreseeable future to enable it to meet its obligations under the Master Settlement Agreement with attorneys general for most U.S. states, territories and possessions and other existing settlement agreements, to fund its required debt-service payments, to fund its budgeted capital expenditures and to make payments to RJR that will enable it to make its required debt-service payments and to pay dividends to RJR stockholders. Reynolds Tobacco cannot predict its cash requirements relating to any future settlements and judgments, including cash required to bond any appeals if necessary, and makes no assurance that it will be able to meet all of those requirements.

  DEBT

    On May 18, 1999, RJR issued $550 million in principal amount of 7 3/8% notes due 2003, $500 million in principal amount of 7 3/4% notes due 2006 and $200 million in principal amount of 7 7/8% notes due 2009. The notes are senior unsecured obligations and, unlike RJR's other nonbank debt, are guaranteed by Reynolds Tobacco. In addition, any other subsidiaries of RJR that in the future guarantee the $1.235 billion revolving credit facility described in greater detail below will also be required to guarantee the notes. Subject to specified exceptions, the terms of the notes restrict the issuance of guarantees by subsidiaries, the pledge of collateral, sale/leaseback transactions and the transfer of all or substantially all of the assets of RJR and its subsidiaries. RJR and Reynolds Tobacco have agreed to use their reasonable best efforts to cause an exchange offer registration statement in respect of the notes to be declared effective by the Securities and Exchange Commission no later than January 13, 2000.

    On May 7, 1999, RJR entered into a 30-month $1.235 billion revolving credit facility with a syndicate of banks. RJR can use the full facility to obtain loans or letters of credit, or to support the issuance of commercial paper, at its option. Currently, RJR uses the facility only for letters of credit with an aggregate stated amount of approximately $350 million. Accordingly, RJR will have approximately $885 million of availability under the facility. Reynolds Tobacco has guaranteed RJR's obligations under the facility. If RJR's new senior unsecured debt is rated below BBB- by S&P or Baa3 by Moody's, some of its other subsidiaries will have to guarantee the facility. If RJR falls below these thresholds for both of those rating agencies, RJR and the guarantors will have to pledge their assets to secure their obligations. The credit agreement also limits RJR's ability to pay dividends, repurchase stock, incur indebtedness, engage in transactions with affiliates, create liens, acquire, sell or dispose of specific assets and engage in specified mergers or consolidations.

    On May 18, 1999, RJR completed tender offers and consent solicitations for most of its outstanding public debt. In these transactions, RJR used a portion of the proceeds from the international tobacco sale to repurchase approximately $3.96 billion of its public debt. After completion of these transactions and upon completion of the distribution, RJR's outstanding debt will total approximately $2.07 billion, consisting of the $1.25 billion of newly-issued notes guaranteed by Reynolds Tobacco, approximately $400 million of outstanding Eurobonds, and approximately $500 million of public debt. The public debt primarily consists of debt securities that were subject to, but not redeemed pursuant to, the tender offers and consent solicitations. As a result of these consent solicitations, the indentures relating to the untendered public debt securities do not contain any material restrictive covenants.

  CASH FLOWS

    FIRST QUARTER OF 1999 COMPARED TO FIRST QUARTER OF 1998. Net cash flows from continuing operating activities were $248 million in the first quarter of 1999 compared to an outflow of $59 million in the first quarter of 1998. The increase in cash flow primarily reflects increased pricing, the timing of payments for leaf purchases and other accounts payable, and lower income tax and restructuring payments, partially offset by an increase in settlement payments and lower product volume.

    In the fourth quarter of 1998, Reynolds Tobacco recorded a $151 million expense for a work force reduction of approximately 1,300 employees in response to changing business conditions, which will likely result from the Master Settlement Agreement signed in November 1998. Reynolds Tobacco expects pre-tax savings in 1999 and 2000 to be approximately $60 million and $95 million, respectively. For the three months ended March 31, 1999, Reynolds Tobacco made $5 million of payments, which were applied against the reserve.

    Net cash flows used in investing activities were $10 million in the first quarter of 1999 and the first quarter of 1998.

    1998 COMPARED TO 1997. Net cash flows from continuing operating activities were $367 million in 1998 compared to $628 million in 1997. The decrease primarily reflects increased tobacco settlement and restructuring payments, partially offset by higher operating company contribution on an ongoing basis and lower income tax payments.

    Net cash flows used in investing activities were $43 million in 1998 compared to $46 million in 1997. The decrease is due to lower capital expenditures in 1998, offset by lower proceeds from the sale of various assets during 1998.

    1997 COMPARED TO 1996. Net cash flows from continuing operating activities were $628 million in 1997 compared to $665 million in 1996. The decrease reflects tobacco settlement payments in 1997 and a lower benefit in 1997 compared to 1996 from leaf inventory reduction programs in 1996, partially offset by lower income tax, restructuring and interest payments and higher operating company contribution on an ongoing basis.

    Net cash flows used in investing activities were $46 million in 1997 compared to net cash flows from investing activities of $59 million in 1996. The decrease in net cash flows from investing activities was due primarily to lower proceeds from the divestiture of various assets in 1997 compared to 1996.

    Free cash flow, another measure used by management to evaluate liquidity and financial condition, represents cash available for the repayment of debt and various other corporate purposes like common stock dividends, stock repurchases and acquisitions. It is essentially net cash flow from operating activities and investing activities, adjusted for acquisitions and divestitures of businesses. Free cash flow resulted in an inflow of $226 million in the first quarter of 1999 compared to an outflow of $97 million in the first quarter of 1998 and $313 million for the year ended December 31, 1998 compared to $594 million for the year ended December 31, 1997. The increase in free cash flow from the first quarter of 1998 to the first quarter of 1999 is due primarily to the reasons discussed above for the change in net cash flows from continuing operating activities. The decrease in free cash flow from 1997 to 1998 primarily reflects the increase in tobacco settlement and restructuring payments in 1998, partially offset by the reduction in income tax payments discussed above and higher operating company contribution, based on ongoing results.

    In connection with the distribution, RJR will assume, subject to specified exceptions, all U.S. pension liabilities and related assets for current and former tobacco employees. RJR anticipates additional cash required compared to 1998 to fund those liabilities to be approximately $10 million in 1999 and approximately $45 million in each of the years 2000, 2001, 2002 and 2003.

  CAPITAL EXPENDITURES

    Actual capital expenditures were $10 million for both the first quarter of 1999 and 1998, and $47 million, $57 million and $63 million for the years ended December 31, 1998, 1997 and 1996, respectively. The level of expenditures currently planned for 1999 is approximately $50 million. Management expects that its capital expenditure program will continue at a level sufficient to support the strategic and operating needs of Reynolds Tobacco. There were no material long-term commitments for capital expenditures as of March 31, 1999 and December 31, 1998.

  SETTLEMENTS

    Total payments in 1998 for all tobacco litigation settlement agreements currently in effect and their associated costs, including the Master Settlement Agreement, were $786 million. Reynolds Tobacco funded these payments primarily by cash flows from operating and financing activities. RJR expects that the cash payments to be made by Reynolds Tobacco under these agreements in 1999 will be approximately $1.6 billion--$316 million of which Reynolds Tobacco paid as of March 31, 1999--also to be funded through price increases. In future years, RJR estimates them to exceed $2.0 billion per year. However, these payments will be subject to, among other things, the volume of cigarettes sold by Reynolds Tobacco, Reynolds Tobacco's market share and inflation adjustments. For further discussion of the potential impact of litigation issues and various litigation settlements, see the portions of this document found under the heading "Risk Factors", "Business--Litigation and Regulation--Litigation", note 4 to RJR's consolidated financial statements as of March 31, 1999 and note 10 to RJR's consolidated financial statements as of December 31, 1998, included on pages 13-14, 53-55, F-34 - F-40 and F-13 - F-20, respectively.

  PRO FORMA LIQUIDITY AND FINANCIAL CONDITION

    After giving effect to the transactions assumed in the pro forma consolidated condensed financial statements, RJR is expected to have long-term debt, excluding current maturities, and total capital, which is defined as total long-term debt, excluding current maturities, and total stockholders' equity, of approximately $2.06 billion and $9.62 billion, respectively.

YEAR 2000

    The year 2000 issue stems from computer applications that were written using two digits rather than four digits to define the applicable year. The issue is whether computer systems will properly interpret date-sensitive information when the year changes to 2000.

    Reynolds Tobacco has inventoried, assessed and developed detailed plans for required systems modifications or replacements of all information technology systems and operating systems with embedded technology, which include, but are not limited to, process control, automated factory/ assembly lines, environmental safety, quality control and facilities.

    As of March 31, 1999, software remediation, which entails modifying existing programs to make them year 2000 compliant, was approximately 99% complete for information technology systems. Reynolds Tobacco expects this phase of year 2000 readiness to be completed during the second quarter of 1999. In the case of operating systems with embedded technology, Reynolds Tobacco completed these software remediation efforts.

    As of March 31, 1999, software testing following remediation was approximately 92% complete for information technology systems. Reynolds Tobacco expects that testing will be completed by the end of the third quarter of 1999. With respect to operating systems with embedded technology, testing was approximately 90% complete and Reynolds Tobacco anticipates it to be completed by the end of the third quarter of 1999.

    As of March 31, 1999, approximately 88% of information technology systems were compliant and in production. Reynolds Tobacco anticipates the balance to be completed by the end of the third quarter of 1999. Approximately 89% of operating systems with embedded technology were compliant and in production. Management expects all operating systems with embedded technology to be fully year 2000 compliant by the end of the third quarter of 1999.

    Reynolds Tobacco is also in contact with suppliers, vendors, service providers and customers to assess the potential impact on operations if they are not successful in converting their systems in a timely manner. As of March 31, 1999, Reynolds Tobacco had received responses from 99% of identified third parties, as follows: 84% of identified third parties had confirmed that they are fully compliant, 14% were not currently compliant but expected to be by the end of 1999, and 1% will not be in compliance. Reynolds Tobacco continues to monitor the status of year 2000 efforts for those third parties that have been identified as critical and contingency plans specific to those third parties have been developed.

    Reynolds Tobacco's systems risk management program includes emergency backup and recovery procedures to be followed in the event of failure of a business-critical system. Reynolds Tobacco has expanded these procedures to include additional procedures for potential year 2000 issues. In addition, contingency plans to protect the business from year 2000-related interruptions have been developed, which include development of backup procedures, identification of alternate suppliers and possible increases in inventory levels. The possible consequences of Reynolds Tobacco or key third parties not being fully year 2000 compliant include temporary plant closings, delays in the delivery of products or receipt of supplies, invoice and collection errors and inventory obsolescence. Reynolds Tobacco believes its year 2000 implementation plan, including contingency measures, will be completed in all material respects by the end of 1999, thereby reducing the possible material adverse effects of the year 2000 issue on Reynolds Tobacco's business, results of operations and financial condition.

    As of March 31, 1999, Reynolds Tobacco had incurred expenses of $28 million to be year 2000 compliant. The current estimated cost to complete Reynolds Tobacco's year 2000 program is an additional $9 million. The table below sets forth a breakdown of current and estimated expenses associated with the year 2000 issue:

                                                               TOTAL COST AS OF    ESTIMATED TOTAL
                                                                MARCH 31, 1999      PROJECT COST
                                                               -----------------  -----------------
                                                                      (DOLLARS IN MILLIONS)
BY SYSTEM TYPE:
  Information technology systems.............................      $      26          $      33
  Operating systems with embedded technology.................              2                  4
BY WORK PERFORMED:
  Remediation................................................             26                 33
  Replacement................................................              2                  4
INTERNAL/EXTERNAL:
  Internal costs.............................................             20                 28
  Replacement/contractor costs...............................              8                  9

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    Market risk represents the risk of loss that may impact the consolidated financial position, results of operations or cash flows of RJR due to adverse changes in financial market prices and rates. RJR is exposed to interest rate market risk. This exposure is directly related to its normal investing and funding activities. RJR has established various policies and procedures to manage its exposure to market risk, including the use of financial derivatives, which are highly correlated to underlying exposures. RJR estimates its market risk due to changes in interest rates utilizing a financial model called Value at Risk. Value at Risk is a statistical measure of the potential loss in terms of fair value, cash flows or earnings of market-risk sensitive instruments over a one-year horizon assuming a 95% confidence interval for changes in market rates and prices.

INTEREST RATE EXPOSURES

    Upon reviewing its derivatives and interest rate instruments, based on the fair value of market-rate sensitive instruments at year-end, RJR does not believe that near-term changes in interest rates will have a material impact on its future earnings, fair values or cash flows.

                                    BUSINESS

GENERAL DEVELOPMENT OF BUSINESS

    RJR was incorporated as a holding company in 1970 holding the stock of Reynolds Tobacco and other companies that RJR has since sold. Reynolds Tobacco can trace its origins back to its formation in 1875. Activities were confined to the tobacco industry until the 1960's, when diversification led to investments in transportation, energy and food. With the acquisition of Del Monte Corporation in 1979, which RJR sold in 1989, RJR began to concentrate its focus on consumer products. This strategy led to the 1985 acquisition of Nabisco, which was formerly named Nabisco Brands, Inc.

    As a result of the transfer of the Nabisco interest to NGH, RJR is now a holding company that owns only 100% of the stock of Reynolds Tobacco, the second largest cigarette manufacturer in the United States. Reynolds Tobacco's largest selling cigarette brands include DORAL, WINSTON, CAMEL, SALEM and VANTAGE, and its other brands, including MONARCH, MORE, NOW, BEST VALUE and CENTURY, are marketed to meet a variety of smoker preferences. In the first quarter of 1999 and in 1998, Reynolds Tobacco had four of the top ten best selling brands of cigarettes in the United States. These top-selling brands were DORAL, WINSTON, CAMEL and SALEM.

    Based on data collected by an independent market research firm, Reynolds Tobacco's overall share of retail domestic consumer cigarette sales during the first quarter of 1999 was approximately 24.41%, a decrease of approximately one share point from the first quarter of 1998, and during 1998 was approximately 25.17%, a decrease of approximately one-quarter of a share point from 1997. During the first quarter of 1999, the largest domestic cigarette manufacturer, Philip Morris Incorporated, sold approximately 49.4% of all cigarettes consumed in the United States.

    As a result of the completion of the sale of the international tobacco business to Japan Tobacco on May 12, 1999, Reynolds Tobacco's business will consist exclusively of the manufacture and sale of cigarettes in the United States and its territories, commonwealths, protectorates and possessions.

INDUSTRY OVERVIEW

    U.S. cigarette shipments have decreased at a compound annual rate of 1.9% over the past 10 years. From 1995 through 1997, U.S. cigarette sales volume increased slightly from 481.4 billion to 482.9 billion units. In the first quarter of 1999, the industry experienced a 9.6% decline in shipments to 97.8 billion units from 108.2 billion units in the first quarter of 1998. In 1998, the industry experienced a 4.6% decline in shipments to 460.8 billion units with substantial price increases, reflecting settlement costs and higher state sales and excise taxes, responsible for a portion of this volume decline. Since August 1997, wholesale cigarette prices have increased six times, totaling approximately $0.70 per pack. Reynolds Tobacco implemented the most recent $0.45 per pack increase in November 1998 to satisfy its payment obligations under the Master Settlement Agreement with attorneys general for most U.S. states, territories and possessions. For a detailed discussion of the tobacco litigation and the Master Settlement Agreement, see note 4 to RJR's consolidated condensed financial statements as of March 31, 1999 and note 10 to RJR's consolidated financial statements as of December 31, 1998, which are included on pages F-34 - F-40 and F-13 - F-20, respectively.

    The breakdown between premium and savings brands of the U.S. cigarette industry's sales volume is as follows:

                                                                         THREE MONTHS ENDED
                                                                                                  YEARS ENDED
                                                                              MARCH 31            DECEMBER 31
                                                                        --------------------  --------------------
BRAND TYPE                                                                1999       1998       1998       1997
----------------------------------------------------------------------  ---------  ---------  ---------  ---------
Premium...............................................................      73.9%      72.6%      73.0%      72.3%
Savings...............................................................      26.1%      27.4%      27.0%      27.7%

    The breakdown between premium and savings brands of Reynolds Tobacco's sales volume is as follows:

                                                                         THREE MONTHS ENDED
                                                                                                  YEARS ENDED
                                                                              MARCH 31            DECEMBER 31
                                                                        --------------------  --------------------
BRAND TYPE                                                                1999       1998       1998       1997
----------------------------------------------------------------------  ---------  ---------  ---------  ---------
Premium...............................................................      61.9%      61.9%      62.6%      63.4%
Savings...............................................................      38.1%      38.1%      37.4%      36.6%

    Profit margins on savings brands tend to be lower than profit margins on premium brands. Reynolds Tobacco cannot predict the potential adverse impact of price increases on industry volume or Reynolds Tobacco volume, on the mix between premium and savings sales or on Reynolds Tobacco's market share.

    The following tables depict the comparative positions of the leading producers and brands in the tobacco industry:

                       MANUFACTURERS' RETAIL MARKET SHARE

                                                                    FIRST QUARTER
MANUFACTURER                                                           OF 1999        1998       1997       1996       1995
-----------------------------------------------------------------  ---------------  ---------  ---------  ---------  ---------
Philip Morris....................................................          49.4%         48.6%      47.7%      46.8%      45.1%
Reynolds Tobacco.................................................          24.4          25.2       25.4       25.9       27.0
Brown & Williamson/American Brands...............................          13.7          15.0       16.0       17.1       17.8
Lorillard........................................................           8.9           8.2        7.9        7.8        7.6
Other............................................................           3.6           3.0        3.0        2.4        2.5
                                                                          -----     ---------  ---------  ---------  ---------
Total............................................................         100.0%        100.0%     100.0%     100.0%     100.0%
                                                                          -----     ---------  ---------  ---------  ---------
                                                                          -----     ---------  ---------  ---------  ---------

------------------------

Source: IRI/Marlin

                      TOP 10 BRANDS BY MARKET SHARE--1998

                                                                                                  SHARE POINT CHANGE
BRAND                                             MANUFACTURER         TYPE      MARKET SHARE          FROM 1997
--------------------------------------------  --------------------  ----------  ---------------  ---------------------
Marlboro....................................  Philip Morris            Premium          33.8%                1.7%
Doral.......................................  Reynolds Tobacco         Savings           6.4%                0.5%
Newport.....................................  Lorillard                Premium           5.8%                0.4%
Winston.....................................  Reynolds Tobacco         Premium           5.6%                 --
GPC.........................................  B&W                      Savings           5.5%               (0.1)%
Camel.......................................  Reynolds Tobacco         Premium           5.3%                0.1%
Basic.......................................  Philip Morris            Savings           4.9%                0.1%
Salem.......................................  Reynolds Tobacco         Premium           3.4%               (0.3)%
Kool........................................  B&W                      Premium           3.3%               (0.1)%
Virginia Slims..............................  Philip Morris            Premium           2.7%               (0.1)%

------------------------

Source: IRI/Marlin

STRATEGY

    Reynolds Tobacco's primary long-term objective is to increase earnings and cash flow through selective marketing investments in key brands and continual improvements in its cost structure and operating efficiency.

    Reynolds Tobacco is committed to new product development, product-line extensions and brand repositioning as sources of growth. In May 1996, Reynolds Tobacco began test marketing in Chattanooga, Tennessee its ECLIPSE cigarette. Reynolds Tobacco expanded test markets in 1997 to include Lincoln, Nebraska and Atlanta, Georgia. ECLIPSE primarily heats rather than burns tobacco, thereby substantially reducing second-hand smoke, while leaving virtually no ash, stains or lingering odor. In 1997, Reynolds Tobacco revised the WINSTON blend and packaging as part of its "No Bull" campaign which has led to the first market share gains for this brand in 25 years. Also in 1997, Reynolds Tobacco introduced CAMEL MENTHOL, KAMEL MENTHE and RED KAMEL to the CAMEL brand family. Over the last year, Reynolds Tobacco has revised the SALEM blend and package design to compete more effectively in the marketplace. Reynolds Tobacco introduced these changes nationally in January 1999.

    To improve its cost structure and respond to the changing business conditions RJR expects to result from the Master Settlement Agreement with state attorneys general and other existing settlement agreements, Reynolds Tobacco announced in December 1998 a $365 million settlement-related charge to eliminate 15% of the work force equal to approximately 1,300 positions and a write-down of one of Reynolds Tobacco's production facilities and other equipment to fair value. RJR expects these programs to generate significant cost savings in future years. RJR anticipates that pre-tax savings in 1999 and 2000 relating to the employee terminations and rationalizing manufacturing operations will be approximately $75 million and $110 million, respectively.

SALES AND MARKETING

    Reynolds Tobacco markets each of its existing brands through various campaigns designed to strengthen the brand's image among adult smokers and to increase market share. Reynolds Tobacco designs its marketing programs to build brand awareness and to add value to the brands by building brand loyalty among current adult smokers and attracting adult smokers of competing brands.

    In 1998, the WINSTON brand, supported by the "No Bull" campaign, gained market share for the first time in 25 years, despite a fiercely competitive marketplace. CAMEL continued to be a strong competitor, backed by its new "Mighty Tasty" advertising campaign and related promotional events. After a year of successful test-marketing of a new positioning, SALEM introduced the "It's Not What You Expect" campaign nationally in January 1999. Reynolds Tobacco believes it is essential to compete in all segments of the cigarette market and accordingly offers a range of lower-priced brands, including DORAL, MONARCH and BEST VALUE, intended to appeal to more cost-conscious adult smokers. DORAL has maintained its positive performance trend, achieving significant gains and growing to an approximately 23.7% share of the savings segment in 1998.

    Television and radio advertising for cigarettes is prohibited in the United States. As part of the Master Settlement Agreement, Reynolds Tobacco has agreed, along with the other major cigarette manufacturers, to discontinue the use of billboard advertising as well as other specific marketing and promotional tools. Reynolds Tobacco plans to maintain advertising campaigns for its brands in magazines, at retail cigarette locations and in other adult venues as an integral part of its strategy to increase loyalty to its brands and to attract adult smokers of other brands. In addition, Reynolds Tobacco engages in various promotional campaigns like "Camel Cash", which enables adult smokers to purchase goods using coupons from cigarette packages, and direct mail campaigns targeted at adult smokers. Reynolds Tobacco offers buydown programs to retailers whereby the retailers receive payments from Reynolds Tobacco that the retailer is contractually obligated to pass through to consumers as a discount.

    Reynolds Tobacco sells cigarettes principally to distributors and wholesalers and to various large retail stores. Most of Reynolds Tobacco's customers buy on a spot basis rather than under long-term agreements. Except for McLane Company, Inc., the largest distributor of cigarettes in the United States, which represented approximately 16.7% of Reynolds Tobacco's sales in 1998, no Reynolds Tobacco customer accounted for more than 10% of Reynolds Tobacco's 1998 sales.

    Over 1,500 sales personnel oversee Reynolds Tobacco's relationships with its wholesale and retail customers. Reynolds Tobacco sales personnel monitor inventories, work with retailers on display and signage and from time to time enter into discount arrangements with retailers.

MANUFACTURING

    Reynolds Tobacco manufactures cigarettes primarily at its Tobaccoville and Whitaker Park plants in Winston-Salem, North Carolina, both of which it owns. Tobaccoville is a two million square-foot facility constructed in 1985 with a current capacity of approximately 110 billion cigarettes per year. The Whitaker Park complex was built in 1960 and includes Reynolds Tobacco's Central Distribution Center, the Bowman Gray Technical Center for research and development activities and a pilot plant for trial manufacturing of new products. RJR believes that Reynolds Tobacco's cigarette manufacturing facilities are among the most technologically advanced in the United States.

    In connection with the sale to Japan Tobacco of the international tobacco business, (1) Reynolds Tobacco has entered into a contract to manufacture cigarettes for delivery to and sale by Japan Tobacco outside the United States and (2) Japan Tobacco has entered into a contract to manufacture cigarettes for delivery to and sale by Reynolds Tobacco in Puerto Rico and the U.S. Virgin Islands. These contracts will remain in effect until at least December 31, 2001. Either party may terminate the contract under which Reynolds Tobacco manufactures cigarettes for Japan Tobacco, effective on December 31, 2001 or on December 31 of any succeeding year upon one year's notice given by that party. Upon termination of the contract under which Reynolds Tobacco manufactures cigarettes for Japan Tobacco, the contract under which Japan Tobacco manufactures cigarettes for Reynolds Tobacco will automatically terminate.

RAW MATERIALS

    In its production of cigarettes, Reynolds Tobacco uses domestic burley and flue-cured leaf tobacco purchased at domestic auction. Reynolds Tobacco also purchases oriental tobacco, grown primarily in Turkey and Greece, and other nondomestic tobacco. Tobacco is then aged or "cured" for approximately two years before Reynolds Tobacco uses it in production.

INTELLECTUAL PROPERTY

    Reynolds Tobacco owns numerous trademarks, including the brand names of its cigarettes and their distinctive packaging and display. In addition, Reynolds Tobacco considers the blends of tobacco that make each of its brands distinctive to be trade secrets. These trade secrets are generally not the subject of patents, though various of Reynolds Tobacco's manufacturing processes are patented.

    In connection with the sale of the international tobacco business, Reynolds Tobacco will sell its trademarks outside the United States and specific patents outside the United States.

    All of Reynolds Tobacco's material trademarks are registered with the U.S. Patent and Trademark Office. Rights in these trademarks in the United States will last indefinitely as long as Reynolds Tobacco continues to use the trademarks.

COMPETITION

    The markets in which Reynolds Tobacco conducts its business are highly competitive, with a number of large participants. Philip Morris Incorporated, Reynolds Tobacco's largest competitor, has significantly greater resources than Reynolds Tobacco. Members of the tobacco industry compete on numerous bases, including brand and packaging recognition, brand loyalty, retail display and promotion, quality and price. Substantial advertising, merchandising display and promotional expenditures, including selective discounting, are generally necessary to maintain or improve a brand's market position.

    Increased selling prices and taxes on cigarettes have resulted in additional price sensitivity of cigarettes at the consumer level and in a proliferation of discounts and of brands in the savings segment of the market. Generally, sales of cigarettes in the savings segment are not as profitable as those in the premium segment.

    Members of the tobacco industry use price discounting as a competitive tool. For example, over the last five weeks of the first quarter of 1999, Philip Morris offered discounts of $5.50 per carton or $0.55 per pack on MARLBORO. Reynolds Tobacco matched these discounts on CAMEL and WINSTON. Similarly, Brown & Williamson initiated aggressive discounts on its GPC brand which Reynolds Tobacco matched on DORAL.

    TRADE LOADING. Wholesalers began to increase their inventories of cigarettes in mid-1997 in anticipation that litigation settlements would result in significant price increases. Wholesale trade inventories of Reynolds Tobacco products amounted to approximately 3.2 billion cigarettes in November 1998, and at year-end had been reduced to approximately 1.9 billion cigarettes. It is unclear when wholesalers will reduce excess stocks to normal levels.

    GRAY MARKET. The price difference between cigarettes manufactured for sale abroad and cigarettes manufactured for U.S. sale has increased, and consequently a domestic "gray market" has developed in cigarettes manufactured for sale abroad. These cigarettes compete with the cigarettes that Reynolds Tobacco manufactures for domestic sale. RJR has taken legal action against various distributors and retailers who engage in that practice.

EMPLOYEES

    As of December 31, 1998, Reynolds Tobacco had approximately 9,000 employees. None of its employees is unionized. RJR believes that employee relations are good.

PROPERTIES

    Reynolds Tobacco's executive offices are housed in two of its buildings in downtown Winston-Salem. Reynolds Tobacco owns several other smaller properties, all located in or near Winston-Salem. See the portion of the document found under the heading "Manufacturing" for a description of Reynolds Tobacco's operating facilities.

LITIGATION AND REGULATION

    LITIGATION

    TOBACCO LITIGATION--GENERAL. Various legal actions, proceedings and claims are pending or may be instituted against RJR, Reynolds Tobacco, RJR's other affiliates or indemnitees, including those claiming that lung cancer and other diseases, as well as addiction, have resulted from the use of or exposure to Reynolds Tobacco's tobacco products. There has been a noteworthy increase in the number of these cases pending. As of May 14, 1999, 653 active cases were pending in the United States against RJR, Reynolds Tobacco, RJR's other affiliates or indemnitees. The plaintiffs in these actions seek recovery on a variety of legal theories, including strict liability in tort, design defect, negligence, special duty, voluntary undertaking, breach of warranty, failure to warn, fraud, misrepresentation, unfair trade practices, conspiracy, aiding and abetting, unjust enrichment, antitrust, Racketeer Influenced and Corrupt Organization Act, indemnity, contribution, medical monitoring, common law public nuisance and civil rights violations. Plaintiffs have specifically pleaded punitive damages, often in amounts ranging into the hundreds of millions, or even billions of dollars, in a number of cases in addition to compensatory and other damages.

    In January of 1999, President Clinton announced that the U.S. Department of Justice is preparing a litigation plan for a lawsuit by the federal government to recover federal healthcare costs associated with cigarette smoking. Press reports have indicated that the Justice Department has engaged a private law firm to assist it in a federal lawsuit.

    In addition, on December 22, 1998, a now inactive tobacco subsidiary that was part of the international tobacco business, Northern Brands International, Inc., entered into a plea agreement with the United States Attorney for the Northern District of New York. Northern Brands was charged with aiding and abetting specific customers who fraudulently brought merchandise into the United States. In the plea agreement, the U.S. Attorney agreed not to bring additional criminal charges in the Northern District against Northern Brands or its corporate affiliates, including NGH, RJR and Reynolds Tobacco, for actions from 1985 through 1998 that are related to those that gave rise to the agreement. RJR-MacDonald, an operating company in Canada, is cooperating with an investigation now being conducted by the Royal Canadian Mounted Police relating to the same events that gave rise to the Northern Brands investigation. Under the sale agreement with Japan Tobacco, RJR and Reynolds Tobacco have retained all liabilities that may arise from these events. Reynolds Tobacco cannot predict whether any other authorities in the United States or Canada will seek to take further actions with regard to these events.

    RJR and Reynolds Tobacco believe that, notwithstanding the quality of defenses available to them and their affiliates in litigation matters, it is possible that the financial condition and/or results of operations of RJR and Reynolds Tobacco in particular quarterly or annual periods could be materially affected by the ultimate outcome of various pending litigation matters, including litigation costs. RJR and Reynolds Tobacco are unable to predict the outcome of the litigation or to derive a meaningful estimate of the amount or range of any possible loss in any particular quarterly or annual period or in the aggregate. RJR and Reynolds Tobacco will indemnify NGH and its affiliates for any liability that any of those parties incurs arising from tobacco-related litigation.

    LITIGATION SETTLEMENT AGREEMENTS. In June 1994, the Mississippi attorney general brought an action, MOORE V. AMERICAN TOBACCO COMPANY, against various industry members including Reynolds Tobacco. This case was brought on behalf of the state to recover state funds paid for healthcare and medical and other assistance to state citizens suffering from diseases and conditions allegedly related to tobacco use. Following the filing of the MOORE case, most other states, through their attorneys general and/or other state agencies, sued Reynolds Tobacco and other U.S. cigarette manufacturers based on similar theories.

    On November 23, 1998, the major U.S. cigarette manufacturers entered into the Master Settlement Agreement with attorneys general representing each of the states of the United States (excepting those states with which the manufacturers had previously concluded settlements), the District of Columbia, Puerto Rico, Guam, the Virgin Islands, American Samoa and the Northern Marianas. The Master Settlement Agreement is subject to judicial approval by the state courts in which the attorneys general filed suit. As of March 31, 1999, final approval had been obtained in 40 of the settling jurisdictions having percentage shares equal to 48.9% of the percentage shares of payments due. The Master Settlement Agreement becomes effective on the earlier of June 30, 2000 or the date on which final approval of the settlement has been obtained in courts of 80% of the settling jurisdictions, both by number and percentage share of the settlement payments due. To the extent approved, the Master Settlement Agreement settles all the healthcare cost recovery actions brought by the settling jurisdictions and contains releases of various additional present and future claims.

    - MONETARY LIABILITIES. In addition to payments made in 1998, the Master Settlement Agreement calls for four annual initial industry payments starting in 2000 of up to approximately $2.47 billion, $2.5 billion, $2.6 billion and $2.7 billion, respectively. It also requires perpetual annual industry payments, increasing from $4.5 billion in April 2000 to $8 billion in 2004 and further to $9 billion in 2018 and thereafter. Ten additional industry payments of $861 million are due annually beginning in April 2008. All payments are to be allocated among the companies on the basis of relative market share and most are subject to adjustments for changes in sales volume in units, inflation and other factors.

      The tobacco companies have also agreed to (1) make a one-time payment of $50 million on March 31, 1999 to establish a fund for enforcement of the Master Settlement Agreement and laws relating to tobacco products and (2) fund activities of the National Association of Attorneys General relating to the Master Settlement Agreement at the cost of $150,000 per year for ten years.

      In addition, the Master Settlement Agreement calls for the creation of a national foundation that would establish public education and other programs and conduct or sponsor research to reduce youth smoking and to understand and educate the public about diseases associated with tobacco-product use. The tobacco companies would fund the establishment of the foundation with 10 annual payments of $25 million commencing March 31, 1999, further payments of $250 million on March 31, 1999 and $300 million annually thereafter for four years and additional annual payments of $300 million beginning in 2004 if, during the year preceding the year when payment is due, participating manufacturers collectively accounted for at least 99.05% of the cigarette market. Each of these payments is to be allocated among the companies on the basis of relative market share. Other than the $25 million annual payments and the $250 million payment due on March 31, 1999, the payments for the foundation are subject to adjustments for changes in sales volume in units, inflation and other factors.

      The manufacturers have also agreed to pay the litigation costs, including government attorneys' fees, of the offices of the attorneys general relating to the settled cases and, subject to specific quarterly and annual payment caps, the costs and fees of outside counsel to the settling jurisdictions. Outside counsel fees are to be determined either by arbitration or in accordance with a negotiated fee procedure. Awards determined by arbitration will be paid subject to an aggregate annual cap on arbitrated attorneys' fees for all these and various other settled cases of $500 million. Fees set by the negotiated fee procedure would be subject to an annual cap of $250 million, and will not exceed a total of $1.25 billion. Reimbursement of costs is capped at $150 million for litigation costs, including government attorneys' fees and those of the offices of the attorneys general and at $75 million annually for outside counsels' costs. Payments for attorneys' fees and costs are to be allocated on a market share basis.

      Reynolds Tobacco estimates that the payments to be made by it under existing settlements of lawsuits, including the Master Settlement Agreement, in 1999 are approximately $1.6 billion, $316 million of which was paid as of March 31, 1999. In future years, Reynolds Tobacco estimates payments under those settlement arrangements to exceed $2.0 billion per year. However, these payments will be subject to, among other things, the volume of cigarettes sold by Reynolds Tobacco, Reynolds Tobacco's market share and inflation adjustments.

      Reynolds Tobacco has made all payments due March 31, 1999, predominantly into escrow pending effectiveness of the Master Settlement Agreement.

    - GROWERS' TRUST. As part of the Master Settlement Agreement, the tobacco companies have agreed to work with tobacco growers to address the possible adverse economic impact of the Master Settlement Agreement on growers. Together with the other major manufacturers, Reynolds Tobacco has agreed in principle to participate in funding a $5.15 billion trust fund to be administered by the tobacco-growing states. Details of these arrangements have not yet been established. However, Reynolds Tobacco anticipates that its payment obligations will be payable over a number of years and will be subject to adjustments for several factors, including inflation, U.S. aggregate cigarette volumes and market share.

    - OTHER MASTER SETTLEMENT AGREEMENT OBLIGATIONS. The Master Settlement Agreement also contains provisions restricting the marketing of cigarettes. Among these are restrictions or prohibitions on the use of cartoon characters, brand-name sponsorships, brand-name non-tobacco products, outdoor and transit brand advertising, payments for product placement, free sampling and lobbying. The Master Settlement Agreement requires the dissolution of three industry-sponsored research and advocacy organizations.

    The Master Settlement Agreement may have a significant negative impact on the financial condition or results of operations of RJR and Reynolds Tobacco. The financial effects depend, among other things, on the impact of increased cigarette prices needed to cover the cost of settlement-related payments, proposed marketing restrictions, increased funding of antismoking educational programs, the amount and kind of additional requirements that may be imposed on the industry by state and national legislation and regulation and the effect on Reynolds Tobacco's payment obligations of variables like inflation, sales volumes, the level of operating profits and Reynolds Tobacco's competitive position in the industry. The effect of the Master Settlement Agreement, if any, on existing claims, or the number and type of additional lawsuits filed against Reynolds Tobacco in the future, is also difficult to predict at this time.

    For further discussion of the tobacco litigation, see note 4 to RJR's consolidated condensed financial statements as of March 31, 1999 and note 10 to RJR's consolidated financial statements as of December 31, 1998, which are included on pages F-34 - F-40 and F-13 - F-20, respectively.

    OTHER GOVERNMENT REGULATION

    The advertising, sale and use of cigarettes have been subject to substantial regulation by government and health officials for many years. Together with manufacturers' price increases in recent years and substantial increases in state and federal excise taxes on cigarettes, these developments have had and will likely continue to have an adverse effect on cigarette sales.

    Cigarettes are subject to substantial excise taxes in the United States. The federal excise tax per pack of 20 cigarettes is currently $0.24. The per pack federal cigarette excise tax will increase by $0.10 in 2000, and by an additional $0.05 in 2002. In his State of the Union address delivered in January 1999, President Clinton indicated support for a $0.55 additional increase in the federal excise tax. In addition, all states and the District of Columbia impose excise taxes at levels ranging from $0.025 per pack in Virginia to $1.00 per pack in Alaska.

    In 1964, the Report of the Advisory Committee to the Surgeon General of the U.S. Public Health Service concluded that cigarette smoking was a health hazard of sufficient importance to warrant appropriate remedial action. Since 1966, federal law has required a warning statement on cigarette packaging. Since 1971, television and radio advertising of cigarettes has been prohibited in the United States. Cigarette advertising in other media in the United States must include information on the "tar" and nicotine yield content of cigarettes, as well as a warning statement.

    During the past three decades, various laws affecting the cigarette industry have been enacted. In 1984, Congress enacted the Comprehensive Smoking Education Act. Among other things, the Smoking Education Act:

    - establishes an interagency committee on smoking and health that is charged with carrying out a program to inform the public of any dangers to human health presented by cigarette smoking;

    - requires a series of four health warnings to be printed on cigarette packages and advertising on a rotating basis;

    - increases type size and area of the warning required in cigarette advertisements; and

    - requires that cigarette manufacturers provide annually, on a confidential basis, a list of ingredients used in the manufacture of cigarettes to the Secretary of Health and Human Services.

    The warnings currently required on cigarette packages and advertisements, other than billboards, are as follows:

    - "SURGEON GENERAL'S WARNING: Smoking Causes Lung Cancer, Heart Disease, Emphysema, And May Complicate Pregnancy";

    - "SURGEON GENERAL'S WARNING: Quitting Smoking Now Greatly Reduces Serious Risks To Your Health";

    - "SURGEON GENERAL'S WARNING: Smoking By Pregnant Women May Result in Fetal Injury, Premature Birth, and Low Birth Weight"; and

    - "SURGEON GENERAL'S WARNING: Cigarette Smoke Contains Carbon Monoxide".

    Since the initial report in 1964, the Secretary of Health, Education and Welfare, now the Secretary of Health and Human Services, and the Surgeon General have issued a number of other reports that purport to find the nicotine in cigarettes addictive and to link cigarette smoking and exposure to cigarette smoke with specific health hazards, including various types of cancer, coronary heart disease and chronic obstructive lung disease. These reports have recommended various governmental measures to reduce the incidence of smoking.

    In 1992, the federal Alcohol, Drug Abuse and Mental Health Act was signed into law. This act requires states to adopt a minimum age of 18 for purchases of tobacco products and to establish a system to monitor, report and reduce the illegal sale of tobacco products to minors in order to continue receiving federal funding for mental health and drug abuse programs. In January 1996, the U.S. Department of Health and Human Services announced regulations implementing this legislation.

    The U.S. Food and Drug Administration has promulgated regulations asserting jurisdiction over cigarettes as "drugs" or "medical devices" under the provisions of the Food, Drug and Cosmetic Act. These regulations include severe restrictions on the distribution, marketing and advertising of cigarettes, and would require the industry to comply with a wide range of labeling, reporting, record keeping, manufacturing and other requirements. If not reversed by judicial or legislative action, the FDA's exercise of jurisdiction could lead to more expansive FDA-imposed restrictions on cigarette operations than those set forth in the regulations, and could materially adversely affect Reynolds Tobacco's business, volume, results of operations, cash flows and/or financial position. In August 1998, the Fourth Circuit Court of Appeals ruled that the FDA does not have the authority to regulate tobacco products and declared some of the FDA's regulations invalid. In November 1998, that court denied the FDA's petition for rehearing. On April 26, 1999, the U.S. Supreme Court agreed to hear the FDA's appeal of the Fourth Circuit's ruling.

    In December 1992, the U.S. Environmental Protection Agency issued a report that classified environmental tobacco smoke as a Group A (known human) carcinogen. Reynolds Tobacco and others filed suit to challenge the validity of the EPA report. On July 17, 1998, the trial court held that the EPA's classification of environmental tobacco smoke was invalid and vacated those portions of the report dealing with lung cancer. The EPA has appealed, and oral argument is expected before the Court of Appeals for the Fourth Circuit in June 1999.

    In March 1994, the U.S. Occupational Safety and Health Administration announced proposed regulations that would restrict smoking in the workplace to designated smoking rooms that are separately exhausted to the outside. Reynolds Tobacco cannot predict the form or timing of any regulations that may be finally adopted by OSHA. However, if the proposed regulations are adopted, Reynolds Tobacco expects that many employers who have not already done so would prohibit smoking in the workplace rather than make expenditures necessary to establish designated smoking areas to accommodate smokers. Reynolds Tobacco submitted comments on the proposed regulations during the comment period which closed in February 1996, but no regulation has yet been adopted. Because many employers currently do not permit smoking in the workplace, Reynolds Tobacco cannot predict the effect of any regulations that may be adopted, but incremental restrictions on smokers could have an adverse effect on cigarette sales and Reynolds Tobacco.

    Forty-eight states and many local jurisdictions have enacted legislation imposing various restrictions on public smoking. Many employers have initiated programs restricting or eliminating smoking in the workplace. A number of states have enacted legislation designating a portion of increased cigarette excise taxes to fund either antismoking programs, healthcare programs or cancer research. In addition, educational and research programs addressing health care issues related to smoking are being funded from industry payments made or to be made under settlements with state attorneys general. Federal law prohibits smoking on all domestic airline flights of six hours duration or less and the U.S. Interstate Commerce Commission has banned smoking on buses transporting passengers interstate. Various common carriers have imposed additional restrictions on passenger smoking.

    In July 1996, Massachusetts enacted legislation requiring manufacturers of tobacco products sold in Massachusetts to report yearly, beginning December 15, 1997, the ingredients of each brand sold. The statute also requires the reporting of nicotine yield ratings in accordance with procedures established by the State. The legislation contemplates public disclosure of all ingredients in descending order, a trade-secret disclosure that Reynolds Tobacco believes could damage the competitive position of its brands. Together with other cigarette manufacturers, Reynolds Tobacco filed suit in the U.S. District Court for the District of Massachusetts seeking to have the statute declared null and void and to restrain Massachusetts officials from enforcing it. Manufacturers of smokeless tobacco products filed a similar suit. The court granted a preliminary injunction that enjoined Massachusetts officials from enforcing the law relating to ingredient reporting, which has been upheld by the Court of Appeals for the First Circuit. Both the manufacturers and the State are now seeking summary judgment from the district court. The case has been briefed and argued.

    In 1997, Texas enacted legislation similar to the Massachusetts law, except that the Texas statute authorizes confidentiality of trade secrets. After notice and comment, the Texas Department of Health promulgated regulations that require both ingredient and nicotine-yield reports to be filed December 1, 1999.

    In August 1998, the Massachusetts Department of Health issued regulations for public comment that would require annual reporting beginning July 1, 2000 on a brand-by-brand basis of 43 smoke constituents in both mainstream smoke and sidestream smoke. Together with other cigarette manufacturers, Reynolds Tobacco filed comments with the Massachusetts Department of Health on October 9, 1998. Reynolds Tobacco and the other manufacturers believe that the Massachusetts Department of Health lacks legal authority to promulgate these regulations. Nevertheless, Reynolds Tobacco and the other manufacturers have proposed conducting a cooperative benchmarking study to address specific Massachusetts Department of Health concerns. The Massachusetts Department of Health has agreed not to amend or finalize these regulations until it has reviewed the results of the manufacturers' study.

    It is not possible to determine what additional federal, state, local or foreign legislation or regulations relating to smoking or cigarettes will be enacted or to predict any resulting effect on Reynolds Tobacco or the cigarette industry generally, but legislation or regulations of that sort could have an adverse effect on Reynolds Tobacco or the cigarette industry generally.

    Tobacco leaf is an agricultural commodity subject to U.S. Government production controls and price supports that can affect market prices substantially. The tobacco leaf price support program is subject to congressional review and may be changed at any time. In December 1994, Congress enacted the Uruguay Round Agreements Act to replace a domestic content requirement with a tariff rate quota system that keys tariffs to import volumes. The tariff rate quotas have been established by the United States with overseas tobacco producers and became effective on September 13, 1995. Because of the importance of tobacco leaf as a raw material for Reynolds Tobacco's products, substantial changes in the regulatory regime applicable to tobacco leaf could have a material effect on Reynolds Tobacco's results of operations and cash flows.

    ENVIRONMENTAL MATTERS

    Reynolds Tobacco is subject to federal, state and local environmental laws and regulations concerning the discharge, storage, handling and disposal of hazardous or toxic substances. Those laws and regulations provide for significant fines, penalties and liabilities, in various cases without regard to whether the owner or operator of the property knew of, or was responsible for, the release or presence of hazardous or toxic substances. In addition, third parties may make claims against owners or operators of properties for personal injuries and property damage associated with releases of hazardous or toxic substances. Management cannot predict what environmental legislation or regulations will be enacted in the future or how existing or future laws or regulations will be administered or interpreted. Management similarly cannot predict the amount of future expenditures that may be required in order to comply with any environmental laws or regulations or to satisfy any of those claims.

    Recently, the EPA has proposed regulations that would impose restrictions on Reynolds Tobacco's use of specific fumigants used to protect stores of tobacco from agricultural pests. Reynolds Tobacco may be unable to replace those fumigants with other cost-effective fumigants. As a result, Reynolds Tobacco could be required to make significant expenditures to comply with the EPA regulations, or risk the loss of substantial stores of tobacco to agricultural pests. Management cannot predict the amount of future expenditures that may be required to comply with these regulations.

                                   MANAGEMENT

STRUCTURE OF RJR'S BOARD OF DIRECTORS

    RJR will amend its certificate of incorporation before the distribution to provide for a classified board of directors. RJR's board of directors will be divided into three classes of directors and will consist of not less than five nor more than twelve directors. The term of office of Class I Directors will expire at the 2000 annual meeting, the term of office of Class II Directors will expire at the 2001 annual meeting and the term of office of Class III Directors will expire at the 2002 annual meeting. At each annual meeting of stockholders held after the distribution, RJR's stockholders will elect a class of directors for a three-year term to replace the class whose term has then expired. For a further description of the classified board of directors, see the section of this document located under the heading "Statutory, Charter and Bylaw Provisions".

    RJR's board of directors expects to establish the following committees:

    - An executive committee that will, among other things, have all the powers of the board in overseeing the business and affairs of RJR at all times when the board is not in session;

    - A compensation committee that will make recommendations to the board on matters related to employee compensation and plans concerning the orderly succession of officers and key management personnel;

    - An audit committee that will, among other things, consider the overall scope and approach of the annual audit and recommendations from the independent accountants, recommend the appointment of the independent accountants and consider significant accounting methods adopted or proposed to be adopted and procedures for internal controls. Only outside directors will be eligible to serve on this committee; and

    - A corporate governance and nominating committee will have responsibility for recruiting and nominating new directors and for corporate governance issues, including board self-evaluation and chief executive officer evaluation. Only outside directors will be eligible to serve on this committee.

    RJR's board of directors has not yet determined the ultimate composition of these committees. However, RJR anticipates that its board of directors will resolve these matters shortly after the distribution.

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth selected information as of May 17, 1999, concerning the directors and executive officers of RJR who will be serving in office as of the distribution date:

NAME                                                       AGE      POSITION
-----------------------------------------------------      ---      -----------------------------------------------------
John T. Chain, Jr....................................          64   Class I Director
John G. Medlin, Jr...................................          65   Class II Director
Joseph P. Viviano....................................          61   Class III Director
Nana Mensah..........................................          46   Class II Director
Andrew J. Schindler..................................          54   President, Chief Executive Officer and Class III
                                                                    Director
Kenneth J. Lapiejko..................................          50   Senior Vice President, Chief Financial Officer and
                                                                    Treasurer
Charles A. Blixt.....................................          47   Executive Vice President and General Counsel
Lynn J. Beasley......................................          41   Executive Vice President--Marketing
James V. Maguire.....................................          48   Senior Vice President-Sales

    JOHN T. CHAIN, JR. Gen. (Ret.) Chain has been the Chairman of Thomas Group, Inc. since May 1998 and has been a member of the board of directors of Thomas Group since May 1995. He also serves as the President of Quarterdeck Equity Partners, Inc., an investor in the defense industry. He served as Special Assistant to the Chairman of Burlington Northern Santa Fe Corporation from November 1995 to March 1996, and as Executive Vice President of Burlington Northern from 1991 to November 1995. For more than five years prior to that time, he served as a General (Commander-in-Chief, the Strategic Air Command) in the United States Air Force. Gen. Chain is a member of the boards of directors of NGH, Nabisco, Northrop Grumman Corporation, Kemper Insurance and Thomas Group.

    JOHN G. MEDLIN, JR. Mr. Medlin is Chairman Emeritus of Wachovia Corporation and served as its Chairman from 1988 to April 1998 and its Chief Executive Officer from 1977 until December 1993. Mr. Medlin is a member of the boards of directors of BellSouth Corporation, Burlington Industries, Inc., Media General, Inc., National Service Industries, Inc., USAirways Group, Inc. and Wachovia Corporation. From 1983 until 1989, Mr. Medlin was a member of the board of directors of RJR Nabisco, Inc. and, from 1989 to 1998, he was a member of the board of directors of NGH.

    JOSEPH P. VIVIANO. Mr. Viviano has served as the Vice Chairman of Hershey Foods Corporation since January 1999. Previously, Mr. Viviano had been President and Chief Operating Officer of Hershey Foods Corporation from 1994 through 1998. He is a member of the boards of directors of Hershey Foods Corporation, Chesapeake Corporation, Huffy Corporation and Harsco Corporation.

    NANA MENSAH. Mr. Mensah has served as President and Chief Operating Officer of Long John Silver's Restaurants, Inc. since 1997. Previously, Mr. Mensah had been Senior Vice President, Operations and Concept Development of PepsiCo Restaurants International since 1994. Prior to that time, he was Vice President-Operations for KFC USA, Inc., from 1990 until 1994, and, from 1988 to 1990, he was Market Manager/Regional Operations Director of Southland Corporation. Mr. Mensah does not currently serve on the board of directors of any public companies.

    ANDREW J. SCHINDLER. Mr. Schindler has served as President and Chief Executive Officer of Reynolds Tobacco since 1995. He is expected to be elected chairman of RJR's board of directors. Mr. Schindler joined RJR in 1974. He became Senior Vice President--Operations in July, 1989 and was elected Executive Vice President--Operations in 1991. In May of 1994, Mr. Schindler assumed the position of President and Chief Operating Officer of Reynolds Tobacco. He is currently a member of the board of directors of the United Way of Forsyth County, a member of the advisory board of Wachovia Bank of North Carolina, N.A., the Board of Trustees of Old Salem, the North Carolina School of the Arts Foundation Board, and the Wake Forest University-Baptist Hospital Medical Center Board of Visitors.

    KENNETH J. LAPIEJKO. Mr. Lapiejko has served as Senior Vice President, Chief Financial Officer and Treasurer of Reynolds Tobacco since 1995. Mr. Lapiejko joined R.J. Reynolds Tobacco International as a Senior Financial Analyst in 1977. After holding a number of positions with Reynolds Tobacco, he was promoted in 1991 to Vice President of Finance and Accounting. Before joining Reynolds International in 1977, Mr. Lapiejko held financial positions with the Glass Container Division and the International Division of Owens Illinois, Inc.

    CHARLES A. BLIXT. Mr. Blixt has been Executive Vice President and General Counsel of Reynolds Tobacco since 1998 and, before that time, was Senior Vice President and General Counsel of Reynolds Tobacco since 1995. Mr. Blixt joined Reynolds Tobacco as Associate Counsel-Litigation in 1985. Before joining Reynolds Tobacco, Mr. Blixt served as counsel for Caterpillar Tractor Co. and Fiat-Allis Construction Machinery, Inc. Mr. Blixt began his career in private practice. Mr. Blixt serves on the Board of Visitors of Salem College and Academy, and the Board of Visitors of Wake Forest University School of Law.

    LYNN J. BEASLEY.  Ms. Beasley has served as Executive Vice
President--Marketing for Reynolds Tobacco since 1997. Ms. Beasley joined Reynolds Tobacco in 1982 as a marketing assistant. After holding a number of positions at Reynolds Tobacco, she became Senior Vice President of the Winston/ Camel business unit in 1993. She was named Senior Vice President of Brand Marketing for Winston, Camel and Salem in 1995. Before joining Reynolds Tobacco, Ms. Beasley was a research assistant at the University of Wisconsin. Ms. Beasley serves on the Salem College Board of Visitors. She is a member of the Senior Services Board.

    JAMES V. MAGUIRE. Mr. Maguire has served as Senior Vice President--Sales of Reynolds Tobacco since 1994. Mr. Maguire joined Reynolds Tobacco in 1973 as a sales representative. After holding a number of positions at Reynolds Tobacco and other RJR Nabisco subsidiaries, he became Vice President of Sales/Marketing Development in 1993.

    Additionally, RJR is currently conducting a search for four additional individuals who are qualified to serve on its board of directors. RJR may complete this search before, on or after completion of the distribution and will announce the names and backgrounds of these individuals upon their election to its board of directors.

DIRECTORS' COMPENSATION

    Directors who are not employees of RJR or its subsidiaries will receive an annual retainer fee of $50,000 per year, plus attendance fees of $1,250 for each meeting, including designated days during which the board or a committee of the board conducts RJR's business. In addition, those outside directors who are committee members will receive committee attendance fees of $1,250 for each meeting and committee chairs will each receive a $5,000 annual retainer. RJR will offer outside directors life insurance having a death benefit of up to $100,000, a matching grants program and supplemental insurance programs. Upon becoming a director, RJR will grant each outside director an option under a stock option plan to purchase 10,000 shares of its common stock. The options will have an exercise price equal to the fair market value of the common stock on the date of grant. The options will not be exercisable for six months following the date of grant but, thereafter, will be exercisable for ten years from the date of grant.

    In addition, an outside director will receive (1) an annual grant of stock options that will be made on the date of the annual stockholders' meeting determined under a formula set forth in the applicable plan and (2) an annual grant of 1,000 common stock units. The annually granted stock options will have a ten-year term and vest over three years (33% on the first and second anniversaries of the date of grant and 34% on the third anniversary) and the common stock units will only be paid on termination of a director's services.

    RJR will not compensate any directors who are employees of RJR or its subsidiaries in their capacity as directors.

EXECUTIVE COMPENSATION

    The following pages describe the components of the total compensation of RJR's five most highly compensated executive officers, as defined under SEC rules, at the end of the last completed fiscal year.

    The bonuses shown represent amounts that the Compensation Committee of NGH's board of directors and its entire board approved for each named individual based on RJR's performance for the applicable year.

    The long-term compensation shown in the Summary Compensation Table was provided under NGH's 1990 Long-Term Incentive Plan, which this document refers to as the LTIP. The LTIP provides for various types of awards like stock options, restricted stock, performance unit awards and performance appreciation rights, as described below. This document also describes below the future compensation that those individuals may receive under RJR's and/or NGH's retirement plans or, following termination of employment under various circumstances, under individual agreements.

SUMMARY COMPENSATION TABLE

    The following table presents specific information regarding the compensation of RJR's five most highly compensated executive officers.

                           SUMMARY COMPENSATION TABLE

                                          ANNUAL COMPENSATION                            LONG-TERM COMPENSATION
                                 -------------------------------------  ---------------------------------------------------------
                                  AGGREGATE                                             SECURITIES
                                    BASE                 OTHER ANNUAL    RESTRICTED     UNDERLYING      LONG-TERM     ALL OTHER
NAME & PRINCIPAL                   SALARY       BONUS    COMPENSATION   STOCK AWARDS      OPTIONS       INCENTIVE   COMPENSATION
  POSITION              YEAR         ($)       ($)(1)       ($)(2)       ($)(3)(4)    AWARDED (#)(4)   PAYOUTS ($)     ($)(5)
--------------------  ---------  -----------  ---------  -------------  ------------  ---------------  -----------  -------------
Andrew J.                  1998   $ 616,667   $ 438,000    $  72,376     $1,192,188             --     $        --    $  33,246
  Schindler.........       1997     575,000     403,000       69,799             --             --       3,000,000       31,200
PRESIDENT & CHIEF          1996     537,500     465,000      237,474             --        200,000         709,200       26,358
  EXECUTIVE OFFICER,
  RJR

Charles A. Blixt....       1998     320,000     292,000       58,478        340,625             --         255,000       14,610
EXECUTIVE VICE             1997     302,500     167,000       48,925             --             --         345,000       14,745
  PRESIDENT AND            1996     255,167     189,000       48,561             --         15,000         170,000       11,885
  GENERAL COUNSEL
  RJR

Lynn J. Beasley.....       1998     310,000     263,500       57,812        510,938             --         156,000       13,260
EXECUTIVE VICE             1997     248,408     132,000       50,699             --             --         525,000        5,642
  PRESIDENT--              1996     199,917     105,000       41,057             --          9,500         320,000        8,938
  MARKETING, RJR

Kenneth J.                 1998     285,000     157,000       53,041        272,500             --         255,000       12,450
  Lapiejko..........       1997     243,833     130,000       51,123             --             --         525,000       11,665
SENIOR VICE                1996     225,000     145,000       50,069             --         15,000         225,000       10,410
  PRESIDENT, CHIEF
  FINANCIAL OFFICER
  AND TREASURER, RJR

James V. Maguire....       1998     270,833     151,000       48,949        340,625             --         278,421       12,665
SENIOR VICE                1997     246,167     138,000       50,334             --             --         825,000       11,735
  PRESIDENT--SALES,        1996     225,833     145,000       51,073             --         16,000         302,558       10,825
  RJR

------------------------------

(1) Except as noted below, the bonus amounts shown for 1998 for all of the named executive officers reflect annual cash bonus payments that were based on RJR's performance during 1998. The bonus amount shown for Mr. Blixt includes a $100,000 special bonus, and the bonus amount shown for Ms. Beasley includes a $77,500 special bonus. The bonus amounts for all of the named executive officers were supplemented with Performance Notes equal to 20% of their target bonus. This document describes the Performance Notes on pages 64-65.

(2) The amounts shown in the table for 1998 include amounts attributable to the named executive officers' participation in RJR's executive perquisite program, which provides them with supplemental insurance, a leased automobile and an annual allowance of $47,500 for Mr. Schindler; $40,000 each for Mr. Blixt and Ms. Beasley; and $32,500 each for Messrs. Lapiejko and Maguire. These individuals may use this allowance to reimburse miscellaneous expenses and, to the extent not so used, RJR will pay the remainder in cash. The supplemental insurance consists of medical, dental, business travel accident and, to the extent elected, life, spousal life, automobile and personal liability insurance.

(3) All of the named executive officers were granted restricted shares of NGH common stock in 1998. NGH made the grants on February 6, 1998. They are scheduled to vest five years from the date of grant, which is February 6, 2003. The December 31, 1998 values of restricted NGH stock holdings for the named executive officers are: Mr. Schindler (35,000 shares), $1,039,045; Mr. Blixt (10,000 shares), $296,870; Ms. Beasley (15,000 shares), $445,305; Mr.
    Lapiejko (8,000 shares), $237,496; and Mr. Maguire (10,000 shares), $296,870. The awards may vest earlier than the date shown in various circumstances. In connection with the distribution, holders of NGH restricted stock will receive a distribution of restricted RJR common stock. Dividends are paid on the restricted stock to the same extent as for unrestricted shares.

(4) Denominated in shares of NGH common stock. In connection with the distribution, options held by RJR employees to purchase NGH common stock will be equitably adjusted into options covering NGH shares and options covering RJR shares in a manner intended to preserve the aggregate benefits under the options.

(5) The amounts shown in the table for 1998 reflect RJR contributions made on behalf of the named individuals under RJR's qualified and nonqualified defined contribution plans. The following is a breakout of the 1998 amounts:

                                                                       RJR MATCHING           RJR
                                                                       CONTRIBUTION      CONTRIBUTION
                                                                        (QUALIFIED       (NONQUALIFIED
NAME                                                                       PLAN)             PLAN)
--------------------------------------------------------------------  ---------------  -----------------

Mr. Schindler.......................................................     $   4,800         $  25,790

Mr. Blixt...........................................................         4,800             9,810

Ms. Beasley.........................................................         4,800             8,460

Mr. Lapiejko........................................................         4,800             7,650

Mr. Maguire.........................................................         4,800             7,865

        The amount shown in the table for Mr. Schindler for 1998 also includes $2,651, in connection with the partial forgiveness of Mr. Schindler's indebtedness to NGH, as discussed below.

LONG-TERM INCENTIVE COMPENSATION

    NGH maintains the LTIP to provide executives with long-term performance-based incentive compensation. NGH has issued stock options, restricted stock and other performance-based awards under the LTIP to the named executive officers and to other key employees. NGH did not make any stock option grants to the named executive officers in 1998.

    NGH conditioned numerous options granted in prior years to Mr. Schindler under the LTIP on his purchase of NGH common stock. In connection with the purchase of NGH common stock under the LTIP, NGH made a secured loan to Mr. Schindler in the amount of the purchase price for the purchased shares, plus an additional amount to pay taxes, if any, due on any taxable income recognized in connection with those purchases. In February 1998, Mr. Schindler sold the shares of NGH common stock that were used to secure the outstanding indebtedness of $343,276 and used the proceeds to repay all but $2,651 of the indebtedness. In connection with a prior understanding under which Mr. Schindler had earlier refrained from selling the shares, NGH forgave the shortfall.

    The following table provides information relating to the number and value of shares of NGH common stock subject to options held by the named executive officers as of December 31, 1998. There were no stock option exercises during 1998 by any of the named individuals. In connection with the distribution, options held by RJR employees to purchase NGH common stock will be equitably adjusted into options covering NGH shares and options covering RJR shares in a manner intended to preserve the aggregate benefits under the options.

             AGGREGATED OPTION VALUES AT FISCAL YEAR-END (12/31/98)

                                                             NUMBER OF SHARES OF NGH
                                                             COMMON STOCK UNDERLYING       VALUE OF UNEXERCISED,
                                                               UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                                                                HELD AT FY-END (#)         HELD AT FY-END ($)(1)
                                                            --------------------------  ----------------------------
NAME                                                        EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
----------------------------------------------------------  -----------  -------------  -----------  ---------------

A. J. Schindler...........................................     287,800        120,000    $ 397,139      $      --

C. A. Blixt...............................................      47,300          5,100       46,754             --

L. J. Beasley.............................................      60,270          3,230      104,793             --

K. J. Lapiejko............................................      49,700          5,100       66,638             --

J. V. Maguire.............................................      53,560          5,440       61,801             --

------------------------------

(1) Calculated based on the excess of the fair market value on December 31, 1998 of NGH common stock ($29.687) over the option exercise price.

    As noted in footnote (1) to the Summary Compensation Table, a portion of the 1998 annual bonus earned by all of the named executive officers is denominated in the form of Performance Notes. Performance Notes are phantom units whose value may fluctuate up and down based on attaining financial performance objectives that are derived from RJR's long-term strategic plan. For 1998, all of the named executive officers were granted Reynolds Tobacco Performance Notes with an initial value of $36.00 and a value of $39.08 on December 31, 1998. The Performance Notes do not vest until December 31, 2000 and will be paid-out based on their value at that time.

    The regular annual 1998 long-term incentive grants for all of the named executive officers were made in the form of performance appreciation rights, which are appreciation rights on the Performance Notes of NGH or of various operating subsidiaries and which this document calls PARs. PARs granted to the named executive officers were a combination of appreciation rights on Reynolds Tobacco Performance Notes (80%) and NGH Performance Notes (20%). In connection with the distribution, the Performance Notes, and subsequently, the PARs, will have a minimum value based on the price of NGH common stock and RJR common stock on the date of the distribution.

    The following table sets forth the Performance Notes and PARs that were granted to the named executive officers in 1998. Because the future value of Performance Notes and, consequently, the PARs will depend on NGH's and/or RJR's performance, there is no minimum or maximum payout amount. This document includes the values of the Performance Notes and PARs on December 31, 1998 in footnotes to the table.

                            LONG-TERM INCENTIVE PLAN
                           AWARDS IN FISCAL YEAR 1998

                                                                           AWARDS
                                           -----------------------------------------------------------------------
                                                  PERFORMANCE NOTES/UNITS          PERFORMANCE APPRECIATION RIGHTS
                                           --------------------------------------  -------------------------------
                                                                 PERFORMANCE OR                   PERFORMANCE OR
                                                                  OTHER PERIOD        NO. OF       OTHER PERIOD
                                                                      UNTIL        PERFORMANCE         UNTIL
                                           NO. OF PERFORMANCE      MATURITY OR     APPRECIATION     MATURITY OR
NAME                                            NOTES (1)            PAYOUT         RIGHTS (2)        PAYOUT
-----------------------------------------  -------------------  -----------------  ------------  -----------------

A.J. Schindler...........................           2,431             12/31/00         160,000         12/31/02

C.A. Blixt...............................           1,067             12/31/00          70,000         12/31/02

L.J. Beasley.............................           1,033             12/31/00          77,500         12/31/02

K.J. Lapiejko............................             871             12/31/00          50,000         12/31/02

J.V. Maguire.............................             840             12/31/00          60,000         12/31/02

------------------------------

(1) The December 31, 1998 value of Reynolds Tobacco Performance Notes was
    $39.08.

(2) The number of PARs shown in the table for each of the named executive officers represents a combination of 80% Reynolds Tobacco PARs and 20% NGH PARs. The PARs have a term of 5 years from the date of grant and vest over 3 years in accordance with the following schedule: 33% on each of the first and second December 31 following the date of grant and 34% on the third December 31 following the date of grant. The December 31, 1998 values of the PARs were as follows: NGH PARs $7.96; and Reynolds Tobacco PARs $3.08.

RETIREMENT PLANS

    The named executive officers participate in noncontributory defined benefit retirement plans maintained by NGH or its subsidiaries. Mr. Schindler also participates in a Supplemental Executive Retirement Plan, which this document refers to as the SERP. Benefits under the SERP are payable only after a participant's retirement at a specified retirement age or earlier retirement or termination in various circumstances. In connection with the distribution, RJR will assume the liabilities under the SERP attributable to Mr. Schindler.

    The following table shows the estimated annual benefits payable upon retirement under the SERP, as described in the preceding paragraph. The retirement benefits shown are computed before being offset for Social Security and are based upon retirement at age 60 and the payment of a single-life annuity to Mr. Schindler.

ESTIMATED ANNUAL RETIREMENT BENEFITS
------------------------------------
                   YEARS OF SERVICE
                         (1)
 AVERAGE FINAL    ------------------
COMPENSATION (1)      20 OR MORE
----------------  ------------------

  $    900,000       $    450,000

     1,000,000            500,000

     1,100,000            550,000

     1,200,000            600,000

     1,300,000            650,000

------------------------------

(1) For purposes of determining retirement benefits under this table, "Average Final Compensation" consists of the annualized sum of base salary, bonus in the year earned and pre-tax contributions to plans maintained under sections 401(k) and 125 of the Internal Revenue Code, and is determined by considering the 36 consecutive months that yield the highest average compensation during the participant's last 60 months of service. Mr. Schindler's Average Final Compensation as of December 31, 1998 was $1,011,722 and he is expected to have more than 20 years of credited service at age 60.

    RJR has determined the retirement benefits for Mr. Blixt and Ms. Beasley by the formula under a noncontributory defined benefit plan maintained by RJR that has no Social Security offset. The following table shows the estimated annual single life annuity payable at age 65 under the plan.

                      ESTIMATED ANNUAL RETIREMENT BENEFITS

                                                                  YEARS OF SERVICE (1)
                                                           -----------------------------------
AVERAGE FINAL COMPENSATION(1)                                  30          35      40 OR MORE
---------------------------------------------------------  ----------  ----------  -----------

$300,000.................................................  $  113,611  $  121,767   $ 128,291

 400,000.................................................     152,215     163,089     171,788

 500,000.................................................     190,818     204,411     215,286

 600,000.................................................     229,422     245,734     258,783

------------------------------

(1) For purposes of determining retirement benefits under this table, "Average Final Compensation" consists of the annualized sum of base salary, bonus in the year earned and pre-tax contributions to plans maintained under sections 401(k) and 125 of the Internal Revenue Code, and is determined by considering the 36 consecutive months that yield the highest average compensation during the participant's last 60 months of service. Average Final Compensation as of December 31, 1998 was: for Mr. Blixt $475,222 and for Ms. Beasley $393,775. Estimated years of credited service, rounded to the nearest year, at age 65 was for Mr. Blixt, 32 years and, for Ms. Beasley, 40 years.

    RJR has determined the retirement benefits for Messrs. Lapiejko and Maguire by the formula under a non-contributory defined benefit plan maintained by RJR that is subject to an offset for Social Security. The following table shows the estimated annual single life annuity payable at age 65 under the plan.

                      ESTIMATED ANNUAL RETIREMENT BENEFITS

                                                                  YEARS OF SERVICE (1)
                                                           -----------------------------------
AVERAGE FINAL COMPENSATION (1)                                 30          35      40 OR MORE
---------------------------------------------------------  ----------  ----------  -----------

$300,000.................................................  $  153,842  $  179,482   $ 205,122

 400,000.................................................     206,342     240,732     275,122

 500,000.................................................     258,842     301,982     345,122

 600,000.................................................     311,342     363,232     415,122

------------------------------

(1) For purposes of determining retirement benefits under this table, "Average Final Compensation" consists of the annualized sum of base salary, bonus in the year earned and pre-tax contributions to plans maintained under sections 401(k) and 125 of the Internal Revenue Code, and is determined by considering the 60 consecutive months that yield the highest average compensation during the participant's last 120 months of service. Average Final Compensation as of December 31, 1998 was for Mr. Lapiejko $377,408 and for Mr. Maguire $369,917. Estimated years of credited service, rounded to the nearest year, at age 65 was, for Mr. Lapiejko, 30 years and, for Mr. Maguire, 40 years.

AGREEMENTS WITH VARIOUS OFFICERS

    In October 1988, RJR entered into an agreement with Mr. Schindler which was supplemented in December 1988 and December 1995, providing that if Mr. Schindler's employment is terminated other than for "cause" or, within twenty-four months following a "change of control", for "good reason", he will be entitled to an amount equal to two times his annual salary and target bonus, payable over three years. In addition, he is entitled to receive retirement credits, welfare benefits and other perquisites for the same three-year period. Mr. Schindler also participates in the SERP.

    "Cause" includes, generally, criminal conduct, deliberate refusal to perform employment duties or deliberate misconduct materially damaging to us. A "change of control" includes specified acquisitions of 30% or more of the combined voting power of NGH securities, various changes in the composition of the NGH board of directors, selected mergers or consolidations of NGH or the disposition of substantially all of the assets of NGH. "Good reason" includes a material reduction in duties, reduction in pay, grade or bonus opportunity, reduction in compensation programs or benefits, relocation or material breach of the arrangement by us.

    If a "parachute" excise tax would be imposed on any payments to Mr. Schindler, Mr. Schindler would also be entitled to tax reimbursement payments. In addition, upon a change of control, restrictions on restricted stock held by Mr. Schindler will lapse and all his outstanding stock options under the LTIP and a predecessor plan will vest and be cashed-out at the higher of the difference between the option price and the market price or the value of the options using a specified Black-Scholes methodology. In addition, upon termination of employment following a change of control, Mr. Schindler's annual incentive awards would vest PRO RATA and be paid in a lump sum and his PARs would vest and be paid in a lump sum.

    NGH and RJR entered into employment agreements with Mr. Blixt, Ms. Beasley and Messrs. Lapiejko and Maguire which, in each case, provide that if the executive's employment is involuntarily terminated other than for "cause" or if the executive terminates his employment for "good reason", he or she will receive two years base salary plus bonus, payable over three years, benefit continuation for three years, and if in effect, coverage under the executive perquisite plan for three years. "Cause" includes criminal dishonesty, deliberate misconduct, and deliberate and continual refusal to perform employment duties or to act in accordance with instructions of the board. "Good reason" includes a substantial reduction in the executive's responsibilities, a more than 20% reduction in the executive's salary and annual bonus opportunity or relocation. Compensation continuance is based on the highest annual rate of salary in effect during the twelve months immediately before termination and the current target incentive award opportunity for the calendar year in which employment terminates.

    If there is a change of control of NGH, Mr. Blixt and Ms. Beasley are entitled to tax reimbursement payments if a "parachute" excise tax is imposed, reimbursement payments for legal and accounting fees as a result of termination, and severance as if termination was by RJR without cause or by the executive with "good reason". Following a change of control, "good reason" includes a material reduction in the executive's duties, position and reporting relationship, a reduction in pay grade or bonus opportunity, RJR's failure to continue in effect any compensation plan in which the executive participated at the time of the change of control, any action by RJR which directly or indirectly materially reduces benefits under its retirement or savings plan or fringe benefits, termination without written notice by RJR, and relocation.

    THE RJR 1999 LONG TERM INCENTIVE PLAN

    On May 12, 1999, RJR adopted, and NGH as the sole stockholder of RJR approved, the RJR Nabisco, Inc. 1999 Long Term Incentive Plan, which this document refers to as the RJR LTIP. RJR established the RJR LTIP to provide it with an effective means to attract, retain, and motivate key personnel of RJR and its subsidiaries.

    The RJR LTIP provides for the granting of awards to employees of RJR or its subsidiaries or other individuals who have a unique relationship with RJR or its subsidiaries, as determined by the compensation committee of RJR's board of directors. The RJR LTIP will be administered by the compensation committee or, in lieu of the committee, RJR's board of directors, which is authorized to establish rules and regulations for administration of the RJR LTIP, to make determinations and interpretations under the RJR LTIP and to grant awards pursuant to the RJR LTIP.

    The RJR LTIP is not subject to any provision of ERISA and is not qualified under Section 401(a) of the Code.

    SHARES AVAILABLE FOR GRANTS. The maximum number of shares of RJR common stock that RJR may grant in respect of all awards during the term of the RJR LTIP is 8 million shares, which may be adjusted in the event of specified capital changes as described below. RJR may use shares authorized for issuance under the RJR LTIP to satisfy its obligations under any other compensation plans or arrangements. RJR may not grant more than 3 million shares of RJR common stock as "incentive stock options", subject to adjustment as described below. The aggregate maximum number of shares of RJR common stock that may be granted as restricted RJR shares may not exceed three million shares, subject to adjustment as described below. Limitations on other awards are described below.

    Shares related to prior grants that are forfeited, terminated, canceled, expire unexercised, settled in cash, tendered to or retained by RJR in satisfaction of exercise price obligations or in any other manner that are not issued as shares of RJR common stock will again become eligible for grant under the RJR LTIP.

    AWARDS. Subject to the terms of the RJR LTIP, the compensation committee, or the entire board of directors in lieu of the compensation committee, may grant awards in the amounts and in the forms permitted by the RJR LTIP as it deems appropriate. The permissible forms of awards under the RJR LTIP are:

    - stock options--both incentive stock options and other stock options;

    - stock appreciation rights;

    - restricted stock;

    - performance units; and

    - performance shares.

    Rights to cash payments in respect of cash dividends paid on RJR common stock may be a component of RJR LTIP awards. The material terms and features of the various forms of awards are set forth below.

    - STOCK OPTIONS--These are stock options that RJR may grant as either "incentive stock options" under the restrictions of Section 422 of the Code or as "non-qualified stock options". Generally, stock options may not have a term of more than fifteen years, or ten years for incentive stock options, and, except for options granted in connection with the equitable adjustment of NGH options to reflect the distribution, may not have an exercise price less than 100% of the fair market value of RJR common stock on the date that they are granted. Payment of the option price may be made in cash, shares of RJR common stock or any combination of the two, as determined by the compensation committee. No participant may receive a grant of stock options in any calendar year covering more than two million shares of RJR common stock, plus any unused amount from a prior year.

    - STOCK APPRECIATION RIGHTS--These are rights to receive cash or RJR common stock in an amount equa l to the appreciation of shares of RJR common stock after the date that RJR grants the stock appreciation rights. Stock appreciation rights have a base price value equal to the value of a share of RJR common stock on the date of grant or, if granted in tandem with stock options, the exercise price of those options. Stock appreciation rights are granted for no consideration, cannot be exercised following fifteen years from the date of grant, may be granted in tandem with options or separately and may be terminated by the compensation committee. No participant may receive grants of more than two million stock appreciation rights in any calendar year, plus any unused amount from a prior year.

    - RESTRICTED STOCK--These are shares of RJR common stock, or units equivalent to RJR common stock, delivered to an individual generally without payment of consideration that are subject to restrictions or conditions.

    - PERFORMANCE UNITS--These are rights, including performance notes and performance note appreciation rights, to receive cash payments or RJR common stock at a future date based upon RJR's performance during a performance period. The performance factors may be based on any one or more of the following: price of RJR common stock or the stock of any affiliate, shareholder return, return on equity, return on investment, return on capital, return on invested capital, economic profit, economic value added, net income, cash net income, free cash flow, earnings per share, cash earnings per share, operating company contribution or market share. These factors will have a minimum performance standard below which no amount will be paid and may have a maximum performance standard above which no additional payments will be made. The performance period may not exceed 10 years. No participant may receive payment in respect of any award of performance units granted for any performance period with a value in excess of $10 million.

    - PERFORMANCE SHARES--These are similar to performance units, but RJR may make the ultimate payments in either cash or shares of RJR common stock. The value of these units is determined not only on the basis of RJR's performance during the interim period, but also upon the price of RJR common stock at the end of the period. The performance factors that the compensation committee may select are the same as those available in respect of performance units and similar conditions relating to minimum and maximum performance standards and maximum performance periods are applicable. No participant may receive payment in respect of performance shares granted for any performance period in excess of 500,000 shares of RJR common stock or the cash equivalent of that amount.

    ADJUSTMENTS, TERMINATION AND AMENDMENT. The total number of shares of RJR common stock that may be allocated pursuant to awards made under the RJR LTIP or that may be allocated to any one individual, the limitations on types of awards, the number of shares of RJR common stock subject to outstanding options, the exercise price for those options, the number of outstanding stock appreciation rights, the base value of those rights, the number of outstanding performance shares and other terms and conditions of awards may be equitably adjusted by the compensation committee in the event of specific corporate transactions.

    RJR's board of directors may terminate or amend the RJR LTIP, except that no amendment or termination of the RJR LTIP may adversely affect any participant's rights with respect to previously granted awards without the consent of that participant, but stock appreciation rights may be changed or canceled without a participant's consent. Except in the event of specific corporate transactions, the individual and aggregate limitations on grants under the RJR LTIP may not be increased, and the exercise price of stock options and base price of stock appreciation rights may not be reduced, other than with the approval of RJR's stockholders.

    CHANGE OF CONTROL. In the event of a change of control of RJR, the following will occur:

    - stock options will generally become fully vested and exercisable, unless the compensation committee elects to make a cash payment to participants in lieu of delivery of shares upon exercise equal to the amount determined pursuant to applicable stock option grant agreements or an amount equal to the "spread"-- I.E., the excess of the fair market value of RJR common stock on the date of exercise over the exercise price-- multiplied by the number of shares exercised;

    - stock appreciation rights will generally become fully vested and exercisable;

    - restricted stock units will have restrictions removed;

    - performance units will become vested PRO RATA based on the number of months in the performance period before the change of control, and will have a value equal to the greater of their target value or the value derived from actual performances as of the change of control; and

    - the compensation committee will have authority to establish or revise the terms of grants in a manner that is not adverse to participants.

    A change of control includes (1) specified acquisitions of 30% or more of the combined voting power of RJR's securities, (2) specified changes in the composition of the Board, including changes resulting from a proxy contest, (3) specified mergers or consolidations of RJR or (4) the disposition of substantially all of RJR's assets.

GRANTS

    Effective on the date of the distribution, the RJR board of directors approved grants of RJR restricted shares in tandem with RJR stock options. Each share of restricted stock has four tandem stock options with an exercise price equal to the stock price on the distribution date. These tandem options vest 50% at the end of three years, 25% after four years and 25% after five years. Before vesting, participants choose to receive either the shares or the options granted in tandem with each share. The participant forfeits the award not selected.

    The awards made to the named executive officers are as follows:

                                                                          TANDEM GRANTS
                                                                   ----------------------------
EXECUTIVE                                                          RESTRICTED SHARES   OPTIONS
-----------------------------------------------------------------  -----------------  ---------

A.J. Schindler...................................................         85,000        340,000

L.J. Beasley.....................................................         35,000        140,000

C.A. Blixt.......................................................         35,000        140,000

K.J. Lapiejko....................................................         35,000        140,000

J.V. Maguire.....................................................         35,000        140,000

    If Mr. Schindler is involuntarily terminated without cause, his restricted share and stock option grants will vest 50% if the termination is within the first 3 years and 100% upon a later termination. The grants made to the other named executive officers will vest PRO RATA upon a termination without cause. All grants will be fully vested upon a termination without cause following a change of control.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    RJR's board of directors does not currently have a compensation committee. Following the distribution, RJR expect that its board will establish a compensation committee, the majority of the members of which will be independent directors.

       SECURITY OWNERSHIP OF SIGNIFICANT BENEFICIAL OWNERS AND MANAGEMENT

    NGH will hold, beneficially and of record, all of the outstanding shares of RJR common stock before the distribution. This document sets forth information in the table below as of May 17, 1999 with respect to the number of shares of RJR common stock, after giving effect to the distribution, beneficially owned upon the distribution by (1) each person or entity that RJR estimates will own more than five percent of the outstanding shares of RJR common stock, (2) each person whom RJR expects to be one of its directors (3) each of RJR's named executive officers and (4) all prospective directors and executive officers of RJR's as a group. RJR based this ownership information on record ownership of NGH common stock at May 17 1999. In preparing this information, RJR assumed that there has been no change in that person's or entity's beneficial ownership since that date and that each person or entity named will receive one share of RJR common stock for every three shares of NGH common stock owned by them. To RJR's knowledge, unless otherwise indicated, each person or entity has sole voting and investment power with respect to the shares set forth opposite the person's or entity's name.

                                                                                          NUMBER OF
                                                                                           SHARES        PERCENT OF
                                                                                        BENEFICIALLY     OUTSTANDING
NAME AND ADDRESS OF BENEFICIAL OWNER                                                      OWNED(2)         SHARES
--------------------------------------------------------------------------------------  -------------  ---------------

DIRECTORS AND NAMED EXECUTIVE OFFICERS(1)
John T. Chain, Jr.                                                                             4,445          *
John G. Medlin, Jr.                                                                            3,600          *
Joseph P. Viviano                                                                                 --          *
Nana Mensah                                                                                       --          *
Andrew J. Schindler                                                                          124,660          *
Charles A. Blixt                                                                              22,181          *
Lynn J. Beasley                                                                               26,434          *
Kenneth J. Lapiejko                                                                           21,432          *
James V. Maguire                                                                              24,502          *
                                                                                        -------------

ALL DIRECTORS AND OFFICERS AS A GROUP                                                        227,254          *
                                                                                        -------------
                                                                                        -------------
Other 5% Stockholders

Carl C. Icahn (3)                                                                          8,575,233            7.9%
  c/o Carl Icahn Associates Corp.
  767 Fifth Avenue, 47th Floor
  New York, NY 10153
Capital Research and Management Company (4)                                                7,636,667            7.0%
  333 South Hope Street
  Los Angeles, CA 90071

------------------

* Less than 0.1%

------------------------------

(1) The address of each director and named executive officer is c/o R.J. Reynolds Tobacco Holdings, Inc., 401 North Main Street, Winston-Salem, NC 27102.

(2) For purposes of this table, RJR has deemed a person to be the "beneficial owner" of any shares that person has the right to acquire within 60 days. For purposes of computing the percentage of outstanding shares held by the persons named above, RJR has deemed any security that those persons have the right to acquire within 60 days to be outstanding. However, RJR has not deemed that security to be outstanding for the purpose of computing the percentage ownership of any other person.

(3) On March 11, 1999, Carl Icahn, High River Limited Partnership, Riverdale LLC, American Real Estate Holdings L.P., American Real Estate Partners, L.P., American Property Investors, Inc., Beckton Corp., Meadow Walk Limited Partnership and Barberry Corp. filed Amendment No. 3 to a Schedule 13D with the SEC. According to this amended Schedule 13D, these affiliates of Mr. Icahn may be deemed to beneficially own, in the aggregate, 8,575,233 shares of common stock. Mr. Icahn has shared voting and dispositive power over the 8,575,233 shares. His High River affiliate has sole, and Riverdale has shared, voting and dispositive power over 6,006,933 of the shares. His American Real Estate Holdings affiliate has sole, and his American Real Estate Partners, American Property and Beckton affiliates have shared, voting and dispositive power over 2,149,400 of the shares. His Meadow Walk affiliate has sole, and the Barberry affiliate has shared, voting and dispositive power over 418,900 of the shares.

(4) According to the Schedule 13G dated February 11, 1999 filed with the SEC by Capital Research and Management Company, Capital Research, a registered investment advisor, is deemed to be the beneficial owner of 7,636,667 shares of common stock as a result of acting as investment advisor to various registered investment companies.

                          DESCRIPTION OF CAPITAL STOCK

    RJR's certificate of incorporation will authorize RJR to issue 290 million shares of common stock, par value $0.01 per share, and 50 million shares of preferred stock, par value $0.01 per share.

RJR COMMON STOCK

    Subject to the rights of the holders of any of RJR preferred stock that may be outstanding, each holder of RJR common stock on the applicable record date is entitled to receive such dividends as may be declared by RJR's board of directors out of legally available funds. In the event of RJR's liquidation, holders of RJR common stock would share PRO RATA in any distribution of RJR's remaining assets after satisfying RJR's liabilities and paying any relevant liquidation preference to the holders of RJR's preferred stock, if any. Each holder of RJR common stock will be entitled to one vote for each share held of record on the applicable record date on all matters presented to a vote of stockholders, including the election of directors. Holders of RJR common stock will not have any cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities and there are no conversion rights or redemption or sinking fund provisions with respect to that stock. Based on the one-for-three distribution ratio and the number of shares of NGH common stock outstanding on May 12, 1999, RJR anticipates that there will be approximately 108,570,573 shares of RJR common stock outstanding upon completion of the distribution.

    The shares of RJR common stock that NGH will distribute in the distribution will be fully paid and nonassessable. RJR's certificate of incorporation will not contain any restrictions on the transferability of its common stock. For further information on the securities laws restrictions, if any, on transferability of RJR common stock, see the portion of this document found under the heading "Trading Market".

RJR PREFERRED STOCK

    RJR's certificate of incorporation will authorize RJR to issue up to 50 million shares of preferred stock in one or more series and to determine the preferences, rights, privileges and restrictions of any series, including the dividend rights, voting rights, rights and terms of redemption, liquidation preferences, the number of shares constituting any of those series and the designation of those series. RJR will be able to issue authorized shares of its preferred stock, as well as authorized but unissued shares of its common stock, without further action by its stockholders, unless stockholder action is required by applicable law or by the rules of a stock exchange or quotation system on which any series of RJR stock may then be listed or quoted. RJR will not issue any preferred stock in connection with the distribution, other than the preferred stock rights described under the section of this document entitled "Stockholder Rights Plan", and no other preferred stock will be outstanding on the distribution date.

DISTRIBUTION AGENT

    First Chicago Trust Company of New York, a division of EquiServe, will serve as the distribution agent for RJR common stock in connection with the distribution.

                    STATUTORY, CHARTER AND BYLAW PROVISIONS

    SET FORTH BELOW IS A BRIEF SUMMARY OF SOME OF THE PROVISIONS OF THE DELAWARE GENERAL CORPORATION LAW AND RJR'S CERTIFICATE OF INCORPORATION AND BYLAWS THAT WILL GOVERN YOUR RIGHTS AS A HOLDER OF RJR COMMON STOCK AFTER THE DISTRIBUTION. SOME OF THESE PROVISIONS MAY DETER TAKEOVERS OF RJR THAT YOU MAY CONSIDER TO BE IN YOUR BEST INTERESTS. THOSE TAKEOVERS COULD INCLUDE OFFERS FOR RJR COMMON STOCK FOR A PREMIUM OVER THE MARKET PRICE OF THAT STOCK. IF THE INFORMATION IN THIS SUMMARY DIFFERS FROM THE INFORMATION IN RJR'S CERTIFICATE OF INCORPORATION OR BYLAWS, YOU SHOULD RELY ON THE INFORMATION IN THE CERTIFICATE OF INCORPORATION AND THE BYLAWS.

GENERAL

    RJR is a Delaware corporation that is subject to the provisions of the Delaware General Corporation Law. The rights of RJR's stockholders are governed by its certificate of incorporation and bylaws, in addition to Delaware law.

AUTHORIZED CAPITAL

    RJR's authorized capital stock consists of:

    - 290,000,000 common shares; and

    - 50,000,000 shares of preferred stock.

    Under RJR's certificate of incorporation, its board of directors could create and issue a series of preferred stock with the rights, powers, privileges or restrictions that it may determine. One of the effects of authorized but unissued and unreserved shares of capital stock may be to render more difficult or to discourage an attempt by a potential acquiror to obtain control of RJR by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of RJR's management and board of directors. The issuance of those shares of capital stock may have the effect of delaying, deferring or preventing a change in control of RJR without any further action by its stockholders.

AMENDMENT OF THE CHARTER

    To amend RJR's certificate of incorporation, the following is required: (1) an authorization by the RJR board of directors; followed by (2) a vote of the majority of all outstanding voting stock.

AMENDMENTS OF THE BYLAWS

    RJR's bylaws may be amended, adopted or repealed by:

    - approval of holders of 80% of the outstanding voting stock; or

    - a majority vote of the board of directors.

NUMBER OF DIRECTORS

    The number of directors must be no less than 5 and no more than 12, with the actual number to be determined by RJR's board of directors. The current number of directors is 5. RJR expects that, upon or before completion of the distribution, there will be additional individuals appointed to its board of directors. RJR will disclose the names and backgrounds of any of these new board members promptly after the appointment(s) of any of those individuals.

CLASSIFICATION OF RJR'S BOARD OF DIRECTORS

    RJR's board of directors is divided into three classes, with one class being elected annually to a three-year term. The term of office of the first class expires at the 2000 annual meeting, the term of office of the second class expires at the 2001 annual meeting, and the term of office of the third class expires at the 2002 annual meeting. At each subsequent annual meeting, stockholders will elect a class of directors to replace the class whose term has then expired. As a result, stockholders will elect approximately one-third of the members of RJR's board of directors each year and each of the directors will serve a staggered three-year term.

    These provisions, together with the restrictions on director removal set forth below, could prevent a stockholder, or group of stockholders, that owns a majority of RJR common stock from obtaining control of its board of directors until the second annual stockholders' meeting after it obtains majority ownership. Accordingly, these provisions could discourage a potential acquiror from making a tender offer, launching a proxy contest, making a hostile merger proposal or otherwise attempting to obtain control of RJR.

NOMINATIONS OF DIRECTORS

    Any nomination for a director that is made by a stockholder must be made in writing by United States certified mail, postage pre-paid, to RJR's Corporate Secretary at least 120 and not more than 150 days before any annual stockholder meeting. A stockholder's nomination for director must include:

    - the name and address of the stockholder, the class and number of shares beneficially owned by the stockholder, the name in which those shares are registered, a representation that the stockholder intends to appear in person or by proxy at the annual meeting to make the nomination, any material interest in the business to be submitted, and a brief description of the business to be submitted at the meeting;

    - any other information that RJR may request; and

    - as to any nominee who is not an incumbent director:

       TRIANGLE the name, age, principal occupation and the business and residential addresses of the nominee;

       TRIANGLE the number and class of shares of RJR capital stock beneficially owned by the nominee;

       TRIANGLE the written consent of the nominee to serve as a director if elected;

       TRIANGLE any other information about the nominee that must be disclosed in proxy solicitations; and

       TRIANGLE a description of all arrangements between the nominating stockholder and the nominee.

    Depending on the circumstances, these timing and notice requirements may preclude or deter some stockholders from making nominations for directors at an annual meeting.

REMOVAL OF DIRECTORS

    Section 141(k) of the Delaware General Corporation Law provides that directors of a corporation with a classified board may be removed only for cause, unless the certificate of incorporation provides otherwise. RJR's certificate of incorporation does not permit removal of a director without cause.

VACANCIES ON RJR'S BOARD OF DIRECTORS

    Any vacancy that occurs during the year or which occurs as a result of death, resignation, removal, an increase in the size of RJR's board of directors or otherwise, may be filled by a vote of the board of directors or by the sole remaining director.

LIMITATION ON LIABILITY OF DIRECTORS

    Under Delaware law, corporations may adopt charter provisions that no director will be personally liable to the corporation or any of its stockholders for monetary damages, as a result of breaches of fiduciary duty. RJR's certificate of incorporation limits the liability of its directors to the fullest extent permitted by Delaware law. Under existing Delaware law, directors would not be personally liable for monetary damages for breach of their fiduciary duties as a director, except where a judgment or other final adjudication establishes that:

    - the director's acts or omissions constituted a breach of the director's duty of loyalty to RJR or its stockholders;

    - the director's acts or omissions were not in good faith or involved intentional misconduct or a knowing violation of law;

    - the director derived improper personal benefit from the transaction(s) at issue; or

    - there was an unlawful payment of dividends or unlawful stock repurchases or redemptions.

    This exculpation provision may have the effect of reducing the likelihood of derivative litigation against RJR's directors and may discourage or deter stockholders or RJR from bringing a lawsuit against its directors for breach of their fiduciary duties as directors. However, the provision does not affect the availability of equitable remedies like an injunction or rescission.

INDEMNIFICATION OF DIRECTORS

    RJR's certificate of incorporation provides that each person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, because that person is or was an RJR director or officer or is or was serving at RJR's request as a director or officer of another entity, shall be indemnified and held harmless by RJR to the fullest extent permitted by Delaware law. This right to indemnification also includes the right to be paid by RJR the expenses incurred in connection with that proceeding in advance of its final disposition to the fullest extent authorized by Delaware law. This right to indemnification is a contract right. RJR's certificate of incorporation authorizes its board of directors to indemnify any of RJR's employees or agents to the extent approved by the board of directors and authorized under Delaware law.

    Delaware law does not permit a corporation to indemnify persons against judgments in actions brought by or in the right of the corporation unless the Delaware Court of Chancery approves the indemnification.

    RJR intends to purchase and maintain insurance on behalf of any person who is or was one of its directors, officers, employees or agents, or is or was serving at RJR's request as a director, officer, employee or agent of another entity against any liability asserted against him or her and incurred by him or her in that capacity, or arising out of his or her status as such, whether or not RJR would have the power or the obligation to indemnify him or her against that liability under the provisions of RJR's certificate of incorporation.

INTERESTED PARTY TRANSACTIONS

    Under Delaware law, no contract or transaction:

    - between a corporation and one or more of its directors;

    - between a corporation and another entity in which one or more of the corporation's directors are directors or officers; or

    - between a corporation and another entity in which one or more of the corporation's directors has a material financial interest is void or voidable because of the relationship or interest if one or more of the following is true:

    - the material facts of the transaction and the director's interest are disclosed to or known by the board of directors or a committee of the board and the board or that committee authorizes, approves or ratifies the transaction by an affirmative vote of the majority of the disinterested directors;

    - the material facts of the transaction and the director's interest are disclosed or known to the voting stockholders and they authorize, approve or ratify the transaction; or

    - the transaction is fair to the corporation.

ANNUAL MEETINGS OF STOCKHOLDERS

    The annual meeting of stockholders must be held on a date and at a place fixed by RJR's board of directors.

SPECIAL MEETINGS OF STOCKHOLDERS

    Special meetings may be called at any time and for any purpose by:

    - the chairman of RJR's board of directors;

    - its president or secretary; or

    - a majority of its board of directors.

    Under RJR's certificate of incorporation, stockholders may not call a special meeting. The fact that holders of RJR voting stock are unable to call a special meeting may make it more difficult for stockholders to take action opposed by RJR's board of directors.

STOCKHOLDER PROPOSALS

    A stockholder wishing to bring business before the annual stockholder meeting must provide written notice by United States certified mail, postage pre-paid, to RJR's Corporate Secretary at its principal executive offices. The notice must be received:

    - between 120 and 150 days before the annual meeting, subject to the information in the next bullet point; or

    - not less than a reasonable time, as determined by RJR's board of directors, before the meeting date, if (1) the notice relates to a special meeting, (2) RJR did not hold an annual meeting in the previous year or
      (3) the date of the applicable annual meeting has changed by more than 30 days from that anniversary date.

    The notice must include:

    - the name and address of the stockholder, the class and number of shares beneficially owned by the stockholder, the name in which those shares are registered, a representation that the stockholder intends to appear in person or by proxy at the annual meeting to make the nomination, any material interest in the business to be submitted, and a brief description of the business to be submitted at the meeting; and

    - any other information that RJR may request.

    Depending on the circumstances, these timing and notice requirements may preclude or deter some stockholders from bringing matters before an annual or special meeting.

PREEMPTIVE RIGHTS

    In general, preemptive rights allow stockholders whose dividend rights or voting rights would be adversely affected by issuing new stock to purchase, on terms and conditions set by the board of directors, that proportion of the new issue that would preserve the relative dividend or voting rights of those stockholders. As permitted by Delaware law, RJR's certificate of incorporation does not grant its stockholders preemptive rights.

STOCKHOLDER ACTION WITHOUT MEETING

    RJR's certificate of incorporation provides that no action required or permitted to be taken at an annual or special meeting of stockholders may be taken without a meeting, and that no action may be taken by the written consent of stockholders in lieu of a meeting. This restriction on stockholders' ability to act by written consent may make it more difficult for stockholders to take action opposed by RJR's board of directors.

DIVIDENDS AND DISTRIBUTIONS

    Under Delaware law, a corporation may generally pay dividends or make distributions on its common stock out of surplus. For a description of some of the restrictions placed on RJR's ability to pay dividends or make distributions, see the portion of this document found under the heading "Dividends" and "Distribution Agreement--Limitations on Restricted Payments".

APPRAISAL AND DISSENTERS' RIGHTS

    Stockholders of a corporation that is proposing to merge or consolidate with another entity are sometimes entitled to appraisal or dissenters' rights in connection with a proposed merger or consolidation depending on the circumstances. Most commonly, these rights confer on stockholders who are opposed to the merger or consolidation the right to receive the fair value for their shares as determined in a judicial appraisal proceeding, in lieu of the consideration being offered in the merger.

    Appraisal rights are not available under Delaware law when a corporation is to be the surviving corporation and no vote of its stockholders is required to approve the merger. In addition, unless otherwise provided in the certificate of incorporation, no appraisal rights are available under Delaware law to holders of shares of any class of stock that is either:

    - listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, Inc. or

    - held of record by more than 2,000 stockholders, unless those stockholders are required by the terms of the merger to accept anything other than:

       TRIANGLE  shares of stock of the surviving corporation;

       TRIANGLE shares of stock of another corporation which are listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders as of the effective date of the merger or consolidation;

       TRIANGLE  cash in lieu of fractional shares of the stock; or

       TRIANGLE  any combination of the items listed above.

    Appraisal rights are not available under Delaware law in the event of a transfer of all or substantially all of a corporation's assets or the adoption of an amendment to its certificate of incorporation, unless those rights are granted in the corporation's certificate of incorporation. RJR's certificate of incorporation does not grant these rights.

APPROVAL OF, AND SPECIAL RIGHTS WITH RESPECT TO, MERGERS OR CONSOLIDATIONS AND
  OTHER TRANSACTIONS

    Under Delaware law, although a certificate of incorporation may require a higher stockholder vote, the holders of a majority of the outstanding voting common shares must approve a plan adopted by the board of directors in order to authorize mergers, consolidations, share exchanges or the transfer of all or substantially all of the corporation's assets. RJR's certificate of incorporation does not require a higher vote to approve any of those transactions.

DELAWARE TAKEOVER STATUTE

    RJR is also subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the stockholder became an interested stockholder, unless

    - before that date the board of directors of that corporation approves either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

    - upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time that the transaction commenced, excluding for purposes of determining the number of shares outstanding, shares owned by:

       TRIANGLE  persons who are both directors and officers, and

       TRIANGLE employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

    - on or after that date the business combination is approved by the board and authorized at a meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

    A "business combination" includes a merger, consolidation, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

    The restrictions imposed by Section 203 will not apply to a corporation if, among other things, (1) the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by Section 203 or (2) 12 months have passed after the corporation, by action of its stockholders holding a majority of the outstanding stock, adopts an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by
Section 203.

    RJR has not opted out of Section 203 of the Delaware General Corporation Law. Therefore, the restrictions that Section 203 imposes will apply to RJR.

                            STOCKHOLDER RIGHTS PLAN

    On May 17, 1999, the RJR board of directors declared a dividend distribution of one right for each outstanding RJR common share to be distributed to NGH stockholders of record at the close of business on May 27, 1999. Each of those rights entitles the registered holder to purchase from RJR one one-hundredth of a share of RJR Series A Junior Participating Preferred Stock. The initial exercise price of each right is $150, subject to adjustment in some circumstances.

    The rights are attached to all RJR common shares currently outstanding, and no separate certificates or book-entries evidencing the RJR rights have been distributed or made. The rights will also attach to all RJR common shares issued after the distribution, but before the date on which the rights separate from the RJR common shares with which they are associated, as described below. The description and terms of the RJR rights are set forth in the Rights Agreement dated as of May 17, 1999 between RJR and its rights agent which RJR has included as an exhibit to its Form 8-A Registration Statement.

    The RJR rights will separate from the RJR common shares upon the earlier of:

       - 10 days, or any later date as the board of directors may determine, following a public announcement that a person or group of persons has acquired beneficial ownership of 15% or more of the outstanding RJR common shares; or

       - 10 business days, or any later date as the RJR board of directors may determine before an event described in the preceding bullet point, after the launch of a tender or exchange offer that would result in a person or group beneficially owning 15% or more of the outstanding RJR common shares.

    Until the RJR rights separate from the RJR common shares with which they are associated:

       - the rights will be evidenced by the RJR common share certificates or book-entries and will be transferred only with the RJR common share certificates or in connection with the book-entries relating to RJR common shares;

       - new RJR common shares issued after the distribution will refer to RJR's rights agreement; and

       - the transfer of any RJR common shares outstanding will also be a transfer of the rights associated with the RJR common shares.

    The rights are not exercisable until after they have separated from the RJR common shares with which they are associated and will expire at the close of business on May 27, 2009, unless earlier redeemed by RJR's board of directors as described below.

    If a third party triggers a separation of the RJR rights from the RJR common shares by acquiring beneficial ownership of 15% of more of the outstanding RJR common shares, as described above, each holder of a right will thereafter have the right to receive, upon exercise and payment of the exercise price, RJR common shares or, in some circumstances, cash, property or other securities of RJR, having a value equal to two times the exercise price. Alternatively, if the RJR rights separate from the RJR common shares and become exerciseable, RJR may provide that each RJR right will be exchanged for one RJR common share without any other payment of the exercise price. However, RJR's board of directors may not effect that exchange at any time after any person or group of persons beneficially owns 50% or more of the RJR common shares then outstanding.

    If, at any time after a third party acquires, or obtains the right to acquire, beneficial ownership of 15% of more of the outstanding RJR common shares, as described above,

       - RJR is acquired in a merger, statutory share exchange or other business combination in which RJR is not the surviving corporation, or

       - 50% or more of RJR's assets or earning power is sold or transferred,

each holder of a right, except as set forth below, will thereafter have the right to receive, upon exercise and payment of the exercise price, common stock of the acquiring company having a value equal to twice the exercise price.

    At any time before the earlier of ten business days after the public announcement that a person or group of persons has acquired beneficial ownership of 15% or more of the outstanding RJR common shares, as described above (or any later date as the board of directors may determine), or May 27, 2009, RJR's board of directors may redeem the rights in whole, but not in part, at a redemption price of $.01 per right. If RJR's board of directors orders the redemption of the rights, those rights will terminate immediately and the only right of the holders of the rights will be to receive the redemption price.

    The rights may have anti-takeover effects. The rights will cause substantial dilution to a person or group of persons that acquires beneficial ownership of 15% or more of the outstanding RJR common shares without the rights having been redeemed. However, the rights should not interfere with any merger or other business combination approved by RJR's board of directors and RJR stockholders because the rights may be redeemed by the board of directors.

                              INDEPENDENT AUDITORS

    RJR's board of directors has appointed Deloitte & Touche LLP as its independent auditors to audit its financial statements for fiscal year 1999.

                             ADDITIONAL INFORMATION

    RJR has filed a Registration Statement on Form 8-A with the SEC under the Securities Exchange Act of 1934 with respect to the class of RJR common stock, the shares of which are being received by NGH stockholders in the distribution. In addition, RJR has filed with the SEC its Annual Report on Form 10-K for the year ended December 31, 1998, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 1999. As a wholly owned subsidiary of NGH that only had debt securities registered under the Securities Exchange Act of 1934, RJR has met the conditions for filing its reports in a reduced disclosure format and has previously filed its reports in that format. After the distribution, RJR will no longer be eligible to file its quarterly and annual reports in that format. Going forward, and starting with this document, RJR's filings will include additional information relating to RJR's business, properties, selected financial data, directors and executive officers, management compensation and security ownership, as well as a more complete management's discussion and analysis of financial condition and results of operations relating to the tobacco business.

    This document does not contain all of the information set forth in the Registration Statement, RJR's other filings with the SEC and the related exhibits to which this document refers. Statements in this document as to the contents of any contract, agreement or other document are summaries only and are not necessarily complete. For complete information as to these matters, RJR refers you to the applicable exhibit to the Registration Statement. You may inspect and copy the Registration Statement, those other filings and the related exhibits filed by RJR with the SEC as set forth below.

    You may inspect and copy the Registration Statement, those other filings and the exhibits to those documents at the public reference facilities that the SEC maintains at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549, as well as at the Regional Offices of the Commission at Northwest Atrium Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, 13th floor, New York, New York 10048. You can obtain copies of that information by mail from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, DC 20549 at prescribed rates. You may also access that material electronically through the SEC's home page on the Internet at http://www.sec.gov.

             REPORT OF DELOITTE & TOUCHE LLP, INDEPENDENT AUDITORS

R.J. Reynolds Tobacco Holdings, Inc.:

    We have audited the accompanying consolidated balance sheets of R.J. Reynolds Tobacco Holdings, Inc. and subsidiaries ("RJR") as of December 31, 1998 and 1997, and the related consolidated statements of income, cash flows and stockholder's equity and comprehensive income for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of RJR's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, these consolidated financial statements present fairly, in all material respects, the consolidated financial position of RJR at December 31, 1998 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

/S/ DELOITTE & TOUCHE LLP
New York, New York
May 18, 1999

         REPORT OF MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL STATEMENTS

    Management has prepared the financial statements presented in this report in accordance with generally accepted accounting principles using, where appropriate, management's best estimates and judgment. Management maintains a system of internal controls to provide reasonable assurance that RJR's assets are safeguarded and transactions are executed as authorized and properly recorded. The system includes established policies and procedures, a program of internal audits, management reviews and careful selection and training of qualified personnel.

    The audit committee is comprised solely of outside directors. The audit committee meets periodically with management, the internal auditors, and the independent auditors, Deloitte & Touche LLP, to discuss and address internal accounting control, auditing and financial reporting matters. Both independent and internal auditors have unrestricted access to the audit committee.

/S/ STEVEN F. GOLDSTONE
----------------------------

Chairman and
Chief Executive Officer

/S/ DAVID B. RICKARD
----------------------------

Senior Vice President
and Chief Financial Officer

                       CONSOLIDATED STATEMENTS OF INCOME
                             (DOLLARS IN MILLIONS)

YEARS ENDED DECEMBER 31                                                                       1998        1997        1996
-----------------------------------------------------------------------------------------  ----------  ----------  ----------
NET SALES*...............................................................................  $    5,716  $    5,044  $    4,702
                                                                                           ----------  ----------  ----------
Costs and expenses:
  Cost of products sold*.................................................................       1,353       1,209       1,186
  Selling, advertising, administrative and general expenses..............................       2,780       2,361       2,095
  Tobacco settlement and related expenses (notes 4 and 10)...............................       1,442         359          --
  Amortization of trademarks and goodwill................................................         366         366         366
  Restructuring expense (note 3).........................................................          --          80          --
                                                                                           ----------  ----------  ----------
      OPERATING INCOME (LOSS)............................................................        (225)        669       1,055
Interest and debt expense................................................................        (426)       (433)       (462)
Other income (expense), net..............................................................         (28)        (32)        (30)
                                                                                           ----------  ----------  ----------
      INCOME (LOSS) BEFORE INCOME TAXES..................................................        (679)        204         563
Provision (benefit) for income taxes.....................................................        (160)        185         337
                                                                                           ----------  ----------  ----------
      INCOME (LOSS) FROM CONTINUING OPERATIONS...........................................        (519)         19         226
Income from operations of discontinued businesses, net of income taxes
  (note 15)..............................................................................           3         414         440
                                                                                           ----------  ----------  ----------
      NET INCOME (LOSS)..................................................................  $     (516) $      433  $      666
                                                                                           ----------  ----------  ----------
                                                                                           ----------  ----------  ----------

------------------------

* Excludes excise taxes as follows: 1998--$1.292 billion, 1997--$1.369 billion and 1996--$1.401 billion.

                SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN MILLIONS)

YEARS ENDED DECEMBER 31                                                                 1998       1997       1996
------------------------------------------------------------------------------------  ---------  ---------  ---------
CASH FLOWS FROM (USED IN) OPERATING ACTIVITIES:
  Net income (loss).................................................................  $    (516) $     433  $     666
  Less income from discontinued operations..........................................         (3)      (414)      (440)
                                                                                      ---------  ---------  ---------
  Income (loss) from continuing operations..........................................       (519)        19        226
                                                                                      ---------  ---------  ---------
  Adjustments to reconcile net income (loss) to net cash flows from operating activities:
    Depreciation and amortization...................................................        498        508        534
    Deferred income tax benefit.....................................................       (374)      (133)       (61)
    Tobacco settlement and related expenses, net of cash payments...................        803        226         --
    Restructuring and restructuring-related expenses, net of cash payments..........        (41)        52        (66)
    Other changes that provided (used) cash:
      Accounts and notes receivable.................................................         (5)        24         34
      Inventories...................................................................        106         97        245
      Accounts payable and accrued liabilities, including income taxes..............        (94)      (166)      (276)
      Other, net....................................................................         (7)         1         29
                                                                                      ---------  ---------  ---------
      Total adjustments.............................................................        886        609        439
                                                                                      ---------  ---------  ---------
    Net cash flows from continuing operating activities.............................        367        628        665
    Net cash flows with discontinued operations.....................................        202        351        526
                                                                                      ---------  ---------  ---------
    Net cash flows from operating activities........................................        569        979      1,191
                                                                                      ---------  ---------  ---------
CASH FLOWS FROM (USED IN) INVESTING ACTIVITIES:
  Capital expenditures..............................................................        (47)       (57)       (63)
  Divestitures of certain assets....................................................          4         11        122
                                                                                      ---------  ---------  ---------
  Net cash flows from (used in) investing activities................................        (43)       (46)        59
                                                                                      ---------  ---------  ---------
CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES:
  Proceeds from issuance of long-term debt..........................................         --        345         --
  Repayments of long-term debt......................................................        (68)       (28)      (118)
  Increase (decrease) in short-term borrowings......................................         62       (331)       (24)
  Dividends paid to NGH.............................................................       (607)      (834)    (1,108)
  Other, net........................................................................          2         --         --
                                                                                      ---------  ---------  ---------
    Net cash flows used in financing activities.....................................       (611)      (848)    (1,250)
                                                                                      ---------  ---------  ---------
    Net change in cash and cash equivalents.........................................        (85)        85         --
Cash and cash equivalents at beginning of period....................................         85         --         --
                                                                                      ---------  ---------  ---------
Cash and cash equivalents at end of period..........................................  $      --  $      85  $      --
                                                                                      ---------  ---------  ---------
                                                                                      ---------  ---------  ---------

Income taxes paid, net of refunds...................................................  $     250  $     301  $     407
Interest paid.......................................................................  $     414  $     411  $     436
Tobacco settlement payments.........................................................  $     786  $     133  $      --

                SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN MILLIONS)

DECEMBER 31                                                                                     1998       1997
--------------------------------------------------------------------------------------------  ---------  ---------

ASSETS
Current assets:
  Cash and cash equivalents.................................................................  $      --  $      85
  Accounts and notes receivable, net........................................................         58         52
  Inventories:
    Finished products.......................................................................         94        100
    Leaf tobacco............................................................................        334        414
    Raw materials...........................................................................         26         35
    Other...................................................................................         75         86
                                                                                              ---------  ---------
    Total inventories.......................................................................        529        635
                                                                                              ---------  ---------
  Prepaid expenses and excise taxes.........................................................        537        190
  Net assets of discontinued businesses (note 15)...........................................      5,961        973
                                                                                              ---------  ---------
      TOTAL CURRENT ASSETS..................................................................      7,085      1,935
                                                                                              ---------  ---------

Property, plant and equipment--at cost:
    Land and land improvements..............................................................         95        103
    Buildings and leasehold improvements....................................................        672        734
    Machinery and equipment.................................................................      1,562      1,737
    Construction-in-process.................................................................         13         25
                                                                                              ---------  ---------
    Total property, plant and equipment.....................................................      2,342      2,599
Less accumulated depreciation...............................................................      1,227      1,184
                                                                                              ---------  ---------
    Property, plant and equipment, net......................................................      1,115      1,415
                                                                                              ---------  ---------

Trademarks, net of accumulated amortization (1998--$1,047, 1997--$942)......................      3,176      3,281
Goodwill, net of accumulated amortization (1998--$2,579, 1997--$2,319)......................      7,829      8,086
Other assets and deferred charges...........................................................        196        238
Net assets of discontinued businesses (note 15).............................................         --      5,296
                                                                                              ---------  ---------
                                                                                              $  19,401  $  20,251
                                                                                              ---------  ---------
                                                                                              ---------  ---------

                             (DOLLARS IN MILLIONS)

DECEMBER 31                                                                                     1998       1997
--------------------------------------------------------------------------------------------  ---------  ---------

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Short-term borrowings.....................................................................  $      29  $      --
  Accounts payable..........................................................................         53         95
  Accrued liabilities.......................................................................      1,511      1,029
  Current maturities of long-term debt......................................................         62         --
  Income taxes accrued......................................................................        165        132
                                                                                              ---------  ---------
      TOTAL CURRENT LIABILITIES.............................................................      1,820      1,256
                                                                                              ---------  ---------

Long-term debt (less current maturities)....................................................      4,861      4,944
Other noncurrent liabilities................................................................        931        855
Deferred income taxes.......................................................................      1,903      2,117
Commitments and contingencies (note 10)

Stockholder's equity:
  Common stock (1998 and 1997--3,022 shares issued and outstanding).........................          3          3
  Paid-in capital...........................................................................     10,859     11,489
  Retained earnings (accumulated deficit)...................................................       (516)        --
  Accumulated other comprehensive income (loss):
    Cumulative translation adjustment.......................................................       (441)      (391)
    Minimum pension liability...............................................................        (19)       (22)
                                                                                              ---------  ---------
    Accumulated other comprehensive income (loss)...........................................       (460)      (413)
                                                                                              ---------  ---------
      TOTAL STOCKHOLDER'S EQUITY............................................................      9,886     11,079
                                                                                              ---------  ---------
                                                                                              $  19,401  $  20,251
                                                                                              ---------  ---------
                                                                                              ---------  ---------

                SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

    CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY AND COMPREHENSIVE INCOME
                             (DOLLARS IN MILLIONS)

                                                                                                     ACCUMULATED OTHER
                                                                  COMMON      PAID-IN    RETAINED      COMPREHENSIVE
                                                                  STOCK*      CAPITAL    EARNINGS         INCOME          TOTAL
                                                                -----------  ---------  -----------  -----------------  ---------
Balance at January 1, 1996....................................   $       3   $  11,963   $     371       $    (184)     $  12,153
  Net income..................................................                                 666                            666
  Foreign currency translation, net of tax expense of $17
    million...................................................                                                 (45)           (45)
  Minimum pension liability, net of tax benefit of $2
    million...................................................                                                  (4)            (4)
  Total comprehensive income..................................
  Dividends...................................................                     (71)     (1,037)                        (1,108)
  Other.......................................................                       7                                          7
                                                                -----------  ---------  -----------          -----      ---------
Balance at December 31, 1996..................................           3      11,899      --                (233)        11,669
  Net income..................................................                                 433                            433
  Foreign currency translation, net of tax expense of $12
    million...................................................                                                (170)          (170)
  Minimum pension liability, net of tax benefit of $5
    million...................................................                                                 (10)           (10)
  Total comprehensive income..................................
  Dividends...................................................                    (401)       (433)                          (834)
  Other.......................................................                      (9)                                        (9)
                                                                -----------  ---------  -----------          -----      ---------
Balance at December 31, 1997..................................           3      11,489          --            (413)        11,079
  Net loss....................................................                                (516)                          (516)
  Foreign currency translation, net of tax benefit of $6
    million...................................................                                                 (50)           (50)
  Minimum pension liability, net of tax expense of $1
    million...................................................                                                   3              3
  Total comprehensive income (loss)...........................
  Dividends...................................................                    (607)                                      (607)
  Other.......................................................                     (23)                                       (23)
                                                                -----------  ---------  -----------          -----      ---------
Balance at December 31, 1998..................................   $       3   $  10,859   $    (516)      $    (460)     $   9,886
                                                                -----------  ---------  -----------          -----      ---------
                                                                -----------  ---------  -----------          -----      ---------

                                                                  COMPREHENSIVE
                                                                     INCOME
                                                                -----------------
Balance at January 1, 1996....................................
  Net income..................................................      $     666
  Foreign currency translation, net of tax expense of $17
    million...................................................            (45)
  Minimum pension liability, net of tax benefit of $2
    million...................................................             (4)
                                                                        -----
  Total comprehensive income..................................      $     617
                                                                        -----
                                                                        -----
  Dividends...................................................
  Other.......................................................
Balance at December 31, 1996..................................
  Net income..................................................      $     433
  Foreign currency translation, net of tax expense of $12
    million...................................................           (170)
  Minimum pension liability, net of tax benefit of $5
    million...................................................            (10)
                                                                        -----
  Total comprehensive income..................................      $     253
                                                                        -----
                                                                        -----
  Dividends...................................................
  Other.......................................................
Balance at December 31, 1997..................................
  Net loss....................................................      $    (516)
  Foreign currency translation, net of tax benefit of $6
    million...................................................            (50)
  Minimum pension liability, net of tax expense of $1
    million...................................................              3
                                                                        -----
  Total comprehensive income (loss)...........................      $    (563)
                                                                        -----
                                                                        -----
  Dividends...................................................
  Other.......................................................
Balance at December 31, 1998..................................

------------------------
* The number of shares of common stock, par value $1,000, authorized at December 31, 1998 was 4,000. All outstanding common stock was owned by NGH at December 31, 1998 and 1997.

                SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF PRESENTATION

    The consolidated financial statements include the accounts of RJR and its wholly owned subsidiary, Reynolds Tobacco. RJR is currently a subsidiary of NGH.

    The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    The account balances and activities of R.J. Reynolds International and Nabisco are segregated and reported as discontinued operations in the accompanying consolidated financial statements. See note 15 for further discussion. Prior period financial statements have been reclassified to conform to the current year presentation.

    Unless otherwise noted, all dollar amounts presented are in millions.

    CASH EQUIVALENTS

    Cash equivalents include all short-term, highly liquid investments that are readily convertible to known amounts of cash and that have original maturities of three months or less.

    INVENTORIES

    Inventories are stated at the lower of cost or market. The cost of tobacco inventories is determined principally under the LIFO method. In accordance with recognized industry practice, stocks of tobacco, which must be cured for more than one year, are classified as current assets.

    DEPRECIATION AND AMORTIZATION AND VALUATION OF INTANGIBLES

    Property, plant and equipment are depreciated by the straight-line method over the estimated useful lives of the assets.

    Goodwill and trademarks are amortized using the straight-line method, principally over 40 years. Management periodically evaluates the recoverability of goodwill and trademarks. The carrying value of goodwill and trademarks would be reduced if it is probable that management's best estimate of future operating income before amortization of goodwill and trademarks from related operations, on an undiscounted basis, will be less than the carrying value over the remaining amortization period.

    OTHER INCOME (EXPENSE), NET

    Interest income, financing-related fees and other items of a financial nature are included in "Other income (expense), net".

    ADVERTISING AND RESEARCH AND DEVELOPMENT

    Advertising and research and development costs are expensed as incurred.

    INTEREST RATE ARRANGEMENTS

    For interest rate swaps, the differential to be paid or received is accrued and recognized in interest expense and may change as market interest rates change. If an arrangement is terminated prior to maturity, the gain or loss is recognized over the remaining original life of the arrangement if the item hedged remains outstanding, or immediately, if the item hedged does not remain outstanding. If the arrangement is not terminated prior to maturity, but the underlying hedged item is no longer outstanding, the interest rate arrangement is marked to market and any unrealized gain or loss is recognized immediately.

    FOREIGN CURRENCY ARRANGEMENTS

    Translation gains or losses resulting from foreign-denominated borrowings that are accounted for as hedges of certain foreign currency net investments result in charges or credits to the cumulative translation adjustments account in stockholder's equity.

    RECENTLY ADOPTED ACCOUNTING PRONOUNCEMENTS

    On January 1, 1998, RJR adopted Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income. SFAS No. 130 established standards for reporting and displaying comprehensive income and its components. Comprehensive income is defined as the change in stockholder's equity during a period from transactions from nonowner sources and primarily includes net income (loss), foreign currency translation adjustments and minimum pension liability adjustments. The components of comprehensive income are displayed in the consolidated statements of stockholder's equity. The adoption of SFAS No. 130 did not have a material effect on the financial position or results of operations of RJR.

    In the fourth quarter of 1998, RJR adopted Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 established standards for the way in which information about operating segments is reported. SFAS No. 131 also established standards for related disclosures about products and services, geographic areas and major customers. See note 13 for disclosures required by SFAS No. 131. The adoption of SFAS No. 131 did not have a material effect on the financial position or results of operations of RJR.

    RJR also adopted Statement of Financial Accounting Standards No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits during 1998. SFAS No. 132 standardized the disclosure requirements for pensions and other postretirement benefits, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis and eliminates certain requirements from other accounting standards no longer deemed useful. It does not change the measurement or recognition of these plans. See note 12 for disclosures required by SFAS No.
132. The adoption of SFAS No. 132 did not have a material effect on the financial position or results of operations of RJR.

    During 1998, RJR also adopted Statement of Position No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, which requires various costs incurred in connection with developing or obtaining internal-use software to be capitalized and other costs to be expensed. The adoption of SOP No. 98-1 had no material effect on the financial position or results of operations of RJR.

    RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    During 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 must be adopted by January 1, 2000, with early adoption permitted. SFAS No. 133 requires that all derivative financial instruments be recorded on the consolidated balance sheet at their fair value. Changes in the fair value of derivatives will be recorded each period in earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. RJR has not yet determined the timing of adoption or the impact that adoption or subsequent application of SFAS No. 133 will have on its financial position or results of operations.

    In April 1998, the American Institute of Certified Public Accountants' Accounting Standards Executive Committee issued SOP No. 98-5, Reporting on the Costs of Start-Up Activities. SOP No. 98-5 establishes standards on accounting for start-up and organization costs and, in general, requires such costs to be expensed as incurred. This standard must be adopted on January 1, 1999. RJR does not expect the adoption of SOP No. 98-5 to have a material effect on the financial position or results of operations of RJR.

NOTE 2--RELATED PARTY TRANSACTIONS

    Related party transactions consist of intercompany activity between RJR (including Reynolds Tobacco), NGH and Reynolds International. Reynolds Tobacco also manufactures products for sale by Reynolds International in certain markets.

NOTE 3--RESTRUCTURING

    Reynolds Tobacco recorded a pre-tax restructuring expense of $80 million, $52 million after-tax, in the fourth quarter of 1997 to reorganize its tobacco operations. Reynolds Tobacco implemented the 1997 restructuring program to enhance its competitive position and improve its long-term earnings growth prospects.

    The components of the $80 million charge were as follows:

Employee severance and related benefits....................................   $      30
Rationalization of manufacturing operations................................          30
Contract termination and other costs.......................................          20
                                                                                    ---
                                                                              $      80
                                                                                    ---
                                                                                    ---

    The employee severance and related benefits pertained to workforce reductions of 192 full-time positions and 217 seasonal positions at a manufacturing facility and staff related areas. The severed employees were primarily employed at the Brook Cove, North Carolina Stemmery which was closed. The rationalization of certain manufacturing operations primarily relates to the closing of the Brook Cove, North Carolina Stemmery which took place in February 1998, after the tobacco purchased from the 1997 burley crop had been processed. Beginning with the 1998 flue-cured crop, Reynolds Tobacco began contracting with an outside third party to do its leaf processing. The type of costs that were expensed with respect to the exit of this activity included the write-down of the building and equipment held for sale to fair value and the write-off of equipment to be abandoned.

    The contract termination and other costs related to management's commitment in 1997 to a plan of termination of a leaf supply contract at a price below Reynolds Tobacco's contract price. The loss represents the shortfall between the contract cost and the amount that was recovered upon the sale of the leaf inventory. Reynolds Tobacco, acting as a broker, exercised all of its remaining obligations under a leaf supply contract and immediately transferred title to a third party without taking possession of the tobacco.

    Of the $80 million total tobacco charge, cash outlays will aggregate approximately $40 million. Reynolds Tobacco expects to complete the program in late 1999.

    For the year ended December 31, 1998, $63 million of the 1997 tobacco restructuring accruals were utilized as follows: $15 million for employee severance and related benefits, $28 million for rationalization of manufacturing operations, and $20 million for contract terminations and other costs. Of the charges applied against the restructuring reserve in 1998, cash expenditures amounted to $35 million, which were provided from operations.

NOTE 4--OPERATIONS

    Reynolds Tobacco recorded pre-tax charges totaling $1.442 billion during 1998 for tobacco settlement and related expenses as follows:

Master Settlement Agreement.........................................  $     620
Minnesota settlement agreement......................................        312
"Most favored nation" adjustments for previously settled states.....        145
Rationalization of manufacturing operations.........................        214
Employee severance and related benefits.............................        151
                                                                      ---------
                                                                      $   1,442
                                                                      ---------
                                                                      ---------

    For a discussion regarding the provisions of the Master Settlement Agreement, the Minnesota settlement and the most favored nation adjustments see note 10. The rationalization of manufacturing operations primarily represents a charge to write-down the book value of Reynolds Tobacco's production facility and certain equipment in Winston-Salem, North Carolina to fair value. The employee severance and related benefits expense represents a charge for workforce reductions totaling approximately 1,300 employees. Reynolds Tobacco took these charges in response to the changing business conditions that could result from the Master Settlement Agreement signed in November 1998. Reynolds Tobacco anticipates that the November price increase, which was necessary to satisfy its ongoing annual payment obligations under the Master Settlement Agreement, is likely to affect volume and its results of operations adversely.

    Reynolds Tobacco anticipates that cash expenditures related to the termination of employees will be approximately $100 million and that it will pay these costs from operations into the year 2000. As of December 31, 1998, Reynolds Tobacco used $268 million of the accrual as follows: $54 million for severance and related benefits and $214 million for rationalization of manufacturing operations.

    Reynolds Tobacco recorded pre-tax charges totaling $359 million during 1997 related to settlement agreements reached with the Florida, Mississippi and Texas state attorneys general and in various class action cases. See note 10 for a further discussion of these matters.

NOTE 5--INVENTORIES

    Inventories valued under the LIFO method were approximately $492 million at December 31, 1998 and $592 million at December 31, 1997. The current cost of LIFO inventories at December 31, 1998 and 1997 was greater than the amount at which these inventories were carried on the consolidated balance sheets by $169 million and $151 million, respectively.

    For the years ended December 31, 1998, 1997 and 1996, LIFO inventory liquidations led to increases in net income of approximately $18 million, $14 million and $35 million, respectively. The LIFO liquidations resulted from programs to reduce tobacco leaf durations consistent with forecasts of future operating requirements.

NOTE 6--SHORT-TERM BORROWINGS AND BORROWING ARRANGEMENTS

    Short-term borrowings at December 31, 1998 represent domestic commercial paper and bank borrowings with a weighted average year-end interest rate of 6.4%. There were no such borrowings outstanding at December 31, 1997.

    RJR maintained a three-year $2.146 billion revolving credit facility and a 364-day $212 million credit facility primarily to support commercial paper issuances. Borrowings under the revolving credit facility bore interest at rates that varied with the prime rate or LIBOR. Borrowings under the 364-day credit facility bore interest at rates that varied with LIBOR. Due to restrictions contained in the revolving credit facility, the agreement was terminated as of May 12, 1999 as a result of the sale of the international tobacco business described in note 15. Similarly, the 364-day facility was terminated on May 18, 1999 due to a restriction prohibiting the transfer of RJR's interest in Nabisco, also described in note 15.

    On May 7, 1999, RJR entered into a 30-month $1.235 billion revolving credit facility, which was effective May 18, 1999 and is available to support commercial paper issuances. Borrowings under the revolving credit facility bear interest at rates that vary with the prime rate or LIBOR. Reynolds Tobacco has guaranteed RJR's obligations under this revolving credit agreement.

    Based on the intention and ability of RJR to continue to refinance for more than one year the amount of its domestic commercial paper and revolving credit agreement borrowings through long-term revolving credit facilities, $33 million of those borrowings were reclassified as long-term debt at December 31, 1998.

    RJR's financing agreements that were in effect at December 31, 1998 contained covenants that generally restricted cumulative common and preferred dividends and distributions, limited the ability of RJR and its subsidiaries to incur indebtedness, engage in transactions with stockholders and affiliates, create liens, sell or dispose of certain assets and certain subsidiaries' stock, issue certain equity securities and engage in certain mergers or consolidations.

NOTE 7--ACCRUED LIABILITIES

                                                                       1998           1997
                                                                   -------------  -------------
    Payroll and employee benefits................................    $     243      $     248
    Marketing and advertising....................................          263            176
    Excise taxes.................................................           33             48
    Restructuring................................................           11             71
    Tobacco settlement and related accruals......................          610            177
    Accrued interest.............................................          120            125
    Other........................................................          231            184
                                                                        ------         ------
                                                                     $   1,511      $   1,029
                                                                        ------         ------
                                                                        ------         ------

NOTE 8--INCOME TAXES

    The provision (benefit) for income taxes consisted of the following:

YEARS ENDED DECEMBER 31                                                     1998            1997             1996
----------------------------------------------------------------------  -------------  ---------------  ---------------
Current:
  Federal.............................................................    $     191       $     283        $     326
  State and other.....................................................           23              35               72
                                                                              -----           -----            -----
                                                                                214             318              398
                                                                              -----           -----            -----
Deferred:
  Federal.............................................................         (374)           (133)             (61)
                                                                              -----           -----            -----
Provision (benefit) for income taxes..................................    $    (160)      $     185        $     337
                                                                              -----           -----            -----
                                                                              -----           -----            -----

    The components of the deferred income tax liability disclosed on the consolidated balance sheets included the following:

                                                                                         1998       1997
                                                                                       ---------  ---------
Deferred tax assets:
  Pension and other postretirement liabilities.......................................  $    (261) $    (242)
  Tobacco settlement related accruals and other accrued liabilities..................       (240)       (75)
                                                                                       ---------  ---------
        Total deferred tax assets....................................................       (501)      (317)
                                                                                       ---------  ---------

Deferred tax liabilities:
  Property and equipment.............................................................        425        451
  Trademarks.........................................................................      1,490      1,570
  Other..............................................................................        489        413
                                                                                       ---------  ---------
        Total deferred tax liabilities...............................................      2,404      2,434
                                                                                       ---------  ---------
        Net deferred income taxes....................................................  $   1,903  $   2,117
                                                                                       ---------  ---------
                                                                                       ---------  ---------

    The differences between the provision (benefit) for income taxes and income taxes computed at statutory U.S. federal income tax rates are explained as follows:

                                                                    1998            1997             1996
                                                                -------------  ---------------  ---------------
Income taxes computed at statutory U.S. federal income tax
  rates.......................................................    $    (238)      $      71        $     197
State and local income taxes, net of federal tax benefits.....            8              23               47
Goodwill amortization.........................................           91              91               91
Exempt foreign sales corporation earnings.....................          (10)             --               --
Other items, net..............................................          (11)             --                2
                                                                      -----           -----            -----
Provision (benefit) for income taxes..........................    $    (160)      $     185        $     337
                                                                      -----           -----            -----
                                                                      -----           -----            -----
Effective tax rate............................................         23.6%           90.7%            59.9%
                                                                      -----           -----            -----
                                                                      -----           -----            -----

NOTE 9--LONG-TERM DEBT

                                                                                                   1998       1997
                                                                                                 ---------  ---------
  Short-term borrowings, reclassified..........................................................  $      33  $      --
  6.80-9.25% notes, due 1999 through 2013......................................................      4,444      4,443
  5.375-10% foreign currency debt, due 2000 to 2001............................................        414        469
  Other indebtedness...........................................................................         32         32
  Current maturities of long-term debt.........................................................        (62)        --
                                                                                                 ---------  ---------
      Total long-term debt.....................................................................  $   4,861  $   4,944
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

------------------------

The payment of long-term debt through December 31, 2003 is as follows:

  YEAR       AMOUNT
---------  -----------
2000        $     519
2001              455
2002              908
2003              750

    In July 1997, RJR repaid commercial paper borrowings with proceeds from the issuance of $150 million 8 1/4% notes due 2004 and $200 million 8 1/2% notes due 2007.

    On April 13, 1999, RJR offered to purchase up to $4.4 billion of its outstanding debt securities and sought consents from the holders of those securities to waive covenants that might have prevented some of the transactions described in note 15. RJR received these consents as of April 26, 1999 and completed these tender offers on May 18, 1999. In these offers, RJR repurchased approximately $3.96 billion of its debt with a portion of the proceeds from the international tobacco sale described in note 15. The after-tax extraordinary loss on the debt repurchase was approximately $300 million.

    In connection with the reorganization discussed in note 15, on May 18, 1999, RJR completed a private placement offering to issue $550 million of 7 3/8% notes due 2003, $500 million of 7 3/4% notes due 2006 and $200 million of 7 7/8% notes due 2009. The net proceeds received will be used for general corporate purposes. Reynolds Tobacco has guaranteed RJR's obligation under the debt securities.

    The estimated fair value of the consolidated long-term debt of RJR as of December 31, 1998 and 1997 was approximately $5.0 billion and $5.2 billion, respectively, based on available market quotes, discounted cash flows and book values, as appropriate.

    RJR manages overall interest rate exposure by adjusting the mix of floating rate debt and fixed rate debt. As part of managing those interest rate exposures, RJR may enter into various interest rate arrangements from time to time.

NOTE 10--COMMITMENTS AND CONTINGENCIES

TOBACCO LITIGATION

    OVERVIEW. Various legal actions, proceedings and claims are pending or may be instituted against Reynolds Tobacco or its affiliates or indemnitees, including RJR and NGH, among which are those claiming that lung cancer and other diseases as well as addiction have resulted from the use of or exposure to Reynolds Tobacco's tobacco products. During 1998, 334 new actions were served against Reynolds Tobacco and/or its affiliates or indemnitees and 183 actions were dismissed or otherwise resolved in favor of Reynolds Tobacco and/or its affiliates or indemnitees without trial. In recent years, there have been noteworthy increases in the number of cases pending. On December 31, 1998, there were 664 active cases pending, as compared with 516 on December 31, 1997 and 234 on December 31,

1996. As of May 14, 1999, 653 active cases were pending against Reynolds Tobacco and/or its affiliates or indemnitees: 649 in the United States; one in each of Canada; the Marshall Islands, Nigeria and Puerto Rico.

    The U.S. cases are pending in 41 U.S. states and the District of Columbia, although four states-- West Virginia, Florida, New York and California--account for approximately 61% of these cases. The breakdown is as follows: 122 in West Virginia; 110 in New York; 107 in Florida; 55 in California; 34 in Massachusetts; 25 in Louisiana; 18 in Texas; 17 in Tennessee; 16 in Pennsylvania; 15 in the District of Columbia; 11 in New Jersey; ten in Alabama; nine in each of Illinois and Mississippi; seven in each of Iowa and Ohio; five in each of Indiana, Maryland, Minnesota Missouri and Nevada; four in each of Arkansas, Georgia, Oklahoma and Rhode Island; three in each of Arizona, New Mexico, Virginia, Washington and Wisconsin; two in each of Colorado, Hawaii, Kentucky, Michigan, North Carolina, North Dakota, South Carolina, South Dakota and Utah; and one in each of Kansas, New Hampshire, and Oregon. Of the 649 active U.S. cases, 170 are pending in federal court, 474 in state court and five in tribal courts. Individual plaintiffs brought most of these cases, but a significant number, discussed below, seek recovery on behalf of third parties or large classes of claimants.

    THEORIES OF RECOVERY. The plaintiffs in these actions seek recovery on a variety of legal theories, including, among others, strict liability in tort, design defect, negligence, special duty, voluntary undertaking, breach of warranty, failure to warn, fraud, misrepresentation, unfair trade practices, conspiracy, aiding and abetting, unjust enrichment, antitrust, Racketeer Influenced and Corrupt Organization Act (which this document refers to as RICO), indemnity, medical monitoring and common law public nuisance. In a number of cases, plaintiffs specifically plead punitive damages, often in amounts ranging into the hundreds of millions or even billions of dollars, in addition to compensatory and other damages. Nine of the 653 active cases in the United States involve alleged non-smokers claiming injuries purportedly resulting from exposure to environmental tobacco smoke. Fifty-nine cases purport to be class actions on behalf of thousands of individuals. Purported classes include individuals claiming to be addicted to cigarettes, individuals and their estates claiming illness and death from cigarette smoking, persons making claims based on alleged exposure to environmental tobacco smoke, African-American smokers claiming their civil rights have been violated by the sale of menthol cigarettes, purchasers of cigarettes claiming to have been defrauded and seeking to recover their costs, and Blue Cross/Blue Shield subscribers seeking reimbursement for premiums paid. Approximately 103 of the active cases seek, INTER ALIA, recovery of health-related costs paid for treatment of individuals suffering from diseases or conditions allegedly related to tobacco use. Nine, brought by entities administering asbestos liability, seek contribution for the costs of settlements and judgments.

    DEFENSES. The defenses raised by Reynolds Tobacco and/or its affiliates, where applicable, include preemption by the Federal Cigarette Labeling and Advertising Act of some or all of those claims arising after 1969; the lack of any defect in the product; assumption of the risk; contributory or comparative fault; lack of proximate cause; and statutes of limitations or repose; and, when applicable, additional statutory, equitable, constitutional and other defenses. RJR and NGH have asserted additional defenses, including jurisdictional defenses, in many of these cases in which they are named.

    INDUSTRY TRIAL RESULTS. Juries have found for plaintiffs in six smoking and health cases in which Reynolds Tobacco was not a defendant. In one of those cases, no damages were awarded and the judgment was affirmed on appeal. The jury awarded plaintiffs $400,000 in another of those cases, CIPOLLONE V. LIGGETT GROUP, INC., but the award was overturned on appeal and the case was subsequently dismissed. In the third of those cases, on August 9, 1996, a Florida jury awarded damages of $750,000 to an individual plaintiff. That case, CARTER V. BROWN & WILLIAMSON, was overturned on appeal on

June 22, 1998. In another Florida case brought by the same attorney, WIDDICK V. BROWN & WILLIAMSON, a state court jury awarded the plaintiff approximately $1 million in compensatory and punitive damages on June 10, 1998. On January 29, 1999, the Florida Court of Appeals reversed this verdict and ordered a new trial in a different location (Palm Beach County). On February 9-10, 1999, in HENLEY
V. PHILIP MORRIS, INC., a San Francisco state court jury awarded an individual smoker $1.5 million in compensatory damages and $50 million in punitive damages. Philip Morris moved to have this verdict set aside or reduced. On April 16, 1999, the trial judge reduced the punitive damages award to $25 million, but otherwise denied Philip Morris' motions. Philip Morris is appealing the verdict. On March 30, 1999, in WILLIAMS V. PHILIP MORRIS, an Oregon state court jury returned a verdict against Philip Morris in the amount of $1.5 million in compensatory damages and $79 million in punitive damages. Although the judge in this case has reduced the punitive damages to $32 million, Philip Morris will appeal this verdict as well. The most recent verdict in an individual case was announced on May 13, 1999. In that case, STEELE V. BROWN & WILLIAMSON, a jury in Missouri federal court found that Brown & Williamson was not liable for the death of the plaintiff.

    On May 5, 1997, in an individual case filed against Reynolds Tobacco, brought by the same attorney who represented plaintiffs in the CARTER and WIDDICK cases, a Florida state court jury found no Reynolds Tobacco liability in CONNOR V. R. J. REYNOLDS TOBACCO CO. On October 31, 1997, in still another case brought by the same attorney, KARBIWNYK V. R.J. REYNOLDS TOBACCO COMPANY, another Florida state court jury found no Reynolds Tobacco liability. On March 19, 1998, an Indiana state court jury found for Reynolds Tobacco, NGH and other defendants in an individual case, DUNN V. RJR NABISCO HOLDINGS CORP., in which plaintiffs sought damages for the alleged harm caused to a non-smoker by environmental tobacco smoke. On March 18, 1999, the jury in an Ohio federal district court found for the defendants, including Reynolds Tobacco, on all counts in a class-action union trust-fund case, IRONWORKERS LOCAL 17 V. PHILIP MORRIS. Finally, on May 12, 1999, in NEWCOMB V. R.J. REYNOLDS TOBACCO CO., one of three individual cases in Tennessee state court which had been consolidated for trial, a state court jury refused to award damages against Reynolds Tobacco or Brown & Williamson. The tobacco company defendants in the other two cases were also found to have no liability.

    CLASS-ACTION SUITS. In May 1996, in an early class action case, CASTANO V. AMERICAN TOBACCO COMPANY, the Fifth Circuit Court of Appeals overturned the certification of a purported nationwide class of persons whose claims related to alleged addiction to tobacco. Since this ruling by the Fifth Circuit, most purported class-action suits have sought certification of statewide, rather than nationwide, classes.

    Putative class-action suits based on claims similar to those asserted in CASTANO have been brought against Reynolds Tobacco, and in some cases RJR, in state and, in a few instances, federal courts in Alabama, Arkansas, California, the District of Columbia (D.C. court), Florida, Hawaii, Illinois, Indiana, Iowa, Louisiana, Maryland, Massachusetts, Michigan, Minnesota, Missouri, New Mexico, Nevada, New Jersey, New York, North Carolina, Ohio, Oklahoma, Pennsylvania, South Carolina, Tennessee, Texas, Utah, Virginia, and West Virginia. A putative class action filed in Tennessee seeks reimbursement of Blue Cross/Blue Shield premiums paid by subscribers throughout the United States. On October 19, 1998, a putative class action was filed in federal court in Philadelphia, Pennsylvania, on behalf of "all living Black Americans who have purchased or consumed menthol tobacco products since 1954 (including minors through their legal representatives)" seeking redress of alleged violations of the plaintiffs' civil rights. A purported class action suit against Reynolds Tobacco in Texas claims that the marketing of "lights" and "ultralight" cigarettes is deceptive. Plaintiffs have made similar claims in other lawsuits. Other types of class-action suits have also been filed in additional jurisdictions and there are also putative class action suits pending in Canada, Puerto Rico and Nigeria. Most of these suits assert claims on behalf of classes of individuals who claim to be addicted, injured, or at greater risk of injury by the use of tobacco or exposure to environmental tobacco smoke, or are the legal survivors of those persons.

    Despite the marked increase of purported class actions brought against tobacco companies, few purported class actions have been certified, or if certified, have survived on appeal. Most recently, on May 17, 1999, the U.S. Supreme Court denied plaintiffs' request for review of a circuit court decision upholding the denial of class certification in a Pennsylvania medical monitoring case, BARNES V. AMERICAN TOBACCO. On April 12, 1999, in CHAMBERLAIN V. AMERICAN TOBACCO COMPANY, a federal district court in Ohio refused to certify a class of "nicotine-dependent" Ohio residents. On April 13, 1999, in AVALLONE V. AMERICAN TOBACCO COMPANY, a state court judge in New Jersey refused to certify a purported class of casino workers exposed to environmental tobacco smoke. Class certification was granted in 1998, however, by a Maryland state court in RICHARDSON V. PHILIP MORRIS. The Maryland Court of Appeals is reviewing that decision. In addition, on November 5, 1998, a Louisiana state appeals court affirmed the certification of a medical monitoring and/or smoking cessation class of Louisiana residents who were smokers on or before May 24, 1996 (SCOTT
V. AMERICAN TOBACCO COMPANY). On February 26, 1999, the Louisiana Supreme Court denied the defendants' petition for writ of certiorari and/or review. Finally, defendants settled another class-action suit, BROIN V. PHILIP MORRIS, in October, 1997. The Florida Court of Appeals denied challenges to this settlement on March 24, 1999, but subsequent motions to reconsider are still pending.

    Trial is underway in a class-action suit pending in Florida, ENGLE V. R. J. REYNOLDS TOBACCO COMPANY, in which a class consisting of Florida residents or their survivors who claim to have diseases or medical conditions caused by their alleged "addiction" to cigarettes has been certified. The trial is divided into three phases. RJR expects the initial phase, which includes common issues related to liability and general causation, entitlement to punitive damages and possibly the basis or ratio for assessment of punitive damages, to last several more weeks, but even if potential liability is confirmed in this phase of the trial, no actual liability would be established until the end of the trial and appellate process of the second phase which could last for some years.

    HEALTH-CARE COST RECOVERY CASES. In June 1994, the Mississippi attorney general brought an action, MOORE V. AMERICAN TOBACCO COMPANY, against various industry members, including Reynolds Tobacco. This case was brought on behalf of the state to recover state funds paid for healthcare and medical and other assistance to state citizens suffering from diseases and conditions allegedly related to tobacco use. By making the State the plaintiff in the case and basing its claims on economic loss rather than personal injury, the State sought to avoid the defenses otherwise available against an individual plaintiff. Following the filing of the MOORE case, most other states, through their attorneys general and/or other state agencies, sued Reynolds Tobacco and other U.S. cigarette manufacturers based on similar theories. The cigarette manufacturer defendants, including Reynolds Tobacco, settled the first four of these cases scheduled to come to trial, those of Mississippi, Florida, Texas and Minnesota, by separate agreements between the state and those manufacturers.

    On November 23, 1998, the major U.S. cigarette manufacturers, including Reynolds Tobacco, entered into a Master Settlement Agreement with attorneys general representing the remaining 46 states, the District of Columbia, Puerto Rico, Guam, the Virgin Islands, American Samoa and the Northern Marianas. The Master Settlement Agreement settles all the health-care cost recovery actions brought by the settling states and contains releases of various additional present and future claims.

    When judicially approved, the Master Settlement Agreement will release Reynolds Tobacco and several of its indemnitees, RJR and NGH from: (1) all claims of the settling states and their respective political subdivisions and other recipients of state health-care funds relating to past conduct arising out of the use, sale, distribution, manufacture, development, advertising, marketing or health effects of, the exposure to, or research, statements or warnings about, tobacco products; and
(2) all monetary claims relating to future conduct arising out of the use of, or exposure to, tobacco products that have been manufactured in the ordinary course of business. For a more detailed description of the Master Settlement Agreement, see the portion of this document located on pages 53-55 under the heading "Business--Litigation and Regulation--Litigation".

    The Master Settlement Agreement is scheduled to become effective on the earlier of June 30, 2000 or the date on which final approval of the settlement has been obtained in courts of 80% of the settling states, both by number and percentage share of the settlement payments due. As of May 5, 1999, final approval was obtained in the requisite number of settling states (42), but those states' percentage shares comprise only 54.18%, rather than the necessary 80%, of the payments due.

    Payments for all tobacco litigation settlement agreements currently in effect, including the Master Settlement Agreement and four individual state settlements, will be approximately $1.6 billion in 1999. Reynolds Tobacco expects to fund these costs through price increases. Reynolds Tobacco estimates payments in future years to exceed $2.0 billion per year, but these payments will be subject to adjustments based upon, among other things, the volume of cigarettes sold by Reynolds Tobacco, Reynolds Tobacco's market share and inflation.

    On April 20, 1999, the Canadian Province of British Columbia brought a case, similar to the U.S. attorney-general cases, against Reynolds Tobacco and other Canadian and U.S. tobacco companies and their parent companies, including RJR, in British Columbia Provincial Court. This lawsuit relies heavily upon recently enacted legislation in British Columbia which is being separately challenged by Canadian tobacco companies. An agreement has been reached with the government in British Columbia that these separate constitutional challenges will be litigated prior to the health-care recovery action. These constitutional challenges are scheduled to be heard by the Canadian courts in the autumn of 1999.

    UNION CASES. Although the Master Settlement Agreement settled some of the most potentially burdensome healthcare cost recovery actions, other plaintiffs have brought many other such cases. Approximately 70 lawsuits have been brought by union trust funds against cigarette manufacturers and others in the past two years. The funds seek recovery of payments made by them for medical expenses of their participants' union members and their dependents allegedly injured by cigarettes. The claims in these cases are almost identical, and more than 30 of the cases purport to be class actions on behalf of all union trust funds in a particular state.

    The defendants in these actions argue, among other things, the settled law that one who pays an injured person's medical expenses is legally too remote to maintain an action against the person allegedly responsible for the injury. In addition, they argue that the traditional subrogation remedy cannot be supplanted by a direct right of action for the trust fund that strips defendants of the defenses they would ordinarily have against the allegedly injured individual.

    In the first of these cases to be considered by a federal court of appeals, on March 29, 1999, the Third Circuit Court of Appeals affirmed a district court ruling dismissing a case, STEAMFITTERS LOCAL UNION 420 V. PHILIP MORRIS, on remoteness grounds. Then, a week later, the Second Circuit handed down its decision in LABORERS LOCAL 17 V. PHILIP MORRIS, reversing a district court's decision and remanding the case for dismissal, again on remoteness grounds. On May 3, 1999, the U.S. Court of Appeals for the Ninth Circuit heard oral argument in OREGON LABORERS V. PHILIP MORRIS. Numerous trial court judges have also dismissed these cases on remoteness grounds, including most recently, on April 29, 1999, a Minnesota federal district court in LYONS V. PHILIP MORRIS. Nonetheless, in other federal circuits, there are still some union cases that have survived motions to dismiss and that may proceed to trial. On March 31, 1999, a federal district court denied defendants' motion to dismiss in UTAH LABORERS

V. PHILIP MORRIS. One such case, NORTHWEST LABORERS V. PHILIP MORRIS, is scheduled for trial in September 1999.

    The first union case to survive motions to dismiss and go to trial was IRON WORKERS LOCAL NO. 17 V. PHILIP MORRIS. This case, in which a class of approximately 111 union trust funds was certified by a federal district court in Ohio, went to trial on February 22, 1999 on the counts that survived motions to dismiss: state and federal RICO claims and civil conspiracy claims. The federal RICO claim was dismissed during the trial, and after the conclusion of plaintiffs' case, the court directed a verdict dismissing RJR and NGH from the case. On March 18, 1999, the jury in this case returned a unanimous verdict for the defendants, including Reynolds Tobacco, on all surviving counts. On May 11, 1999, the trial court denied plaintiffs' motion for a new trial.

    OTHER HEALTH-CARE COST-RECOVERY AND AGGREGATED CLAIMS PLAINTIFFS. Native American tribes have filed similar cases, five in tribal courts and one putative class action in San Diego Superior Court. Four groups of health-care insurers, as well as a private entity that purported to self insure its employee health-care programs, have also advanced claims similar to those found in the union health-care cost recovery actions. Two of these "insurer" cases, WILLIAMS & DRAKE V. AMERICAN TOBACCO, and REGENCE BLUESHIELD V. PHILIP MORRIS, were dismissed in their entirety on "remoteness" grounds by federal district courts in Pennsylvania and Washington respectively. In a third "Insurers" case, GROUP HEALTH PLAN, INC. V. PHILIP MORRIS, a federal district judge in Minnesota, on April 29, 1999, dismissed all claims, except a state antitrust claim and a conspiracy claim. Five foreign countries have also brought health-care cost-recovery suits against Reynolds Tobacco in U.S. courts. Other cost recovery suits have been brought by, among others, local governmental jurisdictions, taxpayers (on behalf of a governmental jurisdiction), a university and a hospital. Finally, nine actions have been filed against Reynolds Tobacco by asbestos companies and/or asbestos-related trust funds based on the theory that the plaintiffs "overpaid" claims brought against them to the extent that tobacco use, not asbestos exposure, was the cause of the alleged personal injuries for which they paid compensation.

    RECENT AND SCHEDULED TRIALS. As of May 17, 1999, there were 11 cases scheduled for trial in 1999 against Reynolds Tobacco alleging injuries relating to tobacco. In addition, two cases are currently in progress: the ENGLE case in Florida and an environmental tobacco smoke case in Mississippi, BUTLER V. AMERICAN TOBACCO COMPANY. Cases against other tobacco company defendants are also scheduled for trial in 1999 and thereafter. Although trial schedules are subject to change and many cases are dismissed before trial, it is likely that there will be an increased number of tobacco cases, some involving claims for possibly billions of dollars, against Reynolds Tobacco and RJR coming to trial over the next year.

    OTHER DEVELOPMENTS. In January of 1999, President Clinton announced that the U.S. Department of Justice is preparing a litigation plan for a lawsuit by the federal government to recover federal healthcare costs associated with cigarette smoking, and press reports have indicated that the Justice Department has engaged a private law firm to assist in such a lawsuit.

    On April 9, 1999, a class action complaint, A.D. BEDELL WHOLESALE CO. V PHILIP MORRIS INC., was filed on behalf of cigarette wholesalers and distributors against Reynolds Tobacco, Philip Morris and Brown & Williamson in the U.S. District Court for the District of Pennsylvania alleging violations of the federal antitrust laws based, in large part, on the Master Settlement Agreement.

    Reynolds Tobacco is aware of grand jury investigations being conducted in New York and Washington, D.C. that relate to the cigarette business. In addition, Reynolds Tobacco received a document subpoena, dated September 17, 1998, from a federal grand jury convened in the Eastern District of Pennsylvania by the Antitrust Division of the Department of Justice. Reynolds Tobacco understands that the grand jury is investigating possible violations of the antitrust laws related to tobacco leaf buying practices. Reynolds Tobacco is responding to the subpoena. Reynolds Tobacco is responding to document subpoenas dated February 5 and March 10, 1999 arising from a grand jury investigation being conducted in the Western District of New York into the actions of some cigarette retailers and distributors.

    On December 22, 1998, a now inactive tobacco subsidiary that was part of Reynolds International's business, Northern Brands International, Inc., entered into a plea agreement with the United States Attorney for the Northern District of New York. Northern Brands was charged with aiding and abetting certain customers who brought merchandise into the United States "by means of false and fraudulent practices...." Northern Brands agreed to pay a $10 million forfeiture and a $5.2 million fine and special assessment. In the plea agreement, the U.S. Attorney agreed not to bring additional criminal charges in the Northern District against Northern Brands or its corporate affiliates (including NGH, RJR, Reynolds Tobacco and Reynolds International) for actions (from 1985 through
1998) that are related to those that gave rise to the agreement. RJR-MacDonald, Reynolds International's operating company in Canada, is cooperating with an investigation now being conducted by the Royal Canadian Mounted Police relating to the same events that gave rise to the NBI investigation. Management cannot predict whether any other authorities in the United States or Canada will seek to take further actions with regard to these events.

ENVIRONMENTAL MATTERS

    The U.S. Government and various state and local governments have enacted or adopted laws and regulations concerning protection of the environment. The regulations promulgated by the Environmental Protection Agency and other governmental agencies under various statutes have resulted in, and will likely continue to result in, substantial expenditures for pollution control, waste treatment, plant modification and similar activities. Reynolds Tobacco has been named a potentially responsible party with third parties under the Comprehensive Environmental Response, Compensation and Liability Act, which this document refers to as CERCLA, with respect to several superfund sites. Liability under CERCLA is joint and several. Reynolds Tobacco has a continuing program to assure compliance with U.S., state and local environmental laws and regulations. The costs attributable to compliance with environmental laws and to resolving these CERCLA matters, is unlikely to have a material adverse effect on the business or financial condition of Reynolds Tobacco.

    In April 1995, NGH was named a potentially responsible party with other third parties under CERCLA with respect to a superfund site at which a former subsidiary of RJR had operations. RJR has also been named in an insurance coverage suit brought by another company named as a potentially responsible party at this site. In this lawsuit, DEL MONTE FRESH PRODUCE V. FIREMEN'S FUND INSURANCE, filed August 13, 1997 in the First Circuit Court of the State of Hawaii, the plaintiff seeks declaratory judgment that it is entitled to insurance coverage for the site or, in the alternative, that RJR is obligated to indemnify Del Monte under the terms of the agreement by which RJR sold that company in 1989. The Fireman's Fund Insurance Company has filed a motion for summary judgment that has not yet been heard.

                            ------------------------

    Litigation is subject to many uncertainties and it is possible that some of the tobacco-related legal actions, proceedings or claims could be decided against Reynolds Tobacco or its affiliates or indemnitees, including RJR and NGH. Determinations of liability or adverse rulings against other cigarette manufacturers that are defendants in similar actions, even if those rulings are not final, could adversely affect the litigation against Reynolds Tobacco or its affiliates or indemnitees and could encourage an increase in the number of those claims. There have been a number of political, legislative, regulatory, and other developments relating to the tobacco industry and cigarette smoking that have received wide media attention, including the Master Settlement Agreement referred to above. These developments may negatively affect the outcomes of tobacco-related legal actions and encourage the institution of additional similar litigation.

    Although it is impossible to predict the outcome of these events on pending litigation and the rate at which new lawsuits are filed against Reynolds Tobacco, RJR and NGH, a significant increase in litigation and/or in adverse outcomes for tobacco defendants could have an adverse effect on any one or all of these entities. Reynolds Tobacco and RJR each believes that it has a number of valid defenses to these actions and intends to defend these actions vigorously.

    RJR believes, that notwithstanding the quality of defenses available to it and Reynolds Tobacco in litigation matters, it is possible that the results of operations or cash flows of RJR in particular quarterly or annual periods or the financial condition of RJR could be materially affected by the ultimate outcome of pending litigation matters, including litigation costs. Management is unable to predict the outcome of the litigation or to derive a meaningful estimate of the amount or range of any possible loss in any particular quarterly or annual period or in the aggregate.

COMMITMENTS

    At December 31, 1998, commitments totalled approximately $400 million, principally for the purchase of leaf tobacco inventories and other contractual arrangements.

NOTE 11--STOCK PLANS

    NGH's 1989 stock plan provides for grants of options to purchase common stock of NGH to non-employee directors, directors and key employees. A maximum of 6,000,000 shares may be issued under this plan. The options granted under the plan generally vest over three years, are separately exercisable for primarily ten years from the date of grant and are exercisable at a price that is generally the fair market value of the stock at the grant date.

    NGH's 1990 long-term incentive plan, which this document refers to as the NGH LTIP, provides for grants of incentive stock options, other stock options, stock appreciation rights, restricted stock, purchase stock, dividend equivalent rights, performance units, performance shares and other stock-based grants to key employees. A maximum of 33,000,000 shares of common stock of NGH may be issued under the NGH LTIP. The options granted under the plan generally vest over three years, are exercisable for 10-15 years from date of grant, and are exercisable at a price that is generally the fair market value of the stock at the grant date. As of December 31, 1998, purchase stock, stock options other than incentive stock options, restricted stock and other stock-based grants have been granted under the LTIP.

    Certain RJR and Reynolds Tobacco employees and non-employee directors were granted stock options under NGH's stock plans. Options to purchase approximately
17.5 million shares of NGH's common stock were outstanding at December 31, 1998. At December 31, 1998, options held by current and former RJR and Reynolds Tobacco employees totaled approximately 12.4 million. The total number of options granted to RJR and Reynolds Tobacco employees under NGH's option plans was 0.6 million, 0.6 million and 2.7 million in 1998, 1997 and 1996, respectively.

    NGH and its subsidiaries recognize and measure compensation costs related to employee stock plans utilizing the intrinsic value based method. Had compensation expense been determined based upon the fair value of awards granted to RJR and Reynolds Tobacco employees under the plans, net income (loss) would have been effected by approximately $7 million, $8 million and $7 million in 1998, 1997 and 1996, respectively. These adjustments are not necessarily indicative of the effects on net income of future stock-based awards.

    The fair value of NGH's options granted to RJR and Reynolds Tobacco employees was determined using the Black-Scholes option pricing model with the following weighted-average assumptions used by NGH:

                                                                                                 1998         1997         1996
                                                                                                 -----        -----        -----
Dividend yield..............................................................................         5.8%         5.8%         5.3%
Expected volatility.........................................................................          31%          31%          29%
Risk-free interest rate.....................................................................         5.8%         6.4%         6.2%
Expected option life (years)................................................................           5            5            5

    The weighted average fair value of NGH's stock options granted to RJR and Reynolds Tobacco employees during 1998, 1997 and 1996 was $7.43, $6.79 and $7.02, respectively.

NOTE 12--RETIREMENT BENEFITS

    RJR and Reynolds Tobacco sponsor a number of non-contributory defined benefit pension plans covering most U.S. employees. RJR and Reynolds Tobacco also provide certain health and life insurance benefits for retired employees and their dependents. In 1998, RJR adopted SFAS No. 132. All of the information is presented accordingly.

                                                                                                    POSTRETIREMENT
                                                                             PENSION BENEFITS          BENEFITS
                                                                           --------------------  --------------------
AS OF DECEMBER 31                                                            1998       1997       1998       1997
-------------------------------------------------------------------------  ---------  ---------  ---------  ---------
CHANGE IN BENEFIT OBLIGATION
Obligation at beginning of year..........................................  $   2,295  $   2,061  $     586  $     527
Service cost.............................................................         42         37          8          7
Interest cost............................................................        158        149         40         37
Actuarial loss...........................................................        143        208         58         45
Plan amendments..........................................................          1         (1)        --         --
Benefits paid............................................................       (195)      (159)       (40)       (30)
                                                                           ---------  ---------  ---------  ---------
Obligation at end of year................................................  $   2,444  $   2,295  $     652  $     586
                                                                           ---------  ---------  ---------  ---------
                                                                           ---------  ---------  ---------  ---------
CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of year...........................  $   2,009  $   1,835  $      --  $      --
Actual return on plan assets.............................................        203        261         --         --
Employer contributions...................................................         53         63         40         30
Benefits paid............................................................       (195)      (150)       (40)       (30)
                                                                           ---------  ---------  ---------  ---------
Fair value of plan assets at end of year.................................  $   2,070  $   2,009  $      --  $      --
                                                                           ---------  ---------  ---------  ---------
                                                                           ---------  ---------  ---------  ---------
FUNDED STATUS
Funded status............................................................  $    (374) $    (286) $    (652) $    (586)
Unrecognized transition (asset) obligation...............................         --         (2)       (33)       (39)
Unrecognized prior service cost..........................................        (15)       (17)        --         --
Unrecognized loss........................................................        189         70        124         66
                                                                           ---------  ---------  ---------  ---------
Net amount recognized....................................................  $    (200) $    (235) $    (561) $    (559)
                                                                           ---------  ---------  ---------  ---------
                                                                           ---------  ---------  ---------  ---------
Amounts recognized in the consolidated balance sheets consist of:
  Prepaid benefit cost...................................................  $       7  $       6  $      --  $      --
  Accrued benefit liability..............................................       (218)      (258)      (561)      (559)
  Intangible asset.......................................................          2          6         --         --
  Accumulated other comprehensive income.................................          9         11         --         --
                                                                           ---------  ---------  ---------  ---------
Net amount recognized....................................................  $    (200) $    (235) $    (561) $    (559)
                                                                           ---------  ---------  ---------  ---------
                                                                           ---------  ---------  ---------  ---------

    The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were approximately $3.58 billion, $3.23 billion, and $3.05 billion, respectively, as of December 31, 1998 and approximately $3.40 billion, $3.11 billion, and $3.00 billion, respectively, as of December 31, 1997.

    The components of net periodic benefit cost are as follows:

                                                                      PENSION BENEFITS              POSTRETIREMENT BENEFITS
                                                               -------------------------------  -------------------------------
YEARS ENDED DECEMBER 31                                          1998       1997       1996       1998       1997       1996
-------------------------------------------------------------  ---------  ---------  ---------  ---------  ---------  ---------
Service cost.................................................  $      42  $      37  $      38  $       8  $       7  $       9
Interest cost................................................        158        149        145         40         37         35
Expected return on plan assets...............................       (178)      (162)      (151)        --         --         --
Amortization of transition asset.............................         --         --         --         (7)        (6)        (7)
Amortization of prior service cost...........................         (4)        (5)        (2)        --         --         --
Amortization of net loss.....................................          1          1          2          3         --         --
                                                               ---------  ---------  ---------  ---------  ---------  ---------
Net periodic benefit cost....................................  $      19  $      20  $      32  $      44  $      38  $      37
                                                               ---------  ---------  ---------  ---------  ---------  ---------
                                                               ---------  ---------  ---------  ---------  ---------  ---------

    The principal pension and postretirement benefit plans used the following weighted average actuarial assumptions as of December 31:

                                                                                    1998       1997
                                                                                  ---------  ---------
Discount rate...................................................................       6.75%      7.00%
Expected return on plan assets..................................................       9.50%      9.50%
Rate of compensation increase...................................................       5.00%      5.00%

    The assumed health care cost rate is 6.0% in 1998 and 5.5% in 1999, declining to 5% by the year 2000 and remaining at that level thereafter. Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plan. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

                                                                   1-PERCENTAGE-      1-PERCENTAGE-
                                                                  POINT INCREASE     POINT DECREASE
                                                                 -----------------  -----------------
Effect on postretirement benefit cost..........................      $       2          $      (1)
Effect on postretirement benefit obligation....................             26                (24)

NOTE 13--ADDITIONAL INFORMATION

    Reynolds Tobacco manufactures, markets and sells cigarettes in the United States and its territories, commonwealths, protectorates and possessions. Its largest brands include DORAL, WINSTON, CAMEL and SALEM. See note 10 for information regarding legislation and other matters affecting the domestic cigarette industry.

    The management of RJR has historically evaluated the performance of its business based upon ongoing Operating Company Contribution, which this document refers to as OCC. OCC is operating income before amortization of trademarks and goodwill, restructuring expenses and initial, upfront tobacco settlement expenses.

    See notes 3 and 4 regarding significant non-cash expenses recorded relating to restructurings and tobacco settlement and related charges affecting Reynolds Tobacco.

    Net sales from one customer of Reynolds Tobacco were approximately 16.7% of Reynolds Tobacco's consolidated net sales for the year ended December 31, 1998.

    SEGMENT PROFIT (LOSS) AND ASSET INFORMATION:

YEARS ENDED DECEMBER 31                                                              1998       1997       1996
---------------------------------------------------------------------------------  ---------  ---------  ---------
Ongoing OCC:
  Reynolds Tobacco...............................................................  $   1,664  $   1,551  $   1,493
  Corporate......................................................................       (81)       (77)       (72)
                                                                                   ---------  ---------  ---------
    Consolidated OCC.............................................................  $   1,583  $   1,474  $   1,421
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

Depreciation:
  Reynolds Tobacco...............................................................  $     130  $     140  $     166
  Corporate......................................................................          2          2          2
                                                                                   ---------  ---------  ---------
    Consolidated depreciation....................................................  $     132  $     142  $     168
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

Additions to long-lived assets:
  Reynolds Tobacco...............................................................  $      46  $      57  $      62
  Corporate......................................................................          1         --          1
                                                                                   ---------  ---------  ---------
    Consolidated additions to long-lived assets..................................  $      47  $      57  $      63
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

AS OF DECEMBER 31                                                                    1998       1997
---------------------------------------------------------------------------------  ---------  ---------
Segment assets:
  Reynolds Tobacco...............................................................  $   1,808  $   2,231
  Unallocated intangibles, net(1)................................................     11,001     11,364
  Net assets of discontinued businesses..........................................      5,961      6,269
  Corporate......................................................................        631        387
                                                                                   ---------  ---------
    Total segment assets.........................................................  $  19,401  $  20,251
                                                                                   ---------  ---------
                                                                                   ---------  ---------

------------------------

(1) Represents unallocated goodwill, trademarks and tradename resulting from the 1989 leveraged buyout of RJR.

    A reconciliation of consolidated OCC to consolidated income (loss) before income taxes is as follows:

YEARS ENDED DECEMBER 31                                                              1998       1997       1996
---------------------------------------------------------------------------------  ---------  ---------  ---------
Ongoing OCC......................................................................  $   1,583  $   1,474  $   1,421
Items excluded from OCC:
  Goodwill and trademark amortization............................................       (366)      (366)      (366)
  Interest and debt expense......................................................       (426)      (433)      (462)
  Other income (expense), net....................................................        (28)       (32)       (30)
  Tobacco settlement and related expenses........................................     (1,442)      (359)        --
  Restructuring expenses and related costs.......................................         --        (80)        --
                                                                                   ---------  ---------  ---------
    Income (loss) before income taxes............................................  $    (679) $     204  $     563
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

    OTHER INFORMATION:

  YEARS ENDED DECEMBER 31                                                                     1998       1997       1996
------------------------------------------------------------------------------------------  ---------  ---------  ---------
  Advertising expense.....................................................................  $     245  $     195  $     137
  Research and development expense........................................................         64         62         65
  Rent expense............................................................................         49         47         41

NOTE 14--QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

                                                                                 FIRST     SECOND      THIRD     FOURTH
                                                                               ---------  ---------  ---------  ---------
1998(1)
  Net sales..................................................................  $   1,213  $   1,435  $   1,531  $   1,537
  Operating income (loss)....................................................        (72)       164        325       (642)
  Income (loss) from continuing operations...................................       (141)       (14)       121       (485)
  Income (loss) from discontinued operations.................................        133       (100)        49        (79)
  Net income (loss)..........................................................         (8)      (114)       170       (564)


                                                                                 FIRST     SECOND      THIRD     FOURTH
                                                                               ---------  ---------  ---------  ---------
1997(2)
  Net sales..................................................................  $   1,114  $   1,254  $   1,332  $   1,344
  Operating income...........................................................        282        297         57         33
  Income (loss) from continuing operations...................................         69         79        (57)       (72)
  Income (loss) from discontinued operations.................................        156        181        187       (110)
  Net income (loss)..........................................................        225        260        130       (182)

--------------------------

(1) The first quarter of 1998 includes $312 million, $199 million after-tax, related to the agreements reached by Reynolds Tobacco with the state of Minnesota and Blue Cross and Blue Shield of Minnesota, as well as other settlement related costs.

   The second quarter of 1998 includes $145 million, $97 million after-tax, of additional tobacco settlement charges relating to certain prior state settlement agreements.

   The fourth quarter of 1998 includes $985 million, $632 million after-tax, of tobacco settlement and related charges as a result of the Master Settlement Agreement.

(2) The third quarter of 1997 includes $219 million, $133 million after-tax, related to the settlement agreements reached by Reynolds Tobacco with the Florida and Mississippi state attorneys general and in certain class action cases.

   The fourth quarter of 1997 includes $80 million, $52 million after-tax, of restructuring expense and $140 million, $85 million after-tax, related to the settlement agreement reached by Reynolds Tobacco with the Texas state attorney general.

NOTE 15--SUBSEQUENT EVENTS

    DISCONTINUED OPERATIONS

    On March 9, 1999, RJR and Reynolds Tobacco entered into a definitive agreement to sell the international tobacco business for approximately $8 billion, including the assumption of approximately $200 million of net debt, to Japan Tobacco Inc. The sale was completed on May 12, 1999. Under the terms of the agreement, Japan Tobacco acquired substantially all of the business including intellectual property rights of Reynolds International, including the international rights to the CAMEL, WINSTON and SALEM brand names. Proceeds from the sale have been used to reduce the debt of RJR and for general corporate purposes. RJR expects that this debt reduction will substantially strengthen the financial position of RJR and Reynolds Tobacco.

    Also on March 9, 1999, NGH announced that its board of directors had approved a plan to separate the domestic tobacco business conducted by Reynolds Tobacco, from the food business conducted by Nabisco's operating subsidiaries. Under the plan, the separation will be accomplished by the transfer of RJR's 80.5% interest in Nabisco, together with approximately $1.6 billion in after-tax proceeds from the international tobacco sale, to NGH through a merger transaction that is intended to be tax-free and which occurred on May 18, 1999, followed by a spin-off to NGH stockholders of shares in RJR that is intended to be tax-free.

    Upon completion of the spin-off, NGH will be renamed Nabisco Group Holdings Corp. and continue to exist as a holding company, owning 80.5% of Nabisco. The re-named Nabisco Group Holdings Corp. and Nabisco will each continue to trade as separate companies on The New York Stock Exchange and shares of RJR, as the owner of 100% of Reynolds Tobacco, will also trade separately under the changed name of R.J. Reynolds Tobacco Holdings, Inc. On May 12, 1999, NGH's board of directors approved the spin-off, which is expected to occur on or about June 14, 1999.

    The operating results of Reynolds International and Nabisco are segregated and reported as discontinued operations in the accompanying consolidated financial statements. Prior period financial statements have been reclassified to conform to the current year presentation.

    Summarized operating results of the discontinued operations are as follows:

                                                                 1998       1997       1996
                                                               ---------  ---------  ---------
Net sales....................................................  $  11,321  $  12,013  $  12,361
Provision for income taxes...................................        179        381        282
Net income...................................................          3        414        440

    Assets and liabilities of the discontinued businesses are as follows:

                                                                 1998       1997
                                                               ---------  ---------
Current assets...............................................  $   3,357  $   3,659
Property, plant and equipment, net...........................      4,183      4,524
Trademarks and goodwill, net.................................      7,710      8,277
Other assets and deferred charges............................        227        215
Current liabilities..........................................     (2,685)    (2,686)
Long-term debt (less current maturities).....................     (3,794)    (4,512)
Minority interest in Nabisco.................................       (752)      (812)
Deferred income taxes........................................     (1,195)    (1,343)
Other noncurrent liabilities.................................     (1,090)    (1,053)
                                                               ---------  ---------
  Net assets of discontinued businesses......................  $   5,961  $   6,269
                                                               ---------  ---------
                                                               ---------  ---------

                            ------------------------

    The unaudited pro forma information below reflects adjustments to the historical results of operations and financial condition of RJR. The unaudited pro forma balance sheet gives effect to the following transactions as if they occurred on December 31, 1998, as applicable:

    - the sale of Reynolds International and application of a portion of the net proceeds to reduce debt and for general corporate purposes;

    - the issuance of $1.25 billion of debt securities by RJR;

    - the transfer of RJR's interest in Nabisco to NGH, together with approximately $1.6 billion of the net cash proceeds from the international tobacco sale, through a merger transaction; and

    - the spin-off of RJR to NGH stockholders.

    The unaudited pro forma income statement gives effect to the above transactions and the adjustment to selling, advertising, administrative and general expenses to reflect the estimated level of RJR's administrative expenses after the completion of the RJR spin-off, as if the transactions occurred on January 1, 1998. No adjustment has been made for one-time or non-recurring items in the unaudited pro forma income statement.

    Management believes that the assumptions used provide a reasonable basis on which to present the pro forma consolidated financial data based on transactions and events that are currently probable to occur. RJR has provided the Unaudited Pro Forma Financial Statements for informational purposes only. You should not construe them to be indicative of the results of operations or financial position had the transactions and events described above been consummated on the dates assumed and do not project the results of operations or financial position for any future date or period.

                                                                                                 DECEMBER 31, 1998
                                                                                                 -----------------
                                                                                                    (UNAUDITED)
ASSETS
Cash and cash equivalents......................................................................      $   3,030
Accounts and other receivables, net............................................................            163
Inventories....................................................................................            529
Prepaid expenses and excise taxes..............................................................            411
                                                                                                       -------
    Total current assets.......................................................................          4,133
                                                                                                       -------
Property, plant and equipment, net.............................................................          1,115
Trademarks, net................................................................................          3,176
Goodwill, net..................................................................................          7,829
Other assets and deferred charges..............................................................            142
                                                                                                       -------
    Total assets...............................................................................      $  16,395
                                                                                                       -------
                                                                                                       -------
LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term borrowings..........................................................................      $      28
Accounts payable and accrued liabilities.......................................................          1,527
Current maturities of long-term debt...........................................................              6
Income taxes accrued...........................................................................          2,165
                                                                                                       -------
    Total current liabilities..................................................................          3,726
                                                                                                       -------
Long-term debt (less current maturities).......................................................          2,128
Other noncurrent liabilities...................................................................          1,349
Deferred income taxes..........................................................................          1,458
Total stockholders' equity.....................................................................          7,734
                                                                                                       -------
    Total liabilities and stockholders' equity.................................................      $  16,395
                                                                                                       -------
                                                                                                       -------

                                                                                                    YEAR ENDED
                                                                                                 DECEMBER 31, 1998
                                                                                                 -----------------
                                                                                                    (UNAUDITED)
Net sales......................................................................................      $   5,716
Costs and expenses.............................................................................          5,514
Amortization of trademarks and goodwill........................................................            366
Restructuring expense..........................................................................             --
                                                                                                       -------
    Operating income (loss)....................................................................           (164)
Interest expense and other income (expense), net...............................................           (176)
Income tax benefit.............................................................................            (41)
                                                                                                       -------
    Loss from continuing operations............................................................      $    (299)
                                                                                                       -------
                                                                                                       -------

    Costs and expenses for RJR include $1,442 billion of tobacco settlement and related costs. See notes 4 and 10 for further discussion.

                            ------------------------

                  CONSOLIDATED CONDENSED FINANCIAL STATEMENTS
                             FOR THREE MONTHS ENDED
                            MARCH 31, 1999 AND 1998

                  CONSOLIDATED CONDENSED STATEMENTS OF INCOME
                 (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

                                                                                    THREE MONTHS     THREE MONTHS
                                                                                        ENDED            ENDED
                                                                                   MARCH 31, 1999   MARCH 31, 1998
                                                                                   ---------------  ---------------
NET SALES*.......................................................................     $   1,693        $   1,213
                                                                                         ------           ------
Costs and expenses:
  Cost of products sold* (note 1)................................................           750              318
  Selling, advertising, administrative and general expenses......................           673              564
  Tobacco settlement and related expenses (notes 1 and 4)........................            --              312
  Amortization of trademarks and goodwill........................................            92               91
                                                                                         ------           ------
    OPERATING INCOME (LOSS)......................................................           178              (72)
Interest and debt expense........................................................          (105)            (107)
Other income (expense), net......................................................            (7)              (5)
                                                                                         ------           ------
    INCOME (LOSS) BEFORE INCOME TAXES............................................            66             (184)
Provision (benefit) for income taxes.............................................            36              (43)
                                                                                         ------           ------
    INCOME (LOSS) FROM CONTINUING OPERATIONS.....................................            30             (141)
Income from operations of discontinued businesses, net of income taxes...........            65              133
                                                                                         ------           ------
    NET INCOME (LOSS)............................................................     $      95        $      (8)
                                                                                         ------           ------
                                                                                         ------           ------

------------------------

* Excludes excise taxes of $260 million and $304 million for the three months ended March 31, 1999 and 1998, respectively.

            SEE NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

                CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN MILLIONS)

                                                                                    THREE MONTHS    THREE MONTHS
                                                                                       ENDED           ENDED
                                                                                   MARCH 31, 1999  MARCH 31, 1998
                                                                                   --------------  --------------
CASH FLOWS FROM (USED IN) OPERATING ACTIVITIES:
  Net income (loss)..............................................................    $       95      $       (8)
  Less income from discontinued operations.......................................           (65)           (133)
                                                                                        -------         -------
  Income (loss) from continuing operations.......................................            30            (141)
                                                                                        -------         -------
  Adjustments to reconcile net income (loss) to net cash flows from
    (used in) operating activities:
      Depreciation and amortization..............................................           121             126
      Deferred income tax benefit................................................           (46)            (48)
      Changes in working capital items, net......................................           462            (261)
      Initial, upfront tobacco settlement and related expenses, net of cash
        payments.................................................................          (316)            265
      Other, net.................................................................            (3)             --
                                                                                        -------         -------
        Total adjustments........................................................           218              82
                                                                                        -------         -------
    Net cash flows from (used in) continuing operating activities................           248             (59)
    Net cash flows with discontinued operations..................................          (171)           (111)
                                                                                        -------         -------
    Net cash flows from (used in) operating activities...........................            77            (170)
                                                                                        -------         -------
CASH FLOWS FROM (USED IN) INVESTING ACTIVITIES:
  Capital expenditures...........................................................           (10)            (10)
                                                                                        -------         -------
    Net cash flows used in investing activities..................................           (10)            (10)
                                                                                        -------         -------
CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES:
  Increase (decrease) in short-term borrowings...................................           (62)             95
                                                                                        -------         -------
    Net cash flows from (used in) financing activities...........................           (62)             95
                                                                                        -------         -------
    Net change in cash and cash equivalents......................................             5             (85)
Cash and cash equivalents at beginning of period.................................            --              85
                                                                                        -------         -------
Cash and cash equivalents at end of period.......................................    $        5      $       --
                                                                                        -------         -------
                                                                                        -------         -------
Income taxes paid, net of refunds................................................    $       --      $       84
Interest paid....................................................................    $      125      $      124
Tobacco settlement payments......................................................    $      316      $       47

            SEE NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

                     CONSOLIDATED CONDENSED BALANCE SHEETS
                             (DOLLARS IN MILLIONS)

                                                                                MARCH 31, 1999  DECEMBER 31, 1998
                                                                                --------------  -----------------
ASSETS
Current assets:
  Cash and cash equivalents...................................................    $        5        $      --
  Accounts and notes receivable, net..........................................            46               58
  Inventories.................................................................           527              529
  Prepaid expenses and excise taxes...........................................           751              537
  Net assets of discontinued businesses.......................................         5,930            5,961
                                                                                     -------          -------
      TOTAL CURRENT ASSETS....................................................         7,259            7,085
                                                                                     -------          -------
Property, plant and equipment, net............................................         1,101            1,115
Trademarks, net...............................................................         3,150            3,176
Goodwill, net.................................................................         7,759            7,829
Other assets and deferred charges.............................................           207              196
                                                                                     -------          -------
                                                                                  $   19,476        $  19,401
                                                                                     -------          -------
                                                                                     -------          -------
LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Short-term borrowings.......................................................    $       --        $      29
  Accounts payable and accrued liabilities....................................         1,646            1,564
  Current maturities of long-term debt........................................           123               62
  Income taxes accrued........................................................           267              165
                                                                                     -------          -------
      TOTAL CURRENT LIABILITIES...............................................         2,036            1,820
                                                                                     -------          -------
Long-term debt (less current maturities)......................................         4,743            4,861
Other noncurrent liabilities..................................................           925              931
Deferred income taxes.........................................................         1,898            1,903
Contingencies (note 4)
Stockholder's equity:
  Common stock (3,022 shares issued and outstanding)..........................             3                3
  Paid-in capital.............................................................        10,858           10,859
  Retained earnings (accumulated deficit).....................................          (421)            (516)
  Accumulated other comprehensive income (loss)...............................          (566)            (460)
                                                                                     -------          -------
        TOTAL STOCKHOLDER'S EQUITY............................................         9,874            9,886
                                                                                     -------          -------
                                                                                  $   19,476        $  19,401
                                                                                     -------          -------
                                                                                     -------          -------

            SEE NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

              NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

NOTE 1 -- INTERIM REPORTING

    BASIS OF PRESENTATION

    The consolidated financial statements include the accounts of RJR and its wholly-owned subsidiary, Reynolds Tobacco. RJR is currently a subsidiary of NGH.

    In management's opinion, the accompanying unaudited consolidated condensed financial statements contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim periods presented. You should read the consolidated condensed financial statements in conjunction with the restated consolidated financial statements and footnotes of RJR for the year ended December 31, 1998.

    For interim reporting purposes, specific costs and expenses are charged to operations in proportion to the estimated total annual amount expected to be incurred.

    The account balances and activities of R.J. Reynolds International and Nabisco are segregated and reported as discontinued operations in the accompanying consolidated condensed financial statements. See note 5 for further discussion.

    RECENTLY ADOPTED ACCOUNTING PRONOUNCEMENTS

    On January 1, 1999, RJR adopted SOP No. 98-5, Reporting on the Costs of Start-Up Activities. SOP No. 98-5 established standards on accounting for start-up and organization costs and, in general, requires such costs to be expensed as incurred. The adoption of SOP No. 98-5 did not have a material effect on RJR's financial position or results of operations.

    RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    During the second quarter of 1998, the Financial Accounting Standards Board issued SFAS No. 133, which must be adopted by January 1, 2000, with early adoption permitted. SFAS No. 133 requires that all derivative instruments be recorded on the consolidated balance sheet at their fair value. Changes in the fair value of derivatives will be recorded each period in earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. RJR has not yet determined the timing of adoption or the impact that adoption or subsequent application of SFAS No. 133 will have on its financial position or results of operations.

    COMPREHENSIVE INCOME

    Total comprehensive income for the three months ended March 31, 1999 and 1998 was $(11) million and $(8) million, respectively. Total comprehensive income includes net income (loss), foreign currency translation adjustments and minimum pension liability adjustments.

    RESTRUCTURING EXPENSE

    In the fourth quarter of 1997, Reynolds Tobacco recorded a pre-tax restructuring expense of $80 million, $52 million after-tax, to reorganize its operations. For the three months ended March 31, 1999, $3 million of the restructuring accruals were utilized for employee severance and related benefits. All of the charges applied against the reserve were cash expenditures.

    TOBACCO SETTLEMENT AND RELATED EXPENSES

    In the first quarter of 1998, Reynolds Tobacco recorded $312 million, $199 million after-tax, for initial, upfront tobacco settlement costs relating to the agreements between Reynolds Tobacco and the Minnesota state attorney general and Blue Cross and Blue Shield of Minnesota. Ongoing tobacco settlement costs recorded in the first quarter of 1999 are included in cost of products sold.

    In the fourth quarter of 1998, Reynolds Tobacco recorded a $151 million expense for a workforce reduction of approximately 1,300 employees in response to changing business conditions which will likely result from the multi-state settlement agreement signed in November 1998. For the three months ended March 31, 1999, Reynolds Tobacco incurred $5 million of payments, which were applied against the reserve.

NOTE 2 -- INVENTORIES

    The major classes of inventory are as follows:

                                                                    MARCH 31,    DECEMBER 31,
                                                                      1999           1998
                                                                  -------------  -------------
Finished products...............................................    $      95      $      94
Leaf tobacco....................................................          326            334
Raw materials...................................................           24             26
Other...........................................................           82             75
                                                                       ------         ------
                                                                    $     527      $     529
                                                                       ------         ------
                                                                       ------         ------

NOTE 3 -- ADDITIONAL INFORMATION

    Reynolds Tobacco's management evaluates the performance of its business based upon ongoing OCC. OCC is operating income before amortization of trademarks and goodwill, restructuring expenses and other items deemed unusual by management. These items include initial, upfront tobacco settlement and related costs in 1998.

    SEGMENT PROFIT (LOSS) INFORMATION:

THREE MONTHS ENDED MARCH 31                                                                     1999       1998
--------------------------------------------------------------------------------------------  ---------  ---------
Ongoing OCC:
  Reynolds Tobacco..........................................................................  $     290  $     351
  Corporate.................................................................................        (20)       (20)
                                                                                              ---------  ---------
    Consolidated OCC........................................................................  $     270  $     331
                                                                                              ---------  ---------
                                                                                              ---------  ---------

    A reconciliation of consolidated OCC to consolidated income before income taxes is as follows:

THREE MONTHS ENDED MARCH 31                                                                     1999       1998
--------------------------------------------------------------------------------------------  ---------  ---------
Ongoing OCC.................................................................................  $     270  $     331
Items excluded from OCC:
  Goodwill and trademark amortization.......................................................        (92)       (91)
  Interest and debt expense.................................................................       (105)      (107)
  Other income (expense), net...............................................................         (7)        (5)
  Tobacco settlement and related expenses...................................................         --       (312)
                                                                                              ---------  ---------
    Income (loss) before income taxes.......................................................  $      66  $    (184)
                                                                                              ---------  ---------
                                                                                              ---------  ---------

NOTE 4 -- CONTINGENCIES

TOBACCO LITIGATION

    OVERVIEW. Various legal actions, proceedings and claims are pending or may be instituted against Reynolds Tobacco or its affiliates or indemnitees, among which are those claiming that lung cancer and other diseases as well as addiction have resulted from the use of or exposure to Reynolds Tobacco's tobacco products. During the first quarter of 1999, 35 new actions were served against Reynolds Tobacco and/or its affiliates or indemnitees, as against 72 in the first quarter of 1998, and 49 actions were dismissed or otherwise resolved in favor of Reynolds Tobacco and/or its affiliates or indemnitees without trial. In recent years, there have been noteworthy increases in the number of cases pending. On March 31, 1999, there were 647 active cases pending, as compared with 550 on March 31, 1998 and 278 on March 31, 1997. As of May 14, 1999, 653
active cases were pending against Reynolds Tobacco and/ or its affiliates or indemnitees: 649 in the United States; one in each of Canada; the Marshall Islands, Nigeria and Puerto Rico.

    The U.S. cases are pending in 41 U.S. states and the District of Columbia, although four states -- West Virginia, Florida, New York and California -- account for approximately 61% of these cases. The breakdown is as follows: 122 in West Virginia; 110 in New York; 107 in Florida; 55 in California; 34 in Massachusetts; 25 in Louisiana; 18 in Texas; 17 in Tennessee; 16 in Pennsylvania; 15 in the District of Columbia; 11 in New Jersey; ten in Alabama; nine in each of Illinois and Mississippi; seven in each of Iowa and Ohio; five in each of Indiana, Maryland, Minnesota Missouri and Nevada; four in each of Arkansas, Georgia, Oklahoma and Rhode Island; three in each of Arizona, New Mexico, Virginia, Washington and Wisconsin; two in each of Colorado, Hawaii, Kentucky, Michigan, North Carolina, North Dakota, South Carolina, South Dakota and Utah; and one in each of Kansas, New Hampshire, and Oregon. Of the 649 active U.S. cases, 170 are pending in federal court, 474 in state court and five in tribal courts. Most of these cases were brought by individual plaintiffs, but a significant number, discussed below, seek recovery on behalf of third parties or large classes of claimants.

    THEORIES OF RECOVERY. The plaintiffs in these actions seek recovery on a variety of legal theories, including, among others, strict liability in tort, design defect, negligence, special duty, voluntary undertaking, breach of warranty, failure to warn, fraud, misrepresentation, unfair trade practices, conspiracy, aiding and abetting, unjust enrichment, antitrust, RICO, indemnity, medical monitoring and common law public nuisance. In a number of cases, plaintiffs specifically plead punitive damages, often in amounts ranging into the hundreds of millions or even billions of dollars, in addition to compensatory and other damages. Nine of the 653 active cases in the United States involve alleged non-smokers claiming injuries purportedly resulting from exposure to environmental tobacco smoke. Fifty-nine cases purport to be class actions on behalf of thousands of individuals. Purported classes include individuals claiming to be addicted to cigarettes, individuals and their estates claiming illness and death from cigarette smoking, persons making claims based on alleged exposure to environmental tobacco smoke, African-American smokers claiming their civil rights have been violated by the sale of menthol cigarettes, purchasers of cigarettes claiming to have been defrauded and seeking to recover their costs and Blue Cross/Blue Shield subscribers seeking reimbursement for premiums paid. Approximately 103 of the active cases seek, INTER ALIA, recovery of health-related costs paid for treatment of individuals suffering from diseases or conditions allegedly related to tobacco use. Nine, brought by entities administering asbestos liability, seek contribution for the costs of settlements and judgments.

    DEFENSES. The defenses raised by Reynolds Tobacco and/or its affiliates, where applicable, include preemption by the Federal Cigarette Labeling and Advertising Act of some or all such claims arising after 1969; the lack of any defect in the product; assumption of the risk; contributory or comparative fault; lack of proximate cause; and statutes of limitations or repose; and, when applicable, additional statutory, equitable, constitutional and other defenses. RJR and NGH have asserted additional defenses, including jurisdictional defenses, in many of these cases in which they are named.

    INDUSTRY TRIAL RESULTS. Juries have found for plaintiffs in six smoking and health cases in which Reynolds Tobacco was not a defendant. In one of these cases, no damages were awarded and the judgment was affirmed on appeal. The jury awarded plaintiffs $400,000 in another of these cases, CIPOLLONE V. LIGGETT GROUP, INC., but the award was overturned on appeal and the case was subsequently dismissed. In the third of these cases, on August 9, 1996, a Florida jury awarded damages of $750,000 to an individual plaintiff. That case, CARTER V. BROWN & WILLIAMSON, was overturned on appeal on June 22, 1998. In another Florida case brought by the same attorney, WIDDICK V. BROWN & WILLIAMSON, a state court jury awarded the plaintiff approximately $1 million in compensatory and punitive damages on June 10, 1998. On January 29, 1999, the Florida Court of Appeals reversed this verdict and ordered a new trial in a different location (Palm Beach County). On February 9-10, 1999, in HENLEY V. PHILIP MORRIS, INC., a San Francisco state court jury awarded an individual smoker $1.5 million in compensatory damages and $50 million in punitive damages. Philip Morris moved to have this verdict set aside or reduced. On April 16, 1999, the trial judge reduced the punitive damages award to $25 million, but otherwise denied Philip Morris' motions. Philip Morris is appealing the verdict. On March 30, 1999, in WILLIAMS V. PHILIP MORRIS, an Oregon state court jury returned a verdict against Philip Morris in the amount of $1.5 million in compensatory damages and $79 million in punitive damages. Although the judge in this case has reduced the punitive damages to $32 million, Philip Morris will appeal this verdict as well. The most recent verdict in an individual case was announced on May 13, 1999. In that case, STEELE V. BROWN & WILLIAMSON, a jury in Missouri federal court found that Brown & Williamson was not liable for the death of the plaintiff.

    On May 5, 1997, in an individual case filed against Reynolds Tobacco, brought by the same attorney who represented plaintiffs in the CARTER and WIDDICK cases, a Florida state court jury found no Reynolds Tobacco liability in CONNOR V. R. J. REYNOLDS TOBACCO CO. On October 31, 1997, in still another case, KARBIWNYK V. R.J. REYNOLDS TOBACCO COMPANY, brought by the same attorney, another Florida state court jury found no Reynolds Tobacco liability. On March 19, 1998, an Indiana state court jury found for Reynolds Tobacco, NGH and other defendants in an individual case, DUNN V. RJR NABISCO HOLDINGS CORP., in which plaintiffs sought damages for the alleged harm caused to a non-smoker by environmental tobacco smoke. On March 18, 1999, the jury in an Ohio federal district court found for the defendants, including Reynolds Tobacco, on all counts in a class-action union trust-fund case, IRONWORKERS LOCAL 17 V. PHILIP MORRIS. Finally, on May 12, 1999 in NEWCOMB V. R.J. REYNOLDS TOBACCO CO., one of three individual cases in Tennessee state court which have been consolidated for trial, a state-court jury refused to award damages against Reynolds Tobacco or Brown & Williamson. The tobacco company defendants in the other two cases were found to have no liability.

    CLASS-ACTION SUITS. In May 1996, in an early class action case, CASTANO V. AMERICAN TOBACCO COMPANY, the Fifth Circuit Court of Appeals overturned the certification of a purported nationwide class of persons whose claims related to alleged addiction to tobacco. Since this ruling by the Fifth Circuit, most purported class-action suits have sought certification of statewide, rather than nationwide, classes.

    Putative class-action suits based on claims similar to those asserted in CASTANO have been brought against Reynolds Tobacco, and in some cases RJR, in state and, in a few instances, federal courts in Alabama, Arkansas, California, the District of Columbia (D.C. court), Florida, Hawaii, Illinois, Indiana, Iowa, Louisiana, Maryland, Massachusetts, Michigan, Minnesota, Missouri, New Mexico, Nevada, New Jersey, New York, North Carolina, Ohio, Oklahoma, Pennsylvania, South Carolina, Tennessee, Texas, Utah, Virginia, and West Virginia. A putative class action filed in Tennessee seeks reimbursement of

Blue Cross/Blue Shield premiums paid by subscribers throughout the United States. On October 19, 1998, a putative class action was filed in federal court in Philadelphia, Pennsylvania, on behalf of "all living Black Americans who have purchased or consumed menthol tobacco products since 1954 (including minors through their legal representatives)" seeking redress of alleged violations of the plaintiffs' civil rights. A purported class action suit against Reynolds Tobacco in Texas claims that the marketing of "lights" and "ultralight" cigarettes is deceptive. Plaintiffs have made similar claims in other lawsuits. Other types of class-action suits have also been filed in additional jurisdictions and there are also putative class action suits pending in Canada, Puerto Rico and Nigeria. Most of these suits assert claims on behalf of classes of individuals who claim to be addicted, injured, or at greater risk of injury by the use of tobacco or exposure to environmental tobacco smoke, or are the legal survivors of those persons.

    Despite the marked increase of purported class actions brought against tobacco companies, few purported class actions have been certified, or if certified, have survived on appeal. Most recently, on May 17, 1999 the U.S. Supreme Court declined review of a circuit court decision upholding the denial of class certification in a Pennsylvania medical monitoring case, BARNES V. AMERICAN TOBACCO. On April 12, 1999, in CHAMBERLAIN V. AMERICAN TOBACCO COMPANY, a federal district court in Ohio refused to certify a class of "nicotine-dependent" Ohio residents. On April 13, 1999, in AVALLONE V. AMERICAN TOBACCO COMPANY, a state court judge in New Jersey refused to certify a purported class of casino workers exposed to environmental tobacco smoke.

    Class certification was granted in 1998 by a Maryland state court in RICHARDSON V. PHILIP MORRIS. The Maryland Court of Appeals is reviewing that decision. In addition, on November 5, 1998, a Louisiana state appeals court affirmed the certification of a medical monitoring and/or smoking cessation class of Louisiana residents who were smokers on or before May 24, 1996 (SCOTT
V. AMERICAN TOBACCO COMPANY). On February 26, 1999, the Louisiana Supreme Court denied the defendants' petition for writ of certiorari and/or review. Finally, defendants settled another class-action suit, BROIN V. PHILIP MORRIS, in October, 1997. The Florida Court of Appeals denied challenges to this settlement on March 24, 1999, but subsequent motions to reconsider are still pending.

    Trial is underway in a class-action suit pending in Florida, ENGLE V. R. J. REYNOLDS TOBACCO COMPANY, in which a class consisting of Florida residents or their survivors who claim to have diseases or medical conditions caused by their alleged "addiction" to cigarettes has been certified. The trial is divided into three phases. RJR expects the initial phase, which includes common issues related to liability and general causation, entitlement to punitive damages and possibly the basis or ratio for assessment of punitive damages, to last several more weeks, but even if potential liability is confirmed in this phase of the trial, no actual liability would be established until the subsequent phases, which could last for some years.

    HEALTH-CARE COST RECOVERY CASES. In June 1994, the Mississippi attorney general brought an action, MOORE V. AMERICAN TOBACCO COMPANY, against various industry members, including Reynolds Tobacco. This case was brought on behalf of the state to recover state funds paid for healthcare and medical and other assistance to state citizens suffering from diseases and conditions allegedly related to tobacco use. By making the State the plaintiff in the case and basing its claims on economic loss rather than personal injury, the State sought to avoid the defenses otherwise available against an individual plaintiff. Following the filing of the MOORE case, most other states, through their attorneys general and/ or other state agencies, sued Reynolds Tobacco and other U.S. cigarette manufacturers based on similar theories. The cigarette manufacturer defendants, including Reynolds Tobacco, settled the first four of these cases scheduled to come to trial, those of Mississippi, Florida, Texas and Minnesota, by separate agreements between the state and those manufacturers in each case.

    On November 23, 1998, the major U.S. cigarette manufacturers, including Reynolds Tobacco, entered into the Master Settlement Agreement with attorneys general representing the remaining 46 states, the District of Columbia, Puerto Rico, Guam, the Virgin Islands, American Samoa and the Northern Marianas. The Master Settlement Agreement settles all the health-care cost recovery actions brought by the settling states and contains releases of various additional present and future claims.

    When judicially approved, the Master Settlement Agreement will release Reynolds Tobacco and several of its indemnitees and RJR and NGH from: (1) all claims of the settling states, and their respective political subdivisions and other recipients of state health-care funds, relating to past conduct arising out of the use, sale, distribution, manufacture, development, advertising, marketing or health effects of, the exposure to, or research, statements or warnings about, tobacco products; and (2) all monetary claims relating to future conduct arising out of the use of, or exposure to, tobacco products that have been manufactured in the ordinary course of business.

    The Master Settlement Agreement is scheduled to become effective on the earlier of June 30, 2000 or the date on which final approval of the settlement has been obtained in courts of 80% of the settling states, both by number and percentage share of the settlement payments due. As of May 5, 1999, final approval was obtained in the requisite number of settling states (42), but those states' percentage shares comprise only 54.18%, rather than the necessary 80%, of the payments due.

    Payments for all tobacco litigation settlement agreements currently in effect, including the Master Settlement Agreement and four individual state settlements, will be approximately $1.6 billion in 1999 and will be funded through price increases. Reynolds Tobacco estimates payments in future years to exceed $2.0 billion per year, but these payments will be subject to adjustments based upon, among other things, the volume of cigarettes sold by Reynolds Tobacco, Reynolds Tobacco's market share and inflation.

    On April 20, 1999, the Canadian Province of British Columbia brought a case, similar to the U.S. attorney-general cases, against Reynolds Tobacco and other Canadian and U.S. tobacco companies and their parent companies, including RJR, in British Columbia Provincial Court. This lawsuit relies heavily upon recently enacted legislation in British Columbia which is being separately challenged by Canadian tobacco companies. An agreement has been reached with the government in British Columbia that these separate constitutional challenges will be litigated prior to the health-care recovery action. These constitutional challenges are scheduled to be heard by the Canadian courts in the autumn of 1999.

    UNION CASES. Although the Master Settlement Agreement settled some of the most potentially burdensome health-care cost recovery actions, many other such cases have been brought by other types of plaintiffs. Approximately 70 lawsuits have been brought by union trust funds against cigarette manufacturers and others in the past two years. The funds seek recovery of payments made by them for medical expenses of their participants' union members and their dependents allegedly injured by cigarettes. The claims in these cases are almost identical, and more than 30 of the cases purport to be class actions on behalf of all union trust funds in a particular state.

    The defendants in these actions argue, among other things, the settled law that one who pays an injured person's medical expenses is legally too remote to maintain an action against the person allegedly responsible for the injury. In addition, they argue that the traditional subrogation remedy cannot be supplanted by a direct right of action for the trust fund that strips defendants of the defenses they would ordinarily have against the allegedly injured individual.

    In the first of these cases to be considered by a federal court of appeals, on March 29, 1999, the Third Circuit Court of Appeals affirmed a district court ruling dismissing a case, STEAMFITTERS LOCAL UNION 420 V. PHILIP MORRIS, on remoteness grounds. Then, a week later, the Second Circuit handed down its decision in LABORERS LOCAL 17 V. PHILIP MORRIS, reversing a district court's decision and remanding the case for dismissal, again on remoteness grounds. On May 3, 1999, the U.S. Court of Appeals for the Ninth Circuit heard oral argument in OREGON LABORERS V. PHILIP MORRIS. Numerous trial court judges have also dismissed these cases on remoteness grounds, including most recently, on April 29, 1999, a federal district court in Minnesota in LYONS V. PHILIP MORRIS. Nonetheless, in other federal circuits, there are still some union cases that have survived motions to dismiss and that may proceed to trial. Most recently, on March 31, 1999, a federal district court denied defendants' motion to dismiss in UTAH LABORERS V. PHILIP MORRIS. One such case, NORTHWEST LABORERS
V. PHILIP MORRIS, is scheduled for trial in September 1999.

    The first union case to survive motions to dismiss and go to trial was IRON WORKERS LOCAL NO. 17 V. PHILIP MORRIS. This case, in which a class of approximately 111 union trust funds was certified by a federal district court in Ohio, went to trial on February 22, 1999 on the counts that survived motions to dismiss: state and federal RICO claims and civil conspiracy claims. The federal RICO claim was dismissed during the trial, and after the conclusion of plaintiffs' case, the court directed a verdict dismissing RJR and NGH from the case. On March 18, 1999, the jury in this case returned a unanimous verdict for the defendants, including Reynolds Tobacco, on all remaining counts. On May 11, 1999, the trial court judge denied plaintiffs' motion for a new trial.

    OTHER HEALTH-CARE COST RECOVERY AND AGGREGATED CLAIMS PLAINTIFFS. Native American tribes have filed similar cases, five in tribal courts and one putative class action in San Diego Superior Court. Four groups of health-care insurers, as well as a private entity that purported to self insure its employee health-care programs, have also advanced claims similar to those found in the union health-care cost recovery actions. Two of these "insurer" cases, WILLIAMS & DRAKE V. AMERICAN TOBACCO and REGENCE BLUESHIELD V. PHILIP MORRIS, were dismissed in their entirety on "remoteness" grounds by federal district courts in Pennsylvania and Washington, respectively. In a third "insurers" case, GROUP HEALTH PLAN, INC. V. PHILIP MORRIS, a federal district judge in Minnesota, on April 29, 1999, dismissed all claims, except a state antitrust claim and a conspiracy claim. Five foreign countries have also brought health-care cost recovery suits against Reynolds Tobacco in U.S. courts. Other cost recovery suits have been brought by, among others, local governmental jurisdictions, taxpayers (on behalf of a governmental jurisdiction), a university and a hospital. Finally, nine actions have been filed against Reynolds Tobacco by asbestos companies and/or asbestos-related trust funds based on the theory that the plaintiffs "overpaid" claims brought against them to the extent that tobacco use, not asbestos exposure, was the cause of the alleged personal injuries for which they paid compensation.

    RECENT AND SCHEDULED TRIALS. As of May 17, 1999, there were 11 cases scheduled for trial in 1999 against Reynolds Tobacco alleging injuries relating to tobacco. In addition, two cases are currently in progress: the ENGLE case in Florida and an environmental tobacco smoke case in Mississippi, BUTLER V. AMERICAN TOBACCO COMPANY. Cases against other tobacco company defendants are also scheduled for trial in 1999 and thereafter. Although trial schedules are subject to change and many cases are dismissed before trial, it is likely that there will be an increased number of tobacco cases, some involving claims for possibly billions of dollars, against Reynolds Tobacco and RJR coming to trial over the next year.

    OTHER DEVELOPMENTS. In January of 1999, President Clinton announced that the U.S. Department of Justice is preparing a litigation plan for a lawsuit by the federal government to recover federal healthcare costs associated with cigarette smoking, and press reports have indicated that the Justice Department has engaged a private law firm to assist in such a lawsuit.

    On April 9, 1999, a class action complaint, A.D. BEDELL WHOLESALE CO. V PHILIP MORRIS INC., was filed on behalf of cigarette wholesalers and distributors against Reynolds Tobacco, Philip Morris and Brown & Williamson in the U.S. District Court for the District of Pennsylvania alleging violations of the federal antitrust laws based, in large part, on the Master Settlement Agreement.

    Reynolds Tobacco is aware of grand jury investigations being conducted in New York and Washington, D.C. that relate to the cigarette business. In addition, Reynolds Tobacco received a document subpoena, dated September 17, 1998, from a federal grand jury convened in the Eastern District of Pennsylvania by the Antitrust Division of the Department of Justice. Reynolds Tobacco understands that the grand jury is investigating possible violations of the antitrust laws related to tobacco leaf buying practices. Reynolds Tobacco is responding to the subpoena. Reynolds Tobacco is also responding to document subpoenas dated February 5 and March 10, 1999 arising from a grand jury investigation being conducted in the Western District of New York into the actions of some cigarette retailers and a distributor.

    On December 22, 1998, a now inactive tobacco subsidiary that was part of Reynolds International's business, Northern Brands International, Inc., entered into a plea agreement with the United States Attorney for the Northern District of New York. Northern Brands was charged with aiding and abetting certain customers who brought merchandise into the United States "by means of false and fraudulent practices. . . ." Northern Brands agreed to pay a $10 million forfeiture and a $5.2 million fine and special assessment. In the plea agreement, the U.S. Attorney agreed not to bring additional criminal charges in the Northern District against Northern Brands or its corporate affiliates, including NGH, RJR, Reynolds Tobacco and Reynolds International, for actions from 1985 through 1998 that are related to those that gave rise to the agreement. RJR-MacDonald, Reynolds International's operating company in Canada, is cooperating with an investigation now being conducted by the Royal Canadian Mounted Police relating to the same events that gave rise to the Northern Brands investigation. Management cannot predict whether any other authorities in the United States or Canada will seek to take further actions with regard to these events.

    Litigation is subject to many uncertainties and it is possible that some of the tobacco-related legal actions, proceedings or claims could be decided against Reynolds Tobacco or its affiliates, including NGH and RJR, or indemnitees. Determinations of liability or adverse rulings against other cigarette manufacturers that are defendants in similar actions, even if those rulings are not final, could adversely affect the litigation against Reynolds Tobacco or its affiliates or indemnitees and could encourage an increase in the number of those claims. There have been a number of political, legislative, regulatory, and other developments relating to the tobacco industry and cigarette smoking that have received wide media attention, including the Master Settlement Agreement referred to above. These developments may negatively affect the outcomes of tobacco-related legal actions and encourage the institution of additional similar litigation.

    Although it is impossible to predict the outcome of these events on pending litigation and the rate at which new lawsuits are filed against Reynolds Tobacco and RJR, a significant increase in litigation and/or in adverse outcomes for tobacco defendants could have an adverse effect on any one or all of these entities. Reynolds Tobacco and RJR each believes that it has a number of valid defenses to any of those actions and intends to defend those actions vigorously.

    RJR believes that, notwithstanding the quality of defenses available to it and Reynolds Tobacco in litigation matters, it is possible that the results of operations or cash flows of RJR in particular quarterly or annual periods or RJR's financial condition could be materially affected by the ultimate outcome of pending litigation matters, including litigation costs. Management is unable to predict the outcome of the litigation or to derive a meaningful estimate of the amount or range of any possible loss in any particular quarterly or annual period or in the aggregate.

NOTE 5 -- THE REORGANIZATION

    On March 9, 1999, RJR and Reynolds Tobacco entered into a definitive agreement to sell the international tobacco business for approximately $8 billion, including the assumption of approximately $200 million of net debt, to Japan Tobacco. The sale was completed on May 12, 1999. Under the terms of the agreement, Japan Tobacco acquired substantially all of the business including intellectual property rights of Reynolds International, including the international rights to the CAMEL, WINSTON and SALEM brand names. Proceeds from the sale have been used to reduce debt and for general corporate purposes RJR expects that this debt reduction will substantially strengthen the financial position of RJR and Reynolds Tobacco.

    Also on March 9, 1999, NGH announced that its board of directors had approved a plan to separate the domestic tobacco business conducted by Reynolds Tobacco, from the food business conducted by operating subsidiaries of Nabisco Holdings Corp. Under the plan, the separation will be accomplished by the transfer of RJR's 80.5% interest in Nabisco, together with approximately $1.6 billion in after-tax proceeds from the international tobacco sale, to NGH through a merger transaction that is intended to be tax-free and which occurred on May 18, 1999, followed by a spin-off to NGH stockholders of shares in RJR that is intended to be tax-free.

    Upon completion of the spin-off, NGH will be renamed Nabisco Group Holdings Corp. and continue to exist as a holding company, owning 80.5% of Nabisco. The re-named Nabisco Group Holdings Corp. and Nabisco will each continue to trade as separate companies on the New York Stock Exchange and shares of RJR, as the owner of 100% of Reynolds Tobacco, will also trade separately under the changed name of R.J. Reynolds Tobacco Holdings, Inc. On May 12, 1999, NGH's board of directors approved the spin-off, which is expected to occur on or about June 14, 1999.

    On April 13, 1999, RJR offered to purchase substantially all of its outstanding debt securities and sought consents from the holders of those securities to waive covenants that might have prevented some of the transactions described above. These consents were received as of April 26, 1999. The tender offers were completed on May 18, 1999, which resulted in RJR repurchasing $3.96 billion of its debt with a portion of the proceeds from the sale of the international tobacco business.

    On May 7, 1999, RJR entered into a $1.235 billion floating rate revolving credit agreement with a syndicate of commercial banks and on May 18, 1999, RJR completed a private placement offering of $1.25 billion in debt securities. The net proceeds received will be used for general corporate purposes. Reynolds Tobacco has guaranteed RJR's obligations under the revolving credit agreement and the debt securities.

    Reynolds International and Nabisco's operating results are segregated and reported as discontinued operations in the accompanying consolidated condensed financial statements. Prior period financial statements have been reclassified to conform to the current year presentation.

    Summarized operating results of the discontinued operations are as follows:

                                                                              THREE MONTHS ENDED
                                                                                  MARCH 31,
                                                                             --------------------
                                                                               1999       1998
                                                                             ---------  ---------
Net sales..................................................................  $   2,528  $   2,734
Provision for income taxes.................................................         48         76
Net income.................................................................         65        133

    Assets and liabilities of the discontinued businesses are as follows:

                                                                       MARCH 31,   DECEMBER 31,
                                                                         1999          1998
                                                                      -----------  ------------
Current assets......................................................   $   3,407    $    3,357
Property, plant and equipment, net..................................       4,079         4,183
Trademarks and goodwill, net........................................       7,618         7,710
Other assets and deferred charges...................................         219           227
Current liabilities.................................................      (2,498)       (2,685)
Long-term debt (less current maturities)............................      (3,887)       (3,794)
Minority interest in Nabisco........................................        (727)         (752)
Deferred income taxes...............................................      (1,187)       (1,195)
Other noncurrent liabilities........................................      (1,094)       (1,090)
                                                                      -----------  ------------
  Net assets of discontinued businesses.............................   $   5,930    $    5,961
                                                                      -----------  ------------
                                                                      -----------  ------------

    The unaudited pro forma information below reflects adjustments to the historical results of operations and financial condition of RJR. The unaudited pro forma balance sheet gives effect to the following transactions as if they occurred on March 31, 1999, as applicable:

    - the sale of Reynolds International and application of a portion of the net proceeds to reduce debt and for general corporate purposes:

    - the issuance of $1.25 billion of debt securities by RJR;

    - the transfer of RJR's interest in Nabisco to NGH, together with approximately $1.6 billion of the net cash proceeds from the international tobacco sale, through a merger transaction; and

    - the spin-off of RJR to NGH stockholders.

    The unaudited pro forma income statement gives effect to the above transactions and the adjustment to selling, advertising, administrative and general expenses to reflect the estimated level of RJR's administrative expenses after the completion of the RJR spin-off, as if the transactions occurred on January 1, 1999. No adjustment has been made for one-time or non-recurring items in the unaudited pro forma income statement.

    Management believes that the assumptions used provide a reasonable basis on which to present the pro forma consolidated financial data based on transactions and events that are currently probable to occur. RJR has provided the unaudited pro forma financial statements for informational purposes only. You should not construe them to be indicative of the results of operations or financial position had the transactions and events described above been consummated on the dates assumed and these financial statements do not project the results of operations or financial position for any future date or period.

                                                                                                 MARCH 31, 1999
                                                                                               -------------------
ASSETS
Cash and cash equivalents....................................................................      $     3,036
Accounts and other receivables, net..........................................................              151
Inventories..................................................................................              527
Prepaid expenses and excise taxes............................................................              424
                                                                                                       -------
  Total current assets.......................................................................            4,138
                                                                                                       -------
Property, plant and equipment, net...........................................................            1,101
Trademarks, net..............................................................................            3,150
Goodwill, net................................................................................            7,759
Other assets and deferred charges............................................................              153
                                                                                                       -------
  Total assets...............................................................................      $    16,301
                                                                                                       -------
                                                                                                       -------

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued liabilities.....................................................      $     1,606
Current maturities of long-term debt.........................................................               12
Income taxes accrued.........................................................................            2,267
                                                                                                       -------
  Total current liabilities..................................................................            3,885
                                                                                                       -------
Long-term debt (less current maturities).....................................................            2,065
Other noncurrent liabilities.................................................................            1,343
Deferred income taxes........................................................................            1,453
Total stockholders' equity...................................................................            7,555
                                                                                                       -------
  Total liabilities and stockholders' equity.................................................      $    16,301
                                                                                                       -------
                                                                                                       -------

                                                                                               THREE MONTHS ENDED
                                                                                                 MARCH 31, 1999
                                                                                               -------------------
Net sales....................................................................................      $     1,693
Costs and expenses...........................................................................            1,408
Amortization of trademarks and goodwill......................................................               92
                                                                                                       -------
  Operating income...........................................................................              193
Interest expense and other income (expense), net.............................................              (43)
Income tax provision.........................................................................               66
Minority interest............................................................................               --
                                                                                                       -------
  Income from continuing operations..........................................................      $        84
                                                                                                       -------
                                                                                                       -------

                            ------------------------